Exhibit 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Exelon

Management’s Report on Internal Control Over Financial Reporting

     The management of Exelon Corporation (Exelon) is responsible for establishing and maintaining adequate internal control over financial reporting. Exelon’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Exelon’s management conducted an assessment of the effectiveness of Exelon’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, Exelon’s management concluded that, as of December 31, 2004, Exelon’s internal control over financial reporting was effective.

February 22, 2005

     Management’s assessment of the effectiveness of Exelon’s internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears on page 2 of Exelon’s Current Report on Form 8-K for the year ended December 31, 2004.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Exelon Corporation:

We have completed an integrated audit of Exelon Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the index appearing under Item 9.01 of this Current Report on Form 8-K present fairly, in all material respects, the financial position of Exelon Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(1)(ii) of Exelon Corporation’s 2004 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Exelon Corporation changed its method of accounting for goodwill as of January 1, 2002; its method of accounting for asset retirement obligations as of January 1, 2003; and its method of accounting for variable interest entities in 2003 and 2004.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9.01 of this Current Report on Form 8-K, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Chicago, Illinois
February 22, 2005, except as to the change in reportable segments and the effects of the reclassification for discontinued operations discussed in notes 22 and 26, respectively, as to which the date is May 11, 2005

Exelon Corporation and Subsidiary Companies
Consolidated Statements of Income

	For the Years Ended December 31,
(in millions, except per share data)	2004	2003	2002

Operating revenues	$14,133	$15,148	$14,060
Operating expenses
Purchased power	2,709	3,459	3,262
Purchased power from AmerGen Energy Company, LLC	—	382	273
Fuel	2,220	2,353	1,555
Impairment of Boston Generating, LLC long-lived assets	—	945	—
Operating and maintenance	3,700	3,915	3,655
Depreciation and amortization	1,295	1,115	1,330
Taxes other than income	710	570	705

Total operating expenses	10,634	12,739	10,780

Operating income	3,499	2,409	3,280

Other income and deductions
Interest expense	(471)	(861)	(953)
Interest expense to affiliates	(357)	(12)	(2)
Distributions on preferred securities of subsidiaries	(3)	(39)	(45)
Equity in earnings (losses) of unconsolidated affiliates	(154)	33	86
Other, net	63	(244)	327

Total other income and deductions	(922)	(1,123)	(587)

Income from continuing operations before income taxes and minority interest	2,577	1,286	2,693
Income taxes	713	389	1,000

Income from continuing operations before minority interest	1,864	897	1,693
Minority interest	6	(5)	(3)

Income from continuing operations	1,870	892	1,690
Discontinued operations
Loss from discontinued operations (net of taxes of $(40) and $(49) in 2004 and 2003, respectively)	(61)	(86)	(16)
Gain (loss) on disposal of discontinued operations (net of taxes of $19, $(9) and $(2) in 2004, 2003 and 2002, respectively)	32	(13)	(4)

Loss from discontinued operations	(29)	(99)	(20)

Income before cumulative effect of changes in accounting principles	1,841	793	1,670
Cumulative effect of changes in accounting principles (net of income taxes of $17, $69 and $(90) in 2004, 2003 and 2002, respectively)	23	112	(230)

Net income	$1,864	$905	$1,440

Average shares of common stock outstanding
Basic	661	651	645
Diluted	669	657	649

Earnings per average common share - basic:
Income from continuing operations	$2.83	$1.37	$2.62
Loss from discontinued operations	(0.04)	(0.15)	(0.03)

Income before cumulative effect of changes in accounting principles	2.79	1.22	2.59
Cumulative effect of changes in accounting principles	0.03	0.17	(0.36)

Net income	$2.82	$1.39	$2.23

Earnings per average common share — diluted:
Income from continuing operations	$2.79	$1.36	$2.60
Loss from discontinued operations	(0.04)	(0.15)	(0.03)

Income before cumulative effect of changes in accounting principles	2.75	1.21	2.57
Cumulative effect of changes in accounting principles	0.03	0.17	(0.35)

Net income	$2.78	$1.38	$2.22

Dividends per common share	$1.26	$0.96	$0.88

See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2004	2003	2002

Cash flows from operating activities
Net income	$1,864	$905	$1,440
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion, including nuclear fuel	1,933	1,681	1,701
Other decommissioning-related activities	169	37	—
Cumulative effect of changes in accounting principles (net of income taxes)	(23)	(112)	230
Impairment of investments	10	309	41
Impairment of goodwill and other long-lived assets	1	990	—
Deferred income taxes and amortization of investment tax credits	202	(36)	278
Provision for uncollectible accounts	87	94	129
Equity in (earnings) losses of unconsolidated affiliates	153	(33)	(80)
(Gains) losses on sales of investments and wholly owned subsidiaries	(162)	25	(199)
Net realized (gains) losses on nuclear decommissioning trust funds	(72)	16	32
Other non-cash operating activities	(24)	18	101
Changes in assets and liabilities
Accounts receivables	(123)	102	(357)
Inventories	(60)	(54)	(37)
Other current assets	79	(68)	45
Accounts payable, accrued expenses and other current liabilities	173	(74)	43
Income taxes	293	(271)	288
Net realized and unrealized mark-to-market and hedging transactions	49	(10)	18
Pension and non-pension postretirement benefits obligations	(270)	(144)	(165)
Other noncurrent assets and liabilities	119	9	134

Net cash flows provided by operating activities	4,398	3,384	3,642

Cash flows from investing activities
Capital expenditures	(1,921)	(1,954)	(2,150)
Proceeds from liquidated damages	—	92	—
Proceeds from nuclear decommissioning trust fund sales	2,320	2,341	1,612
Investment in nuclear decommissioning trust funds	(2,587)	(2,564)	(1,824)
Collection of other notes receivable	59	35	(35)
Proceeds from sales of investments and wholly owned subsidiaries	329	263	287
Proceeds from sales of long-lived assets	52	10
Acquisitions of businesses, net of cash acquired	—	(272)	(445)
Investments in synthetic fuel-producing facilities	(56)	—	—
Change in restricted cash	26	(92)	(24)
Net cash increase from consolidation of Sithe Energies, Inc.	19	—	—
Other investing activities	(6)	32	17

Net cash flows used in investing activities	(1,765)	(2,109)	(2,562)

Cash flows from financing activities
Issuance of long-term debt	232	3,015	1,223
Retirement of long-term debt	(1,629)	(2,922)	(2,134)
Issuance of long-term debt to financing affiliates	—	103	—
Retirement of long-term debt to financing affiliates	(728)	—	—
Change in short-term debt	164	(355)	321
Issuance of mandatorily redeemable preferred securities	—	200	—
Retirement of mandatorily redeemable preferred securities	—	(250)	(18)
Payment on acquisition note payable to Sithe Energies, Inc.	(27)	(446)	—
Retirement of preferred stock	—	(50)	—
Dividends paid on common stock	(831)	(620)	(563)
Proceeds from employee stock plans	240	181	75
Purchase of treasury stock	(82)	—	—
Contribution from minority interest of consolidated subsidiary	—	—	43
Other financing activities	34	(96)	(43)

Net cash flows used in financing activities	(2,627)	(1,240)	(1,096)

Increase (decrease) in cash and cash equivalents	6	35	(16)
Cash and cash equivalents at beginning of period	493	469	485

Cash and cash equivalents, including cash held for sale	499	504	469
Cash classified as held for sale on the consolidated balance sheet	—	11	—

Cash and cash equivalents at end of period	$499	$493	$469

See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Consolidated Balance Sheets

	December 31,
(in millions)	2004	2003

Assets

Current assets
Cash and cash equivalents	$499	$493
Restricted cash and investments	60	97
Accounts receivable, net
Customer	1,649	1,567
Other	409	676
Mark-to-market derivative assets	403	337
Inventories, at average cost
Fossil fuel	230	212
Materials and supplies	312	310
Notes receivable from affiliate	—	92
Deferred income taxes	68	122
Assets held for sale	—	242
Other	296	413

Total current assets	3,926	4,561

Property, plant and equipment, net	21,482	20,630

Deferred debits and other assets
Regulatory assets	4,790	5,226
Nuclear decommissioning trust funds	5,262	4,721
Investments	804	955
Goodwill	4,705	4,719
Mark-to-market derivative assets	383	133
Other	1,418	991

Total deferred debits and other assets	17,362	16,745

Total assets	$42,770	$41,936

See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Consolidated Balance Sheets

	December 31,
(in millions)	2004	2003

Liabilities and shareholders’ equity
Current liabilities
Commercial paper	$490	$326
Note payable to Sithe Energies, Inc.	—	90
Long-term debt due within one year	427	1,385
Long-term debt to ComEd Transitional Funding Trust and PECO Energy Transitional Trust due within one year	486	470
Accounts payable	1,255	1,238
Mark-to-market derivative liabilities	598	584
Accrued expenses	1,143	1,260
Liabilities held for sale	—	61
Other	483	306

Total current liabilities	4,882	5,720

Long-term debt	7,292	7,889
Long-term debt due to ComEd Transitional Funding Trust and PECO Energy Transitional Trust	4,311	5,055
Long-term debt to other financing trusts	545	545

Deferred credits and other liabilities
Deferred income taxes	4,488	4,320
Unamortized investment tax credits	275	288
Asset retirement obligations	3,981	2,997
Pension obligations	1,993	1,668
Non-pension postretirement benefits obligations	1,065	1,053
Spent nuclear fuel obligation	878	867
Regulatory liabilities	2,204	1,891
Mark-to-market derivative liabilities	323	141
Other	981	912

Total deferred credits and other liabilities	16,188	14,137

Total liabilities	33,218	33,346

Commitments and contingencies
Minority interest of consolidated subsidiaries	42	—
Preferred securities of subsidiaries	87	87

Shareholders’ equity
Common stock (No par value, 1,200 shares authorized, 666.7 and 656.4 shares outstanding at December 31, 2004 and 2003, respectively)	7,598	7,292
Treasury stock, at cost (2.5 shares held at December 31, 2004)	(82)	—
Retained earnings	3,353	2,320
Accumulated other comprehensive loss	(1,446)	(1,109)

Total shareholders’ equity	9,423	8,503

Total liabilities and shareholders’ equity	$42,770	$41,936

See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Consolidated Statements of Changes in Shareholders’ Equity

						Accumulated
						Other	Total
(Dollars in millions,	Issued	Common	Treasury	Deferred	Retained	Comprehensive	Shareholders’
shares in thousands)	Shares	Stock	Stock	Compensation	Earnings	Loss	Equity

Balance, December 31, 2001	642,014	$6,961	$—	$(2)	$1,169	$(26)	$8,102
Net income	—	—	—	—	1,440	—	1,440
Long-term incentive plan activity	4,098	87	—	—	—	—	87
Employee stock purchase plan issuances	514	11	—	—	—	—	11
Amortization of deferred compensation	—	—	—	1	—	—	1
Common stock dividends declared	—	—	—	—	(567)	—	(567)
Other comprehensive loss, net of income taxes of $(850)	—	—	—	—	—	(1,332)	(1,332)

Balance, December 31, 2002	646,626	7,059	—	(1)	2,042	(1,358)	7,742
Net income	—	—	—	—	905	—	905
Long-term incentive plan activity	9,322	222	—	—	—	—	222
Employee stock purchase plan issuances	418	11	—	—	—	—	11
Amortization of deferred compensation	—	—	—	1	—	—	1
Common stock dividends declared	—	—	—	—	(625)	—	(625)
Redemption premium on PECO preferred stock	—	—	—	—	(2)	—	(2)
Other comprehensive income, net of income taxes of $217	—	—	—	—	—	249	249

Balance, December 31, 2003	656,366	7,292	—	—	2,320	(1,109)	8,503
Net income	—	—	—	—	1,864	—	1,864
Long-term incentive plan activity	10,013	296	—	—	—	—	296
Employee stock purchase plan issuances	309	10	—	—	—	—	10
Common stock purchases	—	—	(82)	—	—	—	(82)
Common stock dividends declared	—	—	—	—	(831)	—	(831)
Adjustments to accumulated other comprehensive loss due to the consolidation of Sithe	—	—	—	—	—	(6)	(6)
Other comprehensive loss, net of income taxes of $(190)	—	—	—	—	—	(331)	(331)

Balance, December 31, 2004	666,688	$7,598	$(82)	$—	$3,353	$(1,446)	$9,423

See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,
(in millions)	2004	2003	2002

Net income	$1,864	$905	$1,440
Other comprehensive income (loss)
Minimum pension liability, net of income taxes of $(228), $16 and $(597), respectively	(392)	26	(1,007)
SFAS No. 143 transition adjustment, net of income taxes of $167	—	168	—
Change in net unrealized gain (loss) on cash-flow hedges, net of income taxes of $6, $5 and $(129), respectively	8	9	(193)
Foreign currency translation adjustment, net of income taxes of $1, $0 and $0, respectively	1	3	—
Unrealized gain (loss) on marketable securities, net of income taxes of $31, $29, and $(124), respectively	52	43	(132)

Total other comprehensive income (loss)	(331)	249	(1,332)

Total comprehensive income	$1,533	$1,154	$108

See Notes to Consolidated Financial Statements

Exelon Corporation and Subsidiary Companies
Notes to Consolidated Financial Statements
(Dollars in millions, except per share data unless otherwise noted)

1. Significant Accounting Policies

Description of Business

     Exelon Corporation (Exelon) is a utility services holding company engaged, through its subsidiaries, in the energy delivery and generation businesses discussed below (see Note 22 - Segment Information). The energy delivery businesses (Energy Delivery) include the purchase and retail sale of electricity and distribution and transmission services by Commonwealth Edison Company (ComEd) in northern Illinois and by PECO Energy Company (PECO) in southeastern Pennsylvania and the purchase and retail sale of natural gas and related distribution services by PECO in the Pennsylvania counties surrounding the City of Philadelphia. The generation business consists principally of the electric generating facilities and wholesale energy marketing operations of Exelon Generation Company, LLC (Generation), the competitive retail sales business of Exelon Energy Company (Exelon Energy), Generation’s investment in Sithe Energies, Inc. (Sithe) and certain other generation projects. Historically, Exelon’s other businesses, consisting of the infrastructure and electrical contracting services of Exelon Enterprises Company, LLC (Enterprises), had been reported as a segment. Exelon sold or unwound substantially all components of that segment in 2004 and 2003. As a result, Enterprises is no longer reported as a segment and is included within the “other” category of Note 22 — Segment Information. Effective January 1, 2004, Exelon Energy Company, which had previously been reported as part of Enterprises, became part of Generation. See Note 2 — Acquisitions and Dispositions for information regarding the disposition of businesses within Enterprises and Note 25 — Subsequent Events for information regarding the sale of Sithe.

Basis of Presentation

     Exelon’s consolidated financial statements include the accounts of entities in which it has a controlling financial interest, other than certain financing trusts of ComEd and PECO described below, and its proportionate interests in jointly owned electric utility plants, after the elimination of intercompany transactions. A controlling financial interest is evidenced by either a voting interest greater than 50% or a risk and rewards model that identifies Exelon or one of its subsidiaries as the primary beneficiary of the variable interest entity. Investments and joint ventures in which Exelon does not have a controlling financial interest and certain financing trusts of ComEd and PECO are accounted for under the equity or cost methods of accounting.

     Exelon owns 100% of all significant consolidated subsidiaries, either directly or indirectly, except for ComEd, of which Exelon owns more than 99%, Southeast Chicago Energy Project, LLC (SCEP), of which Exelon owns 71%, and Sithe, of which Exelon owned 50% at December 31, 2004. Exelon has reflected the third-party interests in the above majority-owned investments as minority interests in its consolidated financial statements. As a result of the adoption of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150), on July 1, 2003, Exelon reclassified the minority interest associated with SCEP to a long-term liability. The total minority interest related to SCEP was $49 million and $51 million as of December 31, 2004 and 2003.

     In accordance with FASB Interpretation No. (FIN) 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46-R), Sithe was consolidated in Exelon’s financial statements as of March 31, 2004. Certain trusts and limited partnerships that are financing subsidiaries of ComEd and PECO have issued debt or mandatorily redeemable preferred securities. Due to the adoption of FIN 46-R, these subsidiaries are no longer consolidated within the financial statements of Exelon as of December 31, 2003, or as of July 1, 2003 for PECO Energy Capital Trust IV (PECO Trust IV). See “Variable Interest Entities” below for further discussion of the adoption of FIN 46-R and the resulting consolidation of Sithe and the deconsolidation of these financing subsidiaries.

     The share and per-share amounts included in Exelon’s Consolidated Financial Statements and Notes to Consolidated Financial Statements have been adjusted for all periods presented to reflect a 2-for-1 stock split of Exelon’s common stock with a distribution date of May 5, 2004. See Note 18 — Common Stock for additional information regarding the stock split.

Reclassifications

     Certain prior year amounts have been reclassified for comparative purposes. The reclassifications did not affect net income or shareholders’ equity.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in which significant estimates have been made include, but are not limited to, the accounting for nuclear decommissioning costs and asset retirement obligations, inventory reserves, allowance for doubtful accounts, goodwill and asset impairments, pension and other postretirement benefits, derivative instruments, fixed asset depreciation, environmental costs, taxes, severance and unbilled energy revenues.

Accounting for the Effects of Regulation

     Exelon accounts for its operations in accordance with accounting policies prescribed by the regulatory authorities having jurisdiction, principally the Illinois Commerce Commission (ICC) and the Pennsylvania Public Utility Commission (PUC) under state public utility laws, the Federal Energy Regulatory Commission (FERC) under various Federal laws, and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA), and Energy Delivery applies SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” (SFAS No. 71) when appropriate. SFAS No. 71 requires Energy Delivery to record in its financial statements the effects of rate regulation for utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable assumption that all costs will be recoverable from customers through rates. Exelon believes that it is probable that currently recorded regulatory assets and liabilities will be recovered in future rates. If a separable portion of Energy Delivery’s business were no longer to meet the provisions of SFAS No. 71, Exelon would be required to eliminate from its financial statements the effects of regulation for that portion.

Variable Interest Entities

     FIN 46-R addressed the requirements for consolidating certain variable interest entities. FIN 46 was effective for Exelon’s variable interest entities created after January 31, 2003. FIN 46-R was effective December 31, 2003 for Exelon’s other variable interest entities that were considered to be special-purpose entities and as of March 31, 2004 for all other variable interest entities.

     Exelon consolidated Sithe, 50% owned through a wholly owned subsidiary of Generation, as of March 31, 2004 pursuant to the provisions of FIN 46-R and recorded income of $32 million (net of income taxes) as a result of the reversal of guarantees of Sithe’s commitments previously recorded by Generation. This income was reported as a cumulative effect of a change in accounting principle in the first quarter of 2004. As of March 31, 2004, Generation was a 50% owner of Sithe, and Exelon had accounted for Sithe as an unconsolidated equity method investment prior to March 31, 2004. Sithe’s results subsequent to April 1, 2004 are presented as a discontinued operation within Exelon’s Consolidated Statements of Income. Sithe owns and operates power-generating facilities and was sold by Generation on January 31, 2005. See Note 3 — Sithe for additional information on the consolidation of Sithe and Note 25 — Subsequent Events for additional information on the sale of Sithe in 2005.

     PECO Trust IV, a financing subsidiary of PECO created in May 2003, was deconsolidated from the financial statements of Exelon pursuant to the provisions of FIN 46 as of July 1, 2003. Pursuant to the provisions of FIN 46-R, as of December 31, 2003, the financing trusts of ComEd, namely ComEd Financing II (formed in November 1996), ComEd Financing III (formed in September 2002), ComEd Funding LLC (formed in July 1998) and ComEd Transitional Funding Trust (formed in October 1998), and the other financing trusts of PECO, namely PECO Energy Capital Trust III (PECO Trust III) (formed in April 1998) and PECO Energy Transition Trust (PETT) (formed in June 1998), were deconsolidated from Exelon’s financial statements. Amounts owed to these financing trusts at December 31, 2004 and 2003 of $5,342 million and $6,070 million, respectively, were recorded as debt to financing trusts within the Consolidated Balance Sheets.

     This change in presentation related to the financing trusts had no effect on Exelon’s net income. In accordance with FIN 46-R, prior periods were not restated. The maximum exposure to loss as a result of ComEd and PECO’s involvement with the financing trusts is $62 million and $87 million, respectively, at December 31, 2004.

Revenues

     Operating Revenues. Operating revenues are recorded as service is rendered or energy is delivered to customers. At the end of each month, Exelon accrues an estimate for the unbilled amount of energy delivered or services provided to customers (see Note 6 — Accounts Receivable).

     Option Contracts, Swaps, and Commodity Derivatives. Premiums received and paid on option contracts and swap arrangements considered “normal” derivatives pursuant to SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133) are amortized to revenue and expensed over the lives of the contracts. Certain option contracts and swap arrangements are considered derivative instruments and are recorded at fair value with subsequent changes in fair value recognized as revenues and expenses, unless hedge accounting is applied. Commodity derivatives used for trading purposes are accounted for using the mark-to-market method with unrealized gains and losses recognized in operating revenues.

     Trading Activities. Exelon accounts for its trading activities under the provisions of Emerging Issues Task Force (EITF) Issue No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), which requires revenues and energy costs related to energy trading contracts to be presented on a net basis in the income statement.

     Physically Settled Derivative Contracts. Exelon accounts for realized gains and losses on physically settled derivative contracts not “held for trading purposes” in accordance with EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and Not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities’” (EITF 03-11).

     EITF 03-11 was ratified by the FASB in August 2003. The EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. Exelon adopted EITF 03-11 as of January 1, 2004 and presented $966 million of purchased power and $14 million of fuel expense net within revenues during 2004. Prior periods were not reclassified. The adoption of EITF 03-11 had no effect on Exelon’s net income. Had EITF 03-11 been retroactively applied to 2003, operating revenues, purchased power and fuel expense would have been affected as follows:

2003	As Reported	EITF 03-11 Impact	Pro Forma

Operating revenues	$15,148	$(996)	$14,152
Purchased power	3,841	(943)	2,898
Fuel expense	2,353	(53)	2,300

     Exelon is unable to determine the impact on operating revenues, purchased power and fuel expense, had EITF 03-11 been applied retroactively to 2002 results of operations, due to system constraints.

Stock-Based Compensation

     Exelon accounts for its stock-based compensation plans under the intrinsic method prescribed by Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations and follows the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123), and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123.” Accordingly, compensation expense related to stock options recognized within the Consolidated Statements of Income was insignificant in 2004, 2003 and 2002. Expense recognized related to other stock-based compensation plans is further described in Note 18 — Common Stock. The tables below show the effect on Exelon’s net income and earnings per share for 2004, 2003 and 2002 had Exelon elected to account for all of its stock-based compensation plans using the fair-value method under SFAS No. 123:

	2004	2003	2002

Net income — as reported	$1,864	$905	$1,440
Add: Stock-based compensation expense included in reported net income, net of income taxes	39	19	12
Deduct: Total stock-based compensation expense determined under fair-value method for all awards, net of income taxes (a)	(60)	(39)	(45)

Pro forma net income	$1,843	$885	$1,407

Earnings per share:
Basic — as reported	$2.82	$1.39	$2.23
Basic — pro forma	$2.79	$1.36	$2.18
Diluted — as reported	$2.78	$1.38	$2.22
Diluted — pro forma	$2.75	$1.35	$2.17

(a)	The fair value of options granted was estimated using a Black-Scholes option pricing model.

Income Taxes

     Deferred Federal and state income taxes are provided on all significant temporary differences between the book basis and the tax basis of assets and liabilities and for tax benefits carried forward. Investment tax credits previously utilized for income tax purposes have been deferred on the Consolidated Balance Sheets and are recognized in book income over the life of the related property.

     Pursuant to the Internal Revenue Code, Exelon files a consolidated Federal income tax return that includes its subsidiaries in which it owns at least 80% of the outstanding stock. Income taxes are allocated to each of Exelon’s subsidiaries included in the filing of the consolidated Federal income tax return based on the separate return method. Exelon records its income tax valuation allowance by assessing which deferred tax assets are more likely than not to be realized in the future (see Note 13 — Income Taxes).

Losses on Reacquired Debt

     Recoverable losses on reacquired debt related to regulated operations are deferred and amortized to interest expense over the life of new debt issued to finance the debt redemption consistent with rate recovery for rate-making purposes. Losses on other reacquired debt are recognized in Exelon’s Consolidated Statements of Income as incurred (see Note 21 — Supplemental Financial Information).

Comprehensive Income

     Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. Other comprehensive income primarily relates to unrealized gains or losses on securities held in nuclear decommissioning trust funds and unrealized gains and losses on cash-flow hedge instruments. Comprehensive income is reflected in the Consolidated Statements of Changes in Shareholders’ Equity and the Consolidated Statements of Comprehensive Income.

Cash and Cash Equivalents

     Exelon considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash and Investments

     As of December 31, 2004, restricted cash and investments primarily represented restricted cash related to Sithe’s Independence Plant partnership distribution fund. As of December 31, 2003, restricted cash and investments primarily represented liquidated damages receipts at Generation and proceeds from a ComEd pollution control bond offering in December 2003 which were applied to pay pollution control bonds upon their maturity in January 2004.

     Restricted cash and investments not available for general operations or to satisfy current liabilities are classified as noncurrent assets. As of December 31, 2004, $93 million of restricted cash and investments were classified within deferred debits and other assets, which included $83 million of debt service reserves, major overhaul reserves of $7 million and lease service reserves of $3 million. As of December 31, 2003, there were no restricted cash and investments classified as noncurrent assets.

Allowance for Doubtful Accounts

     The allowance for doubtful accounts reflects Exelon’s best estimate of probable losses in the accounts receivable balances. The allowance is based on known troubled accounts, historical experience and other currently available evidence. Customer accounts are generally considered delinquent if the amount billed is not received by the time the next bill is issued, typically monthly. Customer accounts are written off based upon approved regulatory or legislative requirements.

Inventories

     Inventory is recorded at the lower of cost or market, and provisions are made for excess and obsolete inventory.

     Fossil Fuel. Fossil fuel inventory includes the weighted average costs of stored natural gas, coal and oil. The costs of natural gas, coal and oil are generally included in inventory when purchased and charged to fuel expense when used. Fossil fuel also includes propane at cost. PECO has several long-term storage contracts for natural gas as well as a liquefied natural gas storage facility.

     Materials and Supplies. Materials and supplies inventory generally includes the average costs of transmission, distribution and generating plant materials. Materials are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Emission Allowances

     Emission allowances are included in inventories and deferred debits or other assets and are carried at the lower of weighted average cost or market and charged to fuel expense as they are used in operations. Exelon’s emission allowance balances as of December 31, 2004 and 2003 were $106 million and $105 million, respectively.

Marketable Securities

     Marketable securities are classified as available-for-sale securities and are reported at fair value pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS No. 115). Unrealized gains and losses, net of tax, on nuclear decommissioning trust funds transferred to Generation from PECO and ComEd are considered in the determination of the regulatory assets and liabilities on Exelon’s Consolidated Balance Sheets. See Note 21 — Supplemental Financial Information for additional information regarding Exelon’s regulatory assets and liabilities. Unrealized gains and losses on nuclear decommissioning trust funds for the AmerGen units are reported in other comprehensive income.

Prior to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003, unrealized gains and losses on marketable securities held in nuclear decommissioning trust funds were reported in accumulated depreciation for operating units transferred to Generation from PECO and as other comprehensive income for operating and retired units transferred to Generation from ComEd. At December 31, 2004 and 2003, Exelon had no held-to-maturity securities.

Purchased Gas Adjustment Clause

     PECO’s natural gas rates are subject to a fuel adjustment clause designed to recover or refund the difference between the actual cost of purchased gas and the amount included in rates. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective quarterly adjustments to rates. At December 31, 2004 and 2003, deferred energy costs of $71 million and $81 million, respectively, were recorded in other current assets on Exelon’s Consolidated Balance Sheets.

Leases

     Exelon accounts for leases in accordance with SFAS No. 13 “Accounting for Leases” and determines whether its long-term power purchase and sales contracts are leases pursuant to EITF Issue No. 01-8, “Determining Whether an Arrangement is a Lease” (EITF 01-8) which applies to arrangements initiated or modified after October 1, 2003. At the inception of the lease, or subsequent modification, Exelon determines whether the lease is an operating or capital lease based upon its terms and characteristics. Several of Exelon’s long-term power purchase agreements which have been determined to be operating leases have significant contingent rental payments which are dependent on the future operating characteristics of the associated plants such as plant availability. Exelon recognizes contingent rental expense when it becomes probable of payment.

Property, Plant and Equipment

     Property, plant and equipment is recorded at cost. The cost of maintenance, repairs and minor replacements of property is charged to maintenance expense as incurred.

     For Energy Delivery, upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation and removal costs reduce the related regulated liability in accordance with the composite method of depreciation. For unregulated property, the cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition.

     For Generation, upon retirement, the cost of property, including net salvage cost, is charged to accumulated depreciation.

     See Note 7 — Property, Plant and Equipment and Note 21 — Supplemental Financial Information for additional information regarding property, plant and equipment.

Nuclear Fuel

     The cost of nuclear fuel is capitalized and charged to fuel expense using the unit-of-production method. The estimated cost of disposal of Spent Nuclear Fuel (SNF) is established per the Standard Waste Contract with the Department of Energy (DOE) and is expensed at one mill ($.001) per kilowatthour of net nuclear generation. On-site SNF storage costs are capitalized or expensed, as incurred, based upon the nature of the work performed.

Nuclear Outage Costs

     Costs associated with nuclear outages are recorded in the period incurred.

Capitalized Software Costs

     Costs incurred during the application development stage of software projects that are developed or obtained for internal use are capitalized. At December 31, 2004 and 2003, net unamortized capitalized software costs totaled $311 million and $356 million, respectively. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, generally not to exceed ten years. Certain capitalized software costs are being amortized over fifteen years pursuant to regulatory approval. During 2004, 2003 and 2002, Exelon amortized capitalized software costs of $80 million, $69 million and $64 million, respectively.

Depreciation and Amortization

     Depreciation is provided over the estimated service lives of property, plant and equipment on a straight-line basis using the composite method. Annual depreciation provisions for financial reporting purposes, expressed as a percentage of average service life for each asset category, are presented in the table below. See Note 7 — Property, Plant and Equipment for information regarding a change in Energy Delivery’s depreciation rates.

Asset Category	2004	2003	2002

Electric — transmission and distribution	2.82%	2.81%	3.11%
Electric — generation	3.34%	2.90%	3.58%
Gas	2.52%	2.38%	2.13%
Common — gas and electric	4.60%	7.53%	6.40%
Other property and equipment	6.77%	8.20%	7.88%

     Amortization of regulatory assets is provided over the recovery period specified in the related legislation or regulatory agreement. See Note 21 — Supplemental Financial Information for further information regarding Exelon’s regulatory assets.

Nuclear Generating Station Decommissioning

     Exelon accounts for the costs of decommissioning its nuclear generating stations in accordance with SFAS No. 143. See Note 14 — Nuclear Decommissioning and Spent Fuel Storage for information regarding the adoption and application of SFAS No. 143 and “Cumulative Effect of Changes in Accounting Principles” below for pro forma net income and earnings per common share for the year ended December 31, 2002, adjusted as if SFAS No. 143 had been applied during that period.

Capitalized Interest and Allowance for Funds Used During Construction

     Exelon uses SFAS No. 34, “Capitalizing Interest Costs” to calculate the costs during construction of debt funds used to finance its non-regulated construction projects. Exelon recorded capitalized interest of $11 million, $15 million and $20 million in 2004, 2003 and 2002, respectively.

     Allowance for funds used during construction (AFUDC) is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to construction work in progress and as a non-cash credit to AFUDC that is included in interest expense for debt-related funds and other income and deductions for equity-related funds. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities (see Note 21 — Supplemental Financial Information). Exelon recorded credits to AFUDC of $5 million, $16 million and $19 million in 2004, 2003 and 2002, respectively.

Guarantees

     Beginning February 1, 2003, pursuant to FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others (FIN 45),” Exelon recognizes, at the inception of a guarantee, a liability for the fair market value of the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to perform over the term of the guarantee in the event that the specified triggering events or conditions occur.

     The liability that is initially recognized at the inception of the guarantee is reduced as Exelon is released from risk under the guarantee. Depending on the nature of the guarantee, Exelon’s release from risk may be recognized only upon the expiration or settlement of the guarantee or by a systematic and rational amortization method over the term of the guarantee. The recognition and subsequent adjustment of the liability is highly dependent upon the nature of the associated guarantee.

Asset Impairments

     Long-Lived Assets. Exelon evaluates the carrying value of long-lived assets to be held and used for impairment whenever indications of impairment exist in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). The carrying value of long-lived assets is considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or, if applicable, discounted cash flows. See Note 2 — Acquisitions and Dispositions for a description of the impairment charge recorded in 2003 related to the long-lived assets of Boston Generating, LLC (Boston Generating).

     Upon meeting certain criteria defined in SFAS No. 144, the assets and associated liabilities that compose a disposal group are classified as held for sale and the carrying value of these assets is adjusted downward, if necessary, to the estimated sales price, less cost to sell. See Note 2 — Acquisitions and Dispositions for a description of assets and liabilities classified as held for sale as of December 31, 2003 and impairments recorded related to those assets.

     Goodwill. Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. As of January 1, 2002, Exelon adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142) and recorded a loss of $230 million as a cumulative effect of a change in accounting principle upon its adoption. Pursuant to SFAS No. 142, goodwill is not amortized but is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. See Note 9 — Intangible Assets for information regarding the adoption of SFAS No. 142 and goodwill impairment studies that have been performed.

     Investments. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. If the cost of an investment exceeds its fair value, Exelon evaluates, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as Exelon’s intent and ability to hold the investment. Exelon also considers specific adverse conditions related to the financial health of and business outlook for the investee. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis is established. See Note 3 — Sithe for a description of the impairments recorded in 2003 related to Generation’s investment in Sithe and Note 16 — Fair Value of Financial Assets and Liabilities for a description of the other-than-temporary impairments in the nuclear decommissioning trust funds determined in 2004.

Derivative Financial Instruments

     Exelon enters into derivatives to manage its exposure to fluctuations in interest rates, changes in interest rates related to planned future debt issuances and changes in the fair value of outstanding debt. Generation utilizes derivatives with respect to energy transactions to manage the utilization of its available generating capability and the supply of wholesale energy to its affiliates. Generation also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Generation enters into energy-related derivatives for trading purposes. Exelon’s derivative activities are in accordance with Exelon’s Risk Management Policy (RMP).

     Exelon accounts for derivative financial instruments under SFAS No. 133. Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases or normal sales exception. Derivatives on the balance sheet are presented as current or noncurrent mark-to-market derivative assets or liabilities.

Changes in the fair value of derivatives are recognized in earnings unless specific hedge accounting criteria are met, in which case those changes are recorded in earnings as an offset to the changes in fair value of the exposure being hedged or deferred in accumulated other comprehensive income and recognized in earnings as hedged transactions occur. Amounts recorded in earnings are included in revenue, purchased power or other, net on the consolidated statements of income.

     Revenues and expenses on contracts that qualify as normal purchases or normal sales are recognized when the underlying physical transaction is completed. “Normal” purchases and sales are contracts where physical delivery is probable, quantities are expected to be used or sold in the normal course of business over a reasonable period of time, and price is not tied to an unrelated underlying derivative. As part of Generation’s energy marketing business, Generation enters into contracts to buy and sell energy to meet the requirements of its customers. These contracts include short-term and long-term commitments to purchase and sell energy and energy-related products in the retail and wholesale markets with the intent and ability to deliver or take delivery. While these contracts are considered derivative financial instruments under SFAS No. 133, the majority of these transactions have been designated as “normal” purchases or “normal” sales and are thus not required to be recorded at fair value, but on an accrual basis of accounting.

     A derivative financial instrument can be designated as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). Changes in the fair value of a derivative that is highly effective as, and is designated and qualifies as, a fair-value hedge, are recognized in earnings as offsets to the changes in fair value of the exposure being hedged. Changes in the fair value of a derivative that is highly effective as, and is designated as and qualifies as, a cash-flow hedge are deferred in accumulated other comprehensive income and are recognized in earnings as the hedged transactions occur. Any ineffectiveness is recognized in earnings immediately. On an ongoing basis, the Company assesses the hedge effectiveness of all derivatives that are designated as hedges for accounting purposes in order to determine that each derivative continues to be highly effective in offsetting changes in fair values or cash flows of hedged items. If it is determined that the derivative is not highly effective as a hedge, hedge accounting will be discontinued prospectively.

     Generation enters into contracts to buy and sell energy for trading purposes subject to limits. These contracts are recognized on the balance sheet at fair value and changes in the fair value of these derivative financial instruments are recognized in earnings.

Severance Benefits

     Exelon accounts for its ongoing severance plans in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43” (SFAS No. 112) and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and accrues amounts associated with severance benefits that are considered probable and that can be reasonably estimated. See Note 10 — Severance Accounting for further discussion of Exelon’s accounting for severance benefits.

Retirement Benefits

     Exelon’s defined benefit pension plans and postretirement welfare benefit plans are accounted for in accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (SFAS No. 87), SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” (SFAS No. 106) and FASB Staff Position (FSP) FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP FAS 106-2), and are disclosed in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits — an Amendment of FASB Statements No. 87, 88, and 106” (revised 2003) (SFAS No. 132). See Note 15 — Retirement Benefits for further discussion of Exelon’s accounting for retirement benefits in accordance with SFAS No. 87 and SFAS No. 106 and disclosures pursuant to SFAS No. 132.

     FSP FAS 106-2. Through its postretirement benefit plans, Exelon provides retirees with prescription drug coverage. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Prescription Drug Act) was enacted on December 8, 2003. The Prescription Drug Act introduced a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit. Management believes the prescription drug benefit provided under Exelon’s postretirement benefit plans is at least actuarially equivalent to the Medicare prescription drug benefit. In response to the enactment of the Prescription Drug Act, in May 2004, the FASB issued FSP FAS 106-2, which provided transition guidance for accounting for the effects of the Prescription Drug Act and superseded FSP FAS 106-1, which had been issued in January 2004. FSP FAS 106-1 permitted a plan sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer the accounting for the effects of the Prescription Drug Act. Exelon made the one-time election allowed by FSP FAS 106-1 during the first quarter of 2004.

     During the second quarter of 2004, Exelon early adopted the provisions of FSP FAS 106-2, resulting in a remeasurement of its postretirement benefit plans’ assets and accumulated postretirement benefit obligations (APBO) as of December 31, 2003. Upon adoption, the effect of the subsidy on benefits attributable to past service was accounted for as an actuarial experience gain, resulting in a decrease of the APBO of approximately $186 million. The annualized reduction in the net periodic postretirement benefit cost is estimated to be approximately $33 million compared to the annual cost calculated without considering the effects of the Prescription Drug Act. The effect of the subsidy on the components of net periodic postretirement benefit cost for 2004 included in the consolidated financial statements and Note 15 — Retirement Benefits was as follows:

2004

Amortization of the actuarial experience gain	$15
Reduction in current period service cost	6
Reduction in interest cost on the APBO	12

     Previously reported historical financial information for the three months ended March 31, 2004 has been adjusted in Note 24 — Quarterly Data (Unaudited).

Treasury Stock

     Treasury shares are recorded at cost. Any shares of common stock repurchased are held as treasury shares unless cancelled or reissued.

Foreign Currency Translation

     The financial statements of Exelon’s foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rates at the end of the periods for the Consolidated Balance Sheets and on weighted-average rates for the periods for the Consolidated Statements of Income. Foreign currency translation adjustments, net of deferred income tax benefits, are reflected as a component of other comprehensive income on the Consolidated Statements of Comprehensive Income and, accordingly, have no effect on net income.

New Accounting Pronouncements

     EITF 03-1. In March 2004, the EITF reached a consensus on and the FASB ratified EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. Exelon adopted the disclosure requirements of EITF 03-1 for investments accounted for under SFAS No. 115 for the year ended December 31, 2003. On September 30, 2004, the FASB issued FSP EITF 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, ‘The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,’” which delayed the effective date of the application guidance on impairment of securities included within EITF 03-1. The EITF and the FASB are reconsidering the conclusions reached within EITF 03-1.

     SFAS No. 151. In November 2004, the FASB issued FASB Statement No. 151, “Inventory Costs — an amendment of ARB No. 43, Chapter 4” (SFAS No. 151), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs and wasted material or spoilage to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Exelon is assessing the impact SFAS No. 151 will have on its consolidated financial statements.

     SFAS No. 123-R. In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123-R). SFAS No. 123-R replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123-R requires that the compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Exelon will no longer be permitted to follow the intrinsic value accounting method of APB No. 25, which resulted in no expense being recorded for stock option grants for which the strike price was equal to the fair value of the underlying stock on the date of grant. Exelon has not elected to early adopt SFAS No. 123-R. As a result, SFAS No. 123-R will be effective for Exelon in the third quarter of 2005 and will apply to all of Exelon’s outstanding unvested share-based payment awards as of July 1, 2005 and all prospective awards. Exelon is assessing the impact SFAS No. 123-R will have on its consolidated financial statements and which of three transition methods allowed by SFAS No. 123-R will be elected.

     SFAS No. 153. In December 2004, the FASB issued FASB Statement No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, ‘Accounting for Nonmonetary Transactions’” (SFAS No. 153). Previously, APB Opinion No. 29 had required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for Exelon in the third quarter of 2005 and earlier application is permitted for nonmonetary asset exchanges occurring after the issuance of SFAS No. 153. The provisions of SFAS No. 153 are applied prospectively. Exelon is assessing the impact SFAS No. 153 will have on its consolidated financial statements.

     FSP FAS 109-1 and FSP FAS 109-2. In December 2004, the FASB issued FSP FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (FSP FAS 109-1) and FSP FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004” (FSP FAS 109-2). FSP FAS 109-1 and FSP FAS 109-2 were effective upon issuance. The American Jobs Creation Act of 2004 (Act), signed into law on October 22, 2004, provided, generally, for a tax deduction for domestic manufacturing activities of up to nine percent (when fully phased-in) of the lesser of “qualified production activities income,” as defined in the Act, or taxable income. FSP FAS 109-1 clarified that the tax deduction for domestic manufacturing activities under the Act should be accounted for as a special deduction in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109). The Act also provided a special limited-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. FSP FAS 109-2 provides a registrant more time to evaluate the Act’s impact on the registrant’s plan for reinvestment or repatriation of certain foreign earnings for purposes of applying SFAS No. 109. Exelon is assessing the impact, if any, that the Act and these standards may have on its consolidated financial statements in future periods.

Cumulative Effect of Changes in Accounting Principles

     EITF 03-16. In March 2004, the EITF reached a consensus on and the FASB ratified EITF Issue No. 03-16, “Accounting for Investments in Limited Liability Companies” (EITF 03-16). The EITF concluded that if investors in a limited liability company have specific ownership accounts, they should follow the guidance prescribed in Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures,” and EITF Topic No. D-46, “Accounting for Limited Partnership Investments.” Otherwise, investors should follow the significant influence model prescribed in Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” EITF 03-16 was effective for Exelon and its subsidiaries during the third quarter of 2004. Exelon recorded a charge of $9 million (net of an income tax benefit of $5 million) as a cumulative effect of a change in accounting principle in connection with its adoption of EITF 03-16 as of July 1, 2004. This charge related to certain investments in limited liability partnerships held by Enterprises.

     FIN 46-R. See discussion of the adoption of FIN 46-R within the “Variable Interest Entities” discussion above.

     SFAS No. 143. SFAS No. 143 provides accounting guidance for retirement obligations (whether statutory, contractual or as a result of principles of promissory estoppel) associated with tangible long-lived assets. Exelon adopted SFAS No. 143 as of January 1, 2003 and recorded income of $112 million (net of income taxes) as a cumulative effect of a change in accounting principle in connection with its adoption of this standard in the first quarter of 2003. The components of the cumulative effect of a change in accounting principle, net of income taxes, were as follows:

Generation (net of income taxes of $52)	$80
Generation’s investments in AmerGen and Sithe (net of income taxes of $18)	28
ComEd (net of income taxes of $0)	5
Enterprises (net of income taxes of $(1))	(1)

Total	$112

     The following tables set forth Exelon’s net income and basic and diluted earnings per common share for the years ended December 31, 2004, 2003 and 2002, adjusted as if SFAS No. 143, FIN 46-R and EITF 03-16 had been applied during those periods. SFAS No. 143, FIN 46-R and EITF 03-16 had adoption dates of January 1, 2003, March 31, 2004 and July 1, 2004, respectively.

	2004	2003	2002

Reported income before cumulative effect of changes in accounting principles	$1,841	$793	$1,670
Pro forma earnings effects (net of income taxes):
EITF 03-16	(1)	—	(6)
FIN 46-R	—	32	—
SFAS No. 143	—	—	27

Pro forma income before cumulative effect of changes in accounting principles	$1,840	$825	$1,691

Reported net income	$1,864	$905	$1,440
Pro forma earnings effects (net of income taxes):
EITF 03-16	(1)	—	(6)
FIN 46-R	—	32	—
SFAS No. 143	—	—	27
Reported cumulative effects of changes in accounting principles:
EITF 03-16	9	—	—
FIN 46-R	(32)	—	—
SFAS No. 143	—	(112)	—
SFAS No. 142	—	—	230

Pro forma net income	$1,840	$825	$1,691

	2004	2003	2002

Basic earnings per common share:
Reported income before cumulative effect of changes in accounting principles	$2.79	$1.22	$2.59
Pro forma income before cumulative effect of changes in accounting principles	$2.79	$1.27	$2.62
Reported net income	$2.82	$1.39	$2.23
Pro forma net income	$2.79	$1.27	$2.62

	2004	2003	2002

Diluted earnings per common share:
Reported income before cumulative effect of changes in accounting principles	$2.75	$1.21	$2.57
Pro forma income before cumulative effect of changes in accounting principles	$2.75	$1.26	$2.60
Reported net income	$2.78	$1.38	$2.22
Pro forma net income	$2.75	$1.26	$2.60

2. Acquisitions and Dispositions

     On December 20, 2004, Exelon entered into an Agreement and Plan of Merger (Merger Agreement) with Public Service Enterprise Group Incorporated (PSEG), a holding company for an electric and gas utility company primarily located and serving customers in New Jersey, whereby PSEG will be merged with and into Exelon (Merger). Under the Merger Agreement, each share of PSEG common stock will be converted into 1.225 shares of Exelon common stock. As of December 31, 2004,

PSEG’s market capitalization was over $12 billion. Additionally, PSEG, on a consolidated basis, has approximately $14 billion of outstanding debt which will become part of Exelon’s consolidated debt.

     The Merger Agreement contains certain termination rights for both Exelon and PSEG, and further provides that, upon termination of the Merger Agreement under specified circumstances, (i) Exelon may be required to pay PSEG a termination fee of $400 million plus PSEG’s transaction expenses up to $40 million and (ii) PSEG may be required to pay Exelon a termination fee of $400 million plus Exelon’s transaction expenses up to $40 million. The Merger Agreement has been unanimously approved by both companies’ boards of directors but is contingent upon, among other things, the approval by shareholders of both companies, antitrust clearance and a number of regulatory approvals or reviews by Federal and state energy authorities. The parties have made certain of the regulatory filings to obtain necessary regulatory approvals. It is anticipated that this approval process will be completed and the Merger will close within 12 months to 15 months after the announcement of the Merger Agreement in December 2004.

     The Merger will be accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the assets and liabilities of PSEG will be recorded, as of the completion of the Merger, at their respective fair values and added to those of Exelon. The reported financial condition and results of operations of Exelon after completion of the Merger will reflect PSEG’s balances and results after completion of the Merger, but will not be restated retroactively to reflect the historical financial position or results of operations of PSEG.

     Exelon has capitalized external costs associated with the Merger since the execution of the Merger Agreement on December 20, 2004. Total capitalized costs as of December 31, 2004 were $10 million. External costs of $7 million incurred prior to the execution of the Merger Agreement were expensed.

Acquisition and Disposition of Generation Entities

     Sale of Ownership Interest in Boston Generating, LLC. On May 25, 2004, Generation completed the sale, transfer and assignment of ownership of its indirect wholly owned subsidiary Boston Generating, which owns the companies that own Mystic 4-7, Mystic 8 and 9 and Fore River generating facilities, to a special purpose entity owned by the lenders under Boston Generating’s $1.25 billion credit facility (Boston Generating Credit Facility).

     The sale was pursuant to a settlement agreement reached with Boston Generating’s lenders on February 23, 2004. The FERC approved the sale of Boston Generating on May 25, 2004. Responsibility for plant operations and power marketing activities were transferred to the lenders’ special purpose entity on September 1, 2004.

     In connection with the settlement reached on February 23, 2004, Exelon, Generation, the lenders and Raytheon Company (Raytheon), the guarantor of the obligations of the turnkey contractor under the projects’ engineering, procurement and construction agreements, entered into a global settlement of all disputes relating to the construction of the Mystic 8 and 9 and Fore River generating facilities.

     In connection with the decision to transition out of Boston Generating and the generating units, Exelon recorded during the third quarter of 2003 an impairment charge of long-lived assets pursuant to SFAS No. 144 of $945 million ($573 million net of income taxes) in operating expenses within its Consolidated Statements of Income.

     Boston Generating was reported in the Generation segment of Exelon’s consolidated financial statements prior to its sale. At the date of the sale, Boston Generating had approximately $1.2 billion in assets, primarily consisting of property, plant and equipment, and approximately $1.3 billion of liabilities of which approximately $1.0 billion was debt outstanding under the Boston Generating Credit Facility. As of the date of transfer, these amounts were eliminated from Exelon’s Consolidated Balance Sheets. As a result of Boston Generating’s liabilities being greater than its assets at the time of the sale, transfer and assignment of ownership, Exelon recorded a gain of $85 million ($52 million net of income taxes) in other income and deductions within the Consolidated Statements of Income in the second quarter of 2004. In connection with the sale, Exelon recorded a liability associated with an existing guarantee by its subsidiary Exelon New England Holdings, LLC (Exelon New England) of fuel purchase obligations of Boston Generating.

Due to the existence of this guarantee and in accordance with SFAS No. 144 and EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, ‘Accounting for the Impairment or Disposal of Long-Lived Assets,’ in Determining Whether to Report Discontinued Operations” (EITF 03-13), Generation determined that it had retained risk and continuing involvement associated with the operations of Boston Generating and, as a result, the results of Boston Generating have not been classified as a discontinued operation within Exelon’s Consolidated Statements of Income. See Note 20 – Commitments and Contingencies for further information regarding the guarantee.

     Exelon’s Consolidated Statements of Income include the following results related to Boston Generating:

	2004	2003	2002

Operating revenues	$248	$618	$39
Operating loss (a)	(49)	(954)	(2)
Income (loss) (b)	21	(583)	(3)

(a)	The operating loss in 2003 included an impairment loss of $945 million ($573 million net of income taxes) related to Boston Generating’s long-lived assets.

(b)	Net income for 2004 included an after-tax gain of $52 million related to the sale of Boston Generating in the second quarter of 2004.

     See Note 4 – Selected Pro Forma and Consolidating Financial Information for the effect of the sale of Boston Generating as if the transaction had occurred on January 1, 2003 and was excluded from Exelon’s results from that date.

     Sithe. See Note 3 – Sithe for information regarding Generation’s investment in Sithe and Note 25 – Subsequent Events for information regarding Generation’s sale of Sithe on January 31, 2005.

     Acquisition of Sithe International. On October 13, 2004, Generation acquired a 100% interest in Sithe International in exchange for cancellation of a $92 million note. Sithe International, through its subsidiaries, has a 49.5% interest in Termoeléctrica del Golfo (TEG) and Termoeléctrica Peñoles (TEP), two generating facilities in Mexico that began commercial operation in the second quarter of 2004. Effective January 26, 2005, Sithe International’s name was changed to Tamuin International, Inc.

     AmerGen Energy Company, LLC. On December 22, 2003, Generation purchased British Energy plc’s (British Energy) 50% interest in AmerGen Energy Company, LLC (AmerGen). The resolution of purchase price contingencies related to the valuation of long-lived assets was finalized during the fourth quarter of 2004, reflecting the final purchase price of $267 million after working capital adjustments.

     Prior to the purchase, Generation was a 50% owner of AmerGen and had accounted for the investment as an unconsolidated equity method investment. From January 1, 2003 through the date of closing, Generation recorded $47 million ($28 million, net of tax) of equity in earnings of unconsolidated affiliates related to its investment in AmerGen and recorded $382 million of purchased power from AmerGen. The book value of Generation’s investment in AmerGen prior to the purchase was $316 million.

     The transaction was accounted for as a step acquisition. As such, upon consolidation, Generation was required to allocate its $316 million book value to 50% of AmerGen’s equity book value. The difference between Generation’s investment in AmerGen and 50% of AmerGen’s equity book value of approximately $227 million was primarily due to Generation not recognizing a significant portion of the cumulative effect of the change in accounting principle at AmerGen related to the adoption of SFAS No. 143. Generation reduced AmerGen’s equity book value through the reduction of the book value of AmerGen’s long-lived assets.

     Exelon recorded the acquired assets and liabilities of AmerGen (remaining 50%) at fair value as of the date of purchase. The following assets and liabilities, after final purchase accounting adjustments, reflecting the equity basis and fair value adjustments discussed above, of AmerGen were recorded within Exelon’s Consolidated Balance Sheets as of the date of purchase:

Current assets (including $36 million of cash acquired)	$116
Property, plant and equipment, including nuclear fuel	111
Nuclear decommissioning trust funds	1,108
Deferred debits and other assets	30
Current liabilities	(140)
Asset retirement obligation	(496)
Deferred credits and other liabilities	(106)
Long-term debt	(40)

Total equity	$583

     The assets and liabilities of AmerGen were included in Exelon’s Consolidated Balance Sheets as of December 31, 2004 and 2003, and AmerGen’s results of operations were included in Exelon’s Consolidated Statement of Income for the year ended December 31, 2004.

     In connection with the purchase of Unit No. 1 of the Three Mile Island (TMI) facility by AmerGen in 2000, AmerGen entered into an agreement with the seller whereby the seller would receive additional consideration based upon future power purchase prices through 2009. Under the terms of the agreement, approximately $7 million had been accrued at December 31, 2004, which will be payable to the former owner of the TMI facility in the first quarter of 2005. This payment represents contingent consideration for the original acquisition and has accordingly been reflected as an increase to the long-lived assets associated with the TMI facility, and will be depreciated over the remaining useful life of the facility.

     Acquisition of Generating Plants from TXU. On April 25, 2002, Generation acquired two natural-gas generation plants with a total of 2,334 MWs of capacity from TXU Corp. (TXU) for an aggregate purchase price of $443 million. Substantially the entire purchase price was allocated to property, plant and equipment. The transaction included a tolling agreement that provided for TXU to purchase power from the plants during the months of May through September from 2002 through 2006. In December 2004, TXU and Generation terminated the original tolling agreement and entered into a new agreement whereby TXU agreed to purchase 1,900 MWs of capacity and related energy/ancillary services from Generation through 2006. Upon termination of the original agreement, Generation received a cash payment of $172 million. The resulting gain was deferred and will be recognized as income over the contractual term of the new agreement.

Disposition of Enterprises Entities

     Exelon Thermal Holdings, Inc. On June 30, 2004, Enterprises sold the Chicago businesses of Exelon Thermal Holdings, Inc. (Thermal) for net cash proceeds of $134 million and expected proceeds of $2 million from a working capital settlement, resulting in a pre-tax gain of $45 million included in discontinued operations. Prior to closing, Enterprises repaid $37 million of related debt, resulting in prepayment penalties of $9 million.

     On September 29, 2004, Enterprises sold ETT Nevada, Inc., the holding company for its investment in Northwind Aladdin, LLC, for a net cash outflow of $1 million, resulting in a pre-tax loss of $3 million included in discontinued operations.

     On October 28, 2004, Northwind Windsor, of which Enterprises owned a 50% interest, sold substantially all of its assets, providing Enterprises with cash proceeds of $8 million, resulting in a pre-tax gain of $2 million included in discontinued operations.

     See Assets and Liabilities Held for Sale below for discussion of the classification of the Thermal assets and liabilities as held for sale as of December 31, 2003.

     Exelon Services, Inc. During 2004, Enterprises disposed of or wound down all of the operating businesses of Exelon Services, Inc. (Exelon Services), including Exelon Solutions, the mechanical services businesses and the Integrated Technology Group. Total expected proceeds and the net pre-tax gain on sale recorded during 2004 related to these dispositions were $61 million and $9 million, respectively. Pre-tax impairment charges of $5 million and $14 million related to Exelon Services’ tangible assets were recorded in 2004 and 2003, respectively. Exelon Services also recorded a pre-tax charge of $24 million in 2003 to impair its remaining goodwill. As of December 31, 2004, Exelon Services had remaining assets and liabilities of $74 million and $22 million, respectively, which primarily consisted of tax assets, affiliate receivables and payables, and sales proceeds to be collected. See Assets and Liabilities Held for Sale below for information regarding the classification of the assets and liabilities of Exelon Services as held for sale as of December 31, 2003.

     PECO TelCove. On June 30, 2004, Enterprises sold its investment in PECO TelCove, a communications joint venture, along with certain telecommunications assets, for proceeds of $49 million. A pre-tax gain of $9 million was recorded in other income and deductions on Exelon’s Consolidated Statements of Income. An impairment charge of $5 million (before income taxes) related to the telecommunications assets had been recorded in the fourth quarter of 2003.

     InfraSource. On September 24, 2003, Enterprises sold the electric construction and services, underground and telecom businesses of InfraSource. Cash proceeds to Enterprises from the sale were approximately $175 million, net of transaction costs and cash transferred to the buyer upon sale, plus a $30 million subordinated note receivable maturing in 2011. At the time of closing, the present value of the note receivable was approximately $12 million. The note was collected in full during the second quarter of 2004, resulting in pre-tax income of $18 million. In connection with the transaction, Enterprises entered into an agreement that may result in certain payments to InfraSource if the amount of services Exelon purchases from InfraSource during the period from closing through 2006 is below specified thresholds. Due to Exelon’s ongoing involvement with InfraSource through this agreement and in accordance with SFAS No. 144 and EITF 03-13, the results of InfraSource have not been classified as a discontinued operation within Exelon’s Consolidated Statements of Income.

     In connection with the agreement to sell InfraSource, Enterprises recorded an impairment charge during the second quarter of 2003 of approximately $48 million (before income taxes and minority interest) pursuant to SFAS No. 142 related to the goodwill recorded within the InfraSource reporting unit. Management of Enterprises primarily considered the negotiated sales price and the estimated book value of InfraSource at the time of the closing of the sale in determining the amount of the goodwill impairment charge. In connection with the closing of the sale in the third quarter of 2003, Enterprises recorded a pre-tax gain of $44 million, primarily due to the book value of InfraSource at the date of closing being lower than estimated in the second quarter of 2003. The net impact of the goodwill impairment in the second quarter and the gain recorded in the third quarter was a pre-tax loss and minority interest of $4 million for the year ended December 31, 2003. The net impact was recorded as an operating and maintenance expense within the Consolidated Statements of Income.

     Sale of Investments. On December 1, 2004, Enterprises sold its limited partnership interest in EnerTech Capital Partners II, L.P. and its limited liability company interests in Kinetic Ventures I, LLC and Kinetic Ventures II, LLC for $8 million in cash and the assumption by the buyers of approximately $10 million in unfunded capital commitments. Prior to the sale, in 2004, these investments were written down to their expected sales price, resulting in pre-tax impairment charges totaling $18 million. As such, there was no net gain or loss recorded associated with the sale.

     Sale of Investment in AT&T Wireless. On April 1, 2002, Enterprises sold its 49% interest in AT&T Wireless PCS of Philadelphia, LLC to a subsidiary of AT&T Wireless Services for $285 million in cash. Exelon recorded a pre-tax gain of $198 million ($116 million net of income taxes) on the $84 million investment in other income and deductions on its Consolidated Statements of Income.

     The results of Thermal and Exelon Services have been included in discontinued operations within Exelon’s Consolidated Statements of Income. See Note 26 – Discontinued Operations for additional information.

Investments in Synthetic Fuel-Producing Facilities

     Synthetic fuel-producing facilities chemically change coal, including waste and marginal coal, into a fuel used at power plants. Section 29 of the Internal Revenue Code provides that tax credits are available for the production of this synthetic fuel.

     In November 2003, Exelon purchased interests in two synthetic fuel-producing facilities. The purchase price for these facilities included a combination of cash, notes payable and contingent consideration dependent upon the production level of the facilities. The notes payable recorded for the purchase of the facilities were $238 million. Exelon’s right to acquire a fixed amount of tax credits generated by the facilities was recorded as an intangible asset which is amortized as the tax credits are earned.

     In July 2004, Exelon purchased an interest in a limited partnership that indirectly owns four synthetic fuel-producing facilities. Exelon’s purchase price for these facilities included a combination of a note payable and contingent consideration dependent upon the production levels of the facilities. The note payable recorded for the purchase of the facilities was $22 million. Exelon’s right to acquire a fixed amount of tax credits generated by the facilities was recorded as an intangible asset which is amortized as these tax credits are earned.

     Private letter rulings have been received that affirm that the process used by the facilities will produce a solid synthetic fuel that qualifies for tax credits under Section 29 of the Internal Revenue Code.

     Tax credits generated by the production of synthetic fuel are subject to a phase-out provision that gradually reduces tax credits as the annual average wellhead price per barrel of domestic crude oil increases into an inflation-adjusted phase-out range. For 2003, the tax credit would have begun to phase out when the annual average wellhead price per barrel of domestic crude oil exceeded $50.14 and would have been completely phased out when the annual average wellhead price per barrel of domestic crude oil reached $62.94. The 2004 and 2005 phase-out range will be calculated using inflation rates published in 2005 and 2006, respectively, by the Internal Revenue Service.

     If domestic crude oil prices remain high in 2005, the tax credits and net income generated by the investments may be reduced substantially. The intangible asset recorded by Exelon related to its investments in these facilities could become impaired if domestic crude oil prices continue to increase in the future. See Note 9 – Intangible Assets for additional information regarding the intangible assets.

     Exelon’s investments in synthetic fuel-producing facilities increased net income by $70 million and $5 million in 2004 and 2003, respectively. The increase in net income is reflected in the Consolidated Statements of Income as a benefit within income taxes, partially offset by charges to operating and maintenance expense, depreciation and amortization expense, interest expense and equity in losses of unconsolidated affiliates. See Note 13 – Income Taxes for information regarding the effect of these investments on Exelon’s effective income tax rate.

     Investments in Affordable Housing

     On October 15, 2004 and November 12, 2004, Exelon sold investments in affordable housing for total proceeds of $78 million and recognized a net gain on sale of $4 million before income taxes. Of the total proceeds, $2 million is being held in escrow pending possible purchase price adjustments.

Assets and Liabilities Held for Sale

     There were no assets or liabilities classified as held for sale as of December 31, 2004. The major classes of assets and liabilities classified as held for sale within Exelon’s Consolidated Balance Sheet as of December 31, 2003 consisted of the following :

December 31, 2003	Generation	Enterprises	Total

Cash	$—	$11	$11
Accounts receivable, net	—	59	59
Other current assets	—	24	24
Property, plant and equipment, net	—	86	86
Other long-term assets	36	26	62

Total assets classified as held for sale	$36	$206	$242

December 31, 2003	Generation	Enterprises	Total

Accounts payable, accrued expenses and other current liabilities	$—	$44	$44
Debt	—	1	1
Asset retirement obligation	—	3	3
Other long-term liabilities	—	13	13

Total liabilities classified as held for sale	$—	$61	$61

     Generation. Generation classified three gas turbines with a book value of $36 million as held for sale as of December 31, 2003. The turbines were sold during the first quarter of 2004 for proceeds of $42 million, resulting in a gain of $6 million. In anticipation of their sale in 2004, these turbines had been classified as other long-term assets as they had not been placed into service.

     Enterprises. As of December 31, 2003, the assets and liabilities of certain entities of Thermal and Exelon Services were classified as held for sale. The assets and liabilities of Thermal classified as held for sale were $120 million and $18 million, respectively, at December 31, 2003. The assets and liabilities of Exelon Services classified as held for sale were $86 million and $43 million, respectively, at December 31, 2003. Enterprises recognized impairment charges totaling $14 million (before income taxes) under SFAS No. 144 related to the assets of Exelon Services that were classified as held for sale during the year ended December 31, 2003. These assets and liabilities are reported within the “other” category of Note 22 – Segment Information. See “Disposition of Enterprises Entities” above for information regarding the disposition of these businesses in 2004.

3. Sithe

     Sithe is primarily engaged in the ownership and operation of electric wholesale generating facilities in North America. At December 31, 2004, Sithe operated nine power units with total average net capacity of 1,323 MWs. Described below is a series of transactions in 2004 and 2003 involving Generation’s investment in Sithe that ultimately resulted in the sale of Generation’s ownership interest in Sithe to a third party on January 31, 2005. See Note 25 – Subsequent Events for a further discussion of the sale transaction.

     Exercise of Call Option and Subsequent Agreement to Sell. On November 25, 2003, Generation, Reservoir Capital Group (Reservoir) and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe (Generation owned 49.9% prior to November 25, 2003). See below for further details regarding these 2003 transactions.

     Both Generation’s and Reservoir’s 50% interests in Sithe were subject to put and call options.

On September 29, 2004, Generation exercised its call option and entered into an agreement to acquire Reservoir’s 50% interest in Sithe for $97 million. On November 1, 2004, Generation entered into an agreement to sell Sithe to Dynegy Inc. (Dynegy) for $135 million in cash. On January 31, 2005, Generation completed the closing of the call exercise and the sale of the resulting 100% interest in Sithe. The sale did not include Sithe International, Inc., which was sold to a subsidiary of Generation in a separate transaction described below.

     Acquisition of Sithe International, Inc. Sithe International, through its subsidiaries, has 49.5% interests in two Mexican business trusts that own the TEG and TEP power stations, two 230 MW petcoke-fired generating facilities in Tamuín, Mexico that commenced commercial operations in the second quarter of 2004. On October 13, 2004, Sithe transferred all of the shares of Sithe International, Inc. and its subsidiaries to a subsidiary of Generation in exchange for cancellation of a $92 million note, which is eliminated as part of the consolidation of Sithe. Effective January 26, 2005, Sithe International’s name was changed to Tamuin International Inc.

     2003 Transactions. On November 25, 2003, Generation, Reservoir and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe. Immediately prior to these transactions, Sithe was owned 49.9% by Generation, 35.2% by Apollo Energy, LLC (Apollo), and 14.9% by subsidiaries of Marubeni Corporation (Marubeni).

     On November 25, 2003, entities controlled by Reservoir purchased certain Sithe entities holding six U.S. generating facilities, each a qualifying facility under the Public Utility Regulatory Policies Act, in exchange for $37 million ($21 million in cash and a $16 million two-year note); and entities controlled by Marubeni purchased all of Sithe’s entities and facilities outside of North America (other than Sithe Energies Australia (SEA) of which it purchased a 49.9% interest on November 24, 2003 and the remaining 50.1% interest on May 27, 2004 for separate consideration) for $178 million.

     Following the sales of the above entities, Generation transferred its wholly owned subsidiary that held the Sithe investment to a newly formed holding company, EXRES SHC, Inc. The subsidiary holding the Sithe investment acquired the remaining Sithe interests from Apollo and Marubeni for $612 million using proceeds from a $580 million bridge financing and available cash. Generation sold a 50% interest in the newly formed holding company for $76 million to an entity controlled by Reservoir on November 25, 2003. On November 26, 2003, Sithe distributed $580 million of available cash to its parent, which then utilized the distributed funds to repay the bridge financing.

     Guarantees. In connection with the 2003 transactions, Generation recorded obligations related to $39 million of guarantees in accordance with FIN 45. These guarantees were issued to protect Reservoir from credit exposure of certain counter-parties through 2015 and other indemnities. In determining the value of the FIN 45 guarantees, Generation utilized probabilistic models to assess the possibilities of future payments under the guarantees. These guarantees were reversed upon the consolidation of Sithe in accordance with FIN 45 as this liability was associated with guarantees for the performance of a consolidated entity. The consolidation of Sithe in accordance with FIN 46-R resulted in Exelon recording income of $32 million (net of income taxes), which included the reversal of the aforementioned guarantees, as a cumulative effect of a change in accounting principle during the first quarter of 2004.

     Accounting Prior to the Consolidation of Sithe on March 31, 2004. Generation had accounted for the investment in Sithe as an unconsolidated equity method investment prior to its consolidation on March 31, 2004 pursuant to FIN 46-R. See Note 1 – Significant Accounting Policies for further discussion. In 2003, Generation recorded impairment charges of $255 million (before income taxes) in other income and deductions within the Consolidated Statements of Income associated with a decline in the fair value of the Sithe investment, which was considered to be other-than-temporary. Generation’s management considered various factors in the decision to impair this investment, including management’s negotiations to sell its interest in Sithe. The discussions surrounding the sale indicated that the fair value of the Sithe investment was below its book value and, as such, impairment charges were required.

     The book value of Generation’s investment in Sithe immediately prior to its consolidation on March 31, 2004 was $49 million. For the year ended December 31, 2004, Exelon recorded $2 million of equity method losses from Sithe prior to its consolidation. For the year ended December 31, 2003 and 2002, Exelon recorded $2 million and $23 million of equity method income, respectively, related to its investment in Sithe.

     Consolidation of Sithe as of March 31, 2004. As a result of the 2003 transactions referred to above, the consolidation of Sithe at March 31, 2004 was accounted for as a step acquisition pursuant to purchase accounting policies. Under the provisions of FIN 46-R, the operating results of Sithe were included in Exelon’s results of operations beginning April 1, 2004. As discussed in Note 26 – Discontinued Operations, the results of operations of Sithe subsequent to March 31, 2004 have been reported as discontinued operations.

     The condensed consolidating financial information included in Note 4 – Selected Pro Forma and Consolidating Financial Information (Unaudited) presents the financial position of Exelon and Sithe, as well as consolidating entries related primarily to acquisition notes payables and receivables between Exelon and Sithe.

     Intangible Assets. Sithe had entered into a tolling arrangement (Tolling Agreement) with Dynegy Power Marketing and its affiliates with respect to Sithe’s Independence Station. The Tolling Agreement commenced on July 1, 2001 and runs through 2014. Additionally, Sithe has entered into an energy purchase agreement (Energy Purchase Agreement) with a counterparty relating to the Independence Station, which continues through 2014. As a result of the acquisition accounting described above, values were assigned to the Tolling Agreement and the Energy Purchase Agreement of approximately $73 million and $384 million, respectively, which have been recorded as intangible assets on Exelon’s Consolidated Balance Sheets in deferred debits and other assets. These amounts were determined based on fair value techniques utilizing the contract terms and various other estimates including forward power prices, discount rates and option pricing models.

     The intangible assets representing the Tolling Agreement and the Energy Purchase Agreement are being amortized on a straight-line basis over the lives of the associated agreements. See Note 9 – Intangible Assets for further information regarding Exelon’s intangible assets.

     Long-Term Debt and Letters of Credit. Substantially all of Sithe’s property, plant and equipment and project agreements secure Sithe’s outstanding long-term debt, which consists primarily of project debt. During 2003, Sithe entered into an agreement with Exelon and Generation under which Exelon obtained letters of credit to support contractual obligations of Sithe and its subsidiaries. As of December 31, 2004, Exelon had obtained $61 million of letters of credit in support of Sithe’s obligations not including a $50 million letter of credit that is not guaranteed by Exelon. With the exception of the issuance of letters of credit to support contractual obligations, the creditors of Sithe have no recourse against the general credit of Exelon or Generation.

4. Selected Pro Forma and Consolidating Financial Information (Unaudited)

     The following unaudited pro forma financial information gives effect to the acquisition on December 22, 2003 of the remaining 50% interest in AmerGen by Generation and the sale of Boston Generating by Generation on May 25, 2004, in each case, as if the transaction had occurred on January 1, 2003.

		Sale of
	Exelon	Boston	Eliminating	Pro Forma
2004	As Reported	Generating	Entries	Exelon

Total operating revenues	$14,133	$248	$—	$13,885
Operating income (loss)	3,499	(49)	—	3,548
Income from continuing operations	1,870	21	—	1,849

		Acquisition	Sale of
	Exelon	of 50% of	Boston	Eliminating	Pro Forma
2003	As Reported	AmerGen	Generating	Entries(a)	Exelon

Total operating revenues	$15,148	$623	$618	$(382)	$14,771
Operating income (loss)	2,409	99	(954)	—	3,462
Income from continuing operations	892	89	(583)	(47)	1,517

(a)	Represents the elimination of intercompany revenues at AmerGen and equity in earnings from AmerGen in 2003.

     The above unaudited pro-forma financial information should not be relied upon as being indicative of the historical results that would have been obtained if the transactions had actually occurred in prior periods nor of the results that might be obtained in the future.

Condensed Consolidating Balance Sheet at December 31, 2004

     The following condensed consolidating financial information presents the financial position of Exelon and Sithe, as well as eliminating entries, related primarily to acquisition notes payable and receivables between Generation and Sithe.

				Exelon
	Pro Forma		Eliminating	(As
December 31, 2004	Exelon	Sithe	Entries	Reported)

Assets
Current assets	$3,951	$336	$(361)	$3,926
Property, plant and equipment, net	21,212	270	—	21,482
Other noncurrent assets	16,643	750	(31)	17,362

Total assets	$41,806	$1,356	$(392)	$42,770

Liabilities and shareholders’ equity
Current liabilities	$4,920	$323	$(361)	$4,882
Long-term debt	11,363	785	—	12,148
Other long-term liabilities (a)	16,013	181	36	16,230
Shareholders’ equity (b)	9,510	67	(67)	9,510

Total liabilities and shareholders’ equity	$41,806	$1,356	$(392)	$42,770

(a)	Includes minority interest in consolidated subsidiaries.

(b)	Includes preferred securities of subsidiaries.

5. Regulatory Issues

Energy Delivery

     PJM Integration. On June 2, 2003, ComEd began receiving electric transmission reservation services from PJM Interconnection, LLC (PJM) and transferred control of ComEd’s Open Access Same Time Information System to PJM. On April 27, 2004, the FERC issued its order approving ComEd’s application to complete its integration into PJM, subject to certain stipulations, including a provision to hold certain utilities in Michigan and Wisconsin harmless from the associated impacts for ComEd to join PJM. ComEd agreed to these stipulations and fully integrated its transmission facilities into PJM on May 1, 2004. In the fourth quarter of 2004, ComEd entered into settlement agreements with all such Michigan and Wisconsin utilities requiring a total payment of approximately $4 million by ComEd. FERC has approved these agreements and payment is expected to be made in the first quarter of 2005.

     Through and Out Rates. In November 2004, the FERC issued two orders authorizing ComEd and PECO to recover from various entities revenue representing amounts ComEd and PECO will lose as a result of the elimination of through and out (T&O) charges, for energy flowing across ComEd’s and PECO’s transmission systems, that were terminated pursuant to the FERC orders effective December 1, 2004. The collection of this revenue will be over a transitional period of December 1, 2004 through March 31, 2006. Several parties have sought rehearing of the FERC orders and there likely will be appeals filed in the matter after the rehearing order is issued. During 2004 prior to the termination of T&O charges, ComEd and PECO collected net T&O charges of approximately $50 million and $3 million, respectively. As a result of this proceeding, ComEd may see reduced net collections, and PECO may be come a net payer of these charges. The ultimate outcome of this proceeding is uncertain and may have a material adverse effect on ComEd’s and PECO’s financial condition, results of operations or cash flows.

     Delivery Service Rates. On March 3, 2003, ComEd entered into, and the ICC subsequently entered orders to implement, an agreement (Agreement) with various Illinois retail market participants and other interested parties that settled, among other things, delivery service rates and the market value index proceeding and facilitates competitive service declarations for large-load customers and an extension of ComEd’s PPA with Generation. The effect of the Agreement is to lower competitive transition charge (CTC) collections that ComEd receives from customers who take electricity from an alternative electric supplier or under the purchase power option (PPO) through 2006. The Agreement also allows customers to lock in current CTCs for multiple years. In 2004 and 2003, ComEd collected $169 million and $304 million in CTC revenues, respectively.

     In 2003, ComEd recorded a charge to earnings associated with the required funding of specified programs and initiatives associated with the Agreement of $51 million (before income taxes) on a present value basis. This amount was partially offset by the reversal of a $12 million (before income taxes) reserve established in the third quarter of 2002 for a potential capital disallowance in ComEd’s delivery services rate proceeding and a credit of $10 million (before income taxes) related to the capitalization of employee incentive payments provided for in the delivery services order. The charge of $51 million and the credit of $10 million were recorded in operating and maintenance expense and the reversal of the $12 million reserve was recorded in other, net within Exelon’s Consolidated Statements of Income. The net charge for these items was $29 million (before income taxes). In accordance with the Agreement, ComEd made payments of $10 million and $23 million during 2004 and 2003, respectively.

     Customer Choice. All ComEd’s retail customers are eligible to choose an alternative electric supplier and most non-residential customers may also buy electricity from ComEd at market-based prices under the PPO. No alternative electric supplier has approval from the ICC, and no electric utilities have chosen, to serve ComEd’s residential customers. As of December 31, 2004, approximately 22,100 non-residential customers, or 35% of ComEd’s annual retail kilowatthour sales, had elected either the PPO or an alternative electric supplier. Customers who receive energy from an alternative supplier continue to pay a delivery charge.

     All PECO customers may choose to purchase energy from an alternative electric supplier. As of December 31, 2004, approximately 101,500 customers, representing approximately 8% of PECO’s annual kilowatthour sales, had elected to purchase their electric energy from an alternative electric supplier. Customers who receive energy from an alternative electric supplier continue to pay delivery charges and CTCs.

     Competitive Service Declarations. On November 14, 2002, the ICC allowed ComEd, by operation of law, to revise its provider of last resort obligation to be the back-up energy supplier at market-based rates for certain customers with energy demands of at least three MWs. About 370 of ComEd’s largest energy customers are affected, representing an aggregate supply obligation or load of approximately 2,500 MWs. These customers will not have a right to take bundled service after June 2006 or to return to bundled rates if they choose an alternative supplier prior to June 2006.

     On March 28, 2003, the ICC approved changes to ComEd’s real-time pricing tariff for non-residential customers, including those with energy demands of at least three MWs, who choose hourly energy supply for their electric power and energy. The ICC orders were affirmed on appeal.

     Exelon cannot predict the long-term impact of customer choice and customer service declarations on its results of operations.

     Rate Reductions and Return on Common Equity Threshold. The Illinois restructuring legislation, as amended, required a 15% residential base rate reduction effective August 1, 1998 and an additional 5% residential base rate reduction effective October 1, 2001. In addition, a base rate freeze, reflecting the residential base rate reduction, is in effect through January 1, 2007. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility’s financial viability. Under the Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold include ComEd’s net income calculated in accordance with GAAP and reflect the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. As a result of the Illinois legislation, at December 31, 2004, ComEd had a regulatory asset related to recoverable transition costs with an unamortized balance of $87 million that it expects to fully recover and amortize by the end of 2006. Consistent with the provisions of the Illinois legislation, regulatory assets may be recovered in amounts that provide ComEd an earned return on common equity within the Illinois legislation earnings threshold. ComEd has not triggered the earnings sharing provision through 2004.

     Rate limitations. Pursuant to a settlement agreement related to the merger of Exelon, Unicom Corporation and PECO on October 20, 2000 (PECO / Unicom Merger) with the PUC, PECO is subject to agreed-upon electric service rate reductions of $200 million, in aggregate, for the period January 1, 2002 through December 31, 2005, including $40 million in each of 2004 and 2005. As required by the 1998 electric restructuring settlement and as modified by the PECO / Unicom Merger-related settlement agreement, PECO is subject to rate caps (subject to limited exceptions for significant increases in Federal or state income taxes or other significant changes in law or regulation that do not allow PECO to earn a fair rate of return) on its transmission and distribution rates through December 31, 2006, and on its energy rates through December 31, 2010.

     Nuclear Decommissioning Costs. In connection with the transfer of ComEd’s nuclear generating stations to Generation, the ICC permitted ComEd to recover $73 million per year from retail customers for decommissioning for the years 2001 through 2004 and, depending upon the portion of the output from those stations taken by ComEd, up to $73 million annually in 2005 and 2006. Because ComEd is not expected to take all of the output of these stations, actual collections are expected to be less than $73 million annually in 2005 and 2006. Subsequent to 2006, there will be no further recoveries of decommissioning costs from customers. Any surplus funds after a nuclear station is decommissioned must be refunded to ComEd’s customers. The amounts collected by ComEd from retail customers are remitted to Generation. See Note 14 – Nuclear Decommissioning and Spent Fuel Storage.

     Effective January 1, 2004, the PUC approved an adjustment to PECO’s nuclear decommissioning cost adjustment clause permitting PECO to recover an additional $3.6 million annually, or $33 million compared to $29 million previously. The amounts recovered by PECO are remitted to Generation upon collection.

     Open Access Transmission Tariff. On November 10, 2003, the FERC issued an order allowing ComEd to put into effect, subject to refund and rehearing, new transmission rates designed to reflect nearly $500 million of infrastructure investments made since 1998; however, because of the Illinois retail rate freeze and the method for calculating CTCs, the increase is not expected to significantly increase operating revenues until December 31, 2006. During the third quarter of 2004, a settlement agreement was reached which was approved by the FERC during the fourth quarter of 2004, which established new rates that became effective May 1, 2004.

Generation

     Service Life Extension. Upon the December 2003 acquisition of the remaining 50% interest in AmerGen, Generation changed its accounting estimates related to the depreciation of certain AmerGen generating facilities to conform with Generation’s depreciation policies. The estimated service lives were extended by 20 years for the three AmerGen stations. These changes were based on engineering and economic feasibility analyses performed by Generation. The service life extensions are subject to approval by the Nuclear Regulatory Commission (NRC) of renewals of the existing NRC operating licenses. Generation has not applied for license renewals at the AmerGen facilities, but has announced its plan to file a renewal request in 2005 for the Oyster Creek Nuclear Generating Station (Oyster Creek), and is planning on filing for license renewals for TMI Unit 1 and the Clinton Nuclear Power Station (Clinton) on a timeline consistent and integrated with the other planned license renewal filings for the Generation nuclear fleet.

     License Renewals. In December 2004, the NRC issued an order that will permit Oyster Creek to operate beyond its license expiration in April 2009 if the NRC has not completed reviewing the application for renewal. The application for Oyster Creek’s license renewal is anticipated to be filed by August 2005 in order to comply with this agreement. On October 28, 2004, the NRC approved 20-year renewals of the operating licenses for Generation’s Dresden and Quad Cities generating stations. The licenses for Dresden Unit 2, Dresden Unit 3 and Quad Cities Units 1 and 2 were renewed to 2029, 2031 and 2032, respectively. On May 7, 2003, the operating licenses for Peach Bottom Unit 2 and Peach Bottom Unit 3 were renewed to 2033 and 2034, respectively. Depreciation provisions are based on the estimated useful lives of the stations, which assumes the renewal of these licenses for all nuclear generating stations. As a result, these license renewals had no impact on the Consolidated Statements of Income.

6. Accounts Receivable

     Customer accounts receivable at December 31, 2004 and 2003 included unbilled revenues related to unread meters for Energy Delivery and Exelon Energy Company customers of $482 million and $452 million, respectively. Also included in customer accounts receivable was $385 million and $366 million at December 31, 2004 and 2003, respectively, related to Generation’s unbilled revenues for amounts of energy delivered to customers in the month of December. The allowance for uncollectible accounts at December 31, 2004 and 2003 was $93 million and $110 million, respectively.

     PECO is party to an agreement with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225 million of designated accounts receivable until November 2005. At December 31, 2004, PECO had sold a $225 million interest in accounts receivable, consisting of a $179 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities - a Replacement of FASB Statement No. 125,” (SFAS No. 140) and a $46 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable and reflected on the consolidated balance sheet as long-term debt due within one year. At December 31, 2003, PECO had sold a $225 million interest in accounts receivable, consisting of a $176 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140 and a $49 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable (see Note 12 - Long-Term Debt). PECO retains the servicing responsibility for these receivables. The agreement requires PECO to maintain the $225 million interest, which, if not met, requires cash, which would otherwise be received by PECO under this program, to be held in escrow until the requirement is met. At December 31, 2004 and 2003, PECO met this requirement and was not required to make any cash deposits.

7. Property, Plant, and Equipment

     A summary of property, plant and equipment by asset category as of December 31, 2004 and 2003 is as follows:

Asset Category	2004	2003

Electric — transmission and distribution	$13,479	$12,644
Electric — generation	7,125	7,968
Gas – transmission and distribution	1,436	1,381
Common	501	492
Nuclear fuel	2,926	2,568
Construction work in progress	593	862
Asset retirement cost	1,024	203
Other property, plant and equipment (a)	1,627	1,549

Total property, plant and equipment	28,711	27,667
Less accumulated depreciation (including accumulated amortization of nuclear fuel of $1,976 and $1,596 as of December 31, 2004 and 2003, respectively)	7,229	7,037

Property, plant and equipment, net	$21,482	$20,630

(a)	Includes buildings under capital lease with a net carrying value of $43 million and $46 million at December 31, 2004 and 2003, respectively. The original cost basis of the buildings was $53 million and total accumulated amortization was $10 million and $7 million at December 31, 2004 and 2003, respectively.

     Energy Delivery’s depreciation expense, which is included in cost of service for rate purposes, includes the estimated cost of dismantling and removing plant from service upon retirement. Beginning in 2003, in accordance with new interpretations of regulatory accounting practice, collections for future removal costs are recorded as a regulatory liability. For more information, see Note 21 – Supplemental Financial Information.

     Effective July 1, 2002, ComEd decreased its depreciation rates based on a new depreciation study reflecting its significant construction program in recent years, changes in and development of new technologies, and changes in estimated plant service lives since the last depreciation study. The annualized reduction in depreciation expense was $96 million.

8. Jointly Owned Electric Utility Plant

     Exelon’s undivided ownership interests in jointly owned electric plant at December 31, 2004 and 2003 were as follows:

	Nuclear generation			Fossil fuel generation			Transmission/
	Quad Cities	Peach Bottom	Salem (a)	Keystone	Conemaugh	Wyman	Other
			PSEG
Operator	Generation	Generation	Nuclear	Reliant	Reliant	FP&L	(b, c)
Ownership interest	75.00%	50.00%	42.59%	20.99%	20.72%	5.89%	(b, c)
Exelon’s share at December 31, 2004:
Plant	$287	$438	$127	$167	$212	$2	$61
Accumulated depreciation	54	231	33	102	133	—	27
Construction work in progress	39	16	81	5	1	—	—
Exelon’s share at December 31, 2003:
Plant	$191	$453	$106	$168	$210	$2	$61
Accumulated depreciation	18	239	24	106	138	—	26
Construction work in progress	40	1	48	2	1	—	—

(a)	Generation also owns a proportionate share in the fossil fuel combustion turbine, which is fully depreciated. The gross book value was $3 million at December 31, 2004 and 2003.

(b)	PECO has a 22.00% ownership of 127 miles of 500,000 voltage lines located in Pennsylvania and a 42.55% ownership of 151 miles of 500,000 voltage lines located in Delaware and New Jersey.

(c)	Generation has a 44.24% ownership interest in Merrill Creek Reservoir located in New Jersey with a book value of $1 million at December 31, 2004 and 2003.

     Exelon’s undivided ownership interests are financed with Exelon funds and all operations are accounted for as if such participating interests were wholly owned facilities. Exelon’s share of direct expenses of the jointly owned plants is included in the corresponding operating expenses on the Consolidated Statements of Income.

9. Intangible Assets

Goodwill

     Adoption of SFAS No. 142. Effective January 1, 2002, Exelon adopted SFAS No. 142. Pursuant to SFAS No. 142, goodwill is no longer amortized; however, in addition to an initial assessment, goodwill is subject to an assessment for impairment at least annually, or more frequently, if events or circumstances indicate that goodwill might be impaired. The impairment assessment is performed using a two-step, fair-value based test. The first step compares the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to the estimated fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss is reported as a reduction to goodwill and a charge to operating expense.

     As of December 31, 2001, Exelon’s Consolidated Balance Sheets reflected approximately $5.3 billion in goodwill net of accumulated amortization, including $4.9 billion of goodwill, net of accumulated amortization, related to the PECO / Unicom Merger recorded on ComEd’s Consolidated Balance Sheets, with the remainder related to Enterprises. The first step of the transitional impairment analysis indicated that Energy Delivery’s goodwill was not impaired but that an impairment did exist with respect to goodwill recorded in Enterprises’ reporting units. The second step of the analysis, which compared the fair value of each of Enterprises’ reporting units’ goodwill to the carrying value at

December 31, 2001, indicated a total goodwill impairment of $357 million ($243 million, net of income taxes and minority interest). The fair value of Enterprises’ reporting units was determined using discounted cash flow models reflecting the expected range of future cash flow outcomes related to each of Enterprises’ reporting units over the life of the investment. These cash flows were discounted to 2002 using a risk-adjusted discount rate.

     The components of the net transitional impairment loss recognized in the first quarter of 2002 as a cumulative effect of a change in accounting principle were as follows:

Enterprises goodwill impairment (net of income taxes of ($95))	$(243)
Exelon Energy’s goodwill impairment (net of income taxes of ($8))	(11)
Minority interest (net of income taxes of $4)	11
Elimination of AmerGen negative goodwill (net of income taxes of $9)	13

Total cumulative effect of a change in accounting principle	$(230)

     Accounting Methodology Under SFAS No. 142. The changes in the carrying amount of goodwill by reportable segment (see Note 22 – Segment Information) for the years ended December 31, 2003 and 2004 were as follows:

	Energy
	Delivery	Other(a)	Total

Balances as of January 1, 2003	$4,916	$76	$4,992
Impairment losses	—	(72)	(72)
Adoption of SFAS No. 143: (b)
Reduction of asset retirement obligation	(210)	—	(210)
Cumulative effect of change in accounting principle	5	—	5
Resolution of certain tax matters	8	—	8
Other	—	(4)	(4)

Balances as of January 1, 2004	4,719	—	4,719
Resolution of certain tax matters	(9)	—	(9)
PECO / Unicom Merger severance adjustments	(5)	—	(5)

Balances as of December 31, 2004	$4,705	$—	$4,705

(a)	Represents the goodwill associated with Enterprises.

(b)	See Note 14 – Nuclear Decommissioning and Spent Fuel Storage.

     2004 Annual Goodwill Impairment Assessment. The annual goodwill impairment assessment was performed as of November 1, 2004. The first step of the annual impairment analysis, comparing the fair value of a reporting unit to its carrying value, including goodwill, indicated no impairment of goodwill. In its assessment to estimate the fair value of the Energy Delivery reporting unit, Exelon used a probability-weighted, discounted cash flow model with multiple scenarios. The determination of the fair value is dependent on many sensitive, interrelated and uncertain variables including changing interest rates, utility sector market performance, capital structure, market prices for power, post-2006 rate regulatory structures, operating and capital expenditure requirements and other factors.

     Changes from the assumptions used in the impairment review could possibly result in a future impairment loss of Energy Delivery’s goodwill, which could be material. Illinois legislation provides that reductions to ComEd’s common equity resulting from goodwill impairments will have no impact on the determination of the rate cap on ComEd’s allowed equity return during the electricity industry restructuring transition period through 2006. See Note 5 – Regulatory Issues for further discussion of ComEd’s earnings provisions.

     2003 Goodwill Impairment Assessments. The 2003 annual goodwill impairment assessment was performed as of November 1, 2003, and Exelon determined that goodwill was not impaired at Energy Delivery but that the remaining goodwill at Exelon Services was fully impaired. Exelon recorded a pre-tax charge of $24 million within operating and maintenance expenses during 2003 to fully impair the goodwill that had been recorded within Exelon Services.

     In connection with the sale of InfraSource in 2003, Exelon recorded a goodwill impairment charge of approximately $48 million pre-tax to fully impair the goodwill recorded within InfraSource. Management of Exelon primarily considered the negotiated sales price of InfraSource in determining the amount of the goodwill impairment charge.

Other Intangible Assets

     Other Intangible Assets. Exelon’s other intangible assets, included in deferred debits and other assets consisted of the following:

	December 31, 2004			December 31, 2003
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Amortized intangible assets:
Energy purchase agreement (a)	$384	$(27)	$357	$—	$—	$—
Tolling agreement (a)	73	(5)	68	—	—	—
Synthetic fuel investments (b)	264	(56)	208	241	(4)	237
Other	6	(6)	—	6	—	6

Total amortized intangible assets	727	(94)	633	247	(4)	243

Other intangible assets:
Intangible pension asset	171	—	171	186	—	186

Total	$898	$(94)	$804	$433	$(4)	$429

(a)	See Note 3 – Sithe and Note 25 – Subsequent Events for a description of Sithe’s intangible assets that are reflected in Exelon’s balance sheet at December 31, 2004 and a description of the sale of Sithe that was completed on January 31, 2005.

(b)	See Note 2 – Acquisitions and Dispositions for a description of Exelon’s right to acquire tax credits through investments in synthetic fuel-producing facilities.

     Amortization expense related to amortized intangible assets was $90 million in 2004, of which $6 million was reflected as a reduction in revenues and $32 million was attributable to the energy purchase agreement and the tolling agreement. The $32 million relates to Generation’s consolidation of Sithe and is reflected in discontinued operations. Amortization expense was not significant in 2003.

     In 2004, Generation entered into an agreement to sell its ownership interest in Sithe, which was completed on January 31, 2005 and will result in the elimination of the intangible assets related to Sithe’s energy purchase agreement and tolling agreement from the Consolidated Balance Sheets in future periods. See Note 25 – Subsequent Events for further information regarding this sale. Amortization expense related to intangible assets is expected to be in the range of $100 million to $120 million annually from 2005 through 2007 and approximately $50 million in 2008 and 2009. This estimate includes amortization related to Sithe’s intangible assets of $43 million annually through 2009, which will not be incurred as a result of the sale of Sithe. The remaining amortization expense relates to Exelon’s investments in synthetic fuel-producing facilities.

10. Severance Accounting

     Exelon provides severance and health and welfare benefits to terminated employees pursuant to pre-existing severance plans primarily based upon each individual employee’s years of service with Exelon and compensation level.

     During the years ended December 31, 2004 and 2003, Exelon identified approximately 260 and 1,580 positions, respectively, for elimination. As of December 31, 2004, approximately 380 of the identified positions had not been eliminated. Exelon recorded charges for salary continuance severance of $32 million and $135 million (before income taxes) during 2004 and 2003, respectively, which represented salary continuance costs that were probable and could be reasonably estimated as of the end of the year. During 2004 and 2003, Exelon recorded charges of $16 million and $48 million (before income taxes), respectively, associated with special health and welfare severance benefits.

Additionally, Exelon incurred curtailment and settlement costs in 2004 and 2003 associated with its pension and postretirement benefit plans of $24 million and $80 million (before income taxes), respectively, as a result of personnel reductions. In total, Exelon recorded charges of $56 million and $258 million (before income taxes) in 2004 and 2003, respectively. See Note 15 – Retirement Benefits for a description of the curtailment charges related to the pension and postretirement benefit plans.

     Exelon based its estimate of the number of positions to be eliminated on management’s current plans and its ability to determine the appropriate staffing levels to effectively operate the businesses. Exelon may incur further severance costs if additional positions are identified for elimination. These costs will be recorded in the period in which the costs can be reasonably estimated.

     The following table details, by segment, Exelon’s total salary continuance severance costs, recorded as an operating and maintenance expense, for the years ended December 31, 2004, 2003 and 2002:

	Energy
Salary continuance severance charges	Delivery	Generation	Other	Consolidated

Expenses recorded - 2004 (a)	$13	$2	$17	$32
Expenses recorded – 2003 (a)	77	38	20	135
Expenses recorded – 2002 (b)	—	2	6	8

(a)	Severance expense in 2004 and 2003 reflects severance costs associated with The Exelon Way, revised estimates to reflect specific individuals instead of positions previously identified under The Exelon Way and other severance costs incurred in the normal course of business.

(b)	Severance expense in 2002 generally represents severance activity associated with the PECO / Unicom Merger and in the normal course of business.

     The following table provides a roll forward of Exelon’s salary continuance severance obligation from January 1, 2003 through December 31, 2004.

Salary continuance severance obligation
Balance as of January 1, 2003	$39
Severance charges recorded	135
Cash payments	(39)
Other adjustments	4

Balance as of January 1, 2004	139
Severance charges recorded	32
Cash payments	(87)
Other adjustments	(15)

Balance as of December 31, 2004	$69

11. Short-Term Debt

	2004	2003	2002

Average borrowings	$149	$144	$337
Maximum borrowings outstanding	622	1,288	783
Average interest rates, computed on a daily basis	1.37%	1.25%	1.9%
Average interest rates, at December 31	2.43%	1.08%	1.88%

     At December 31, 2003, Exelon, along with ComEd, PECO and Generation, participated with a group of banks in a $750 million 364-day unsecured revolving credit agreement and a $750 million three-year unsecured revolving credit agreement. On July 16, 2004, the $750 million 364-day facility was replaced with a $1 billion unsecured revolving facility maturing on July 16, 2009, and the $750 million three-year facility was reduced to $500 million maturing on October 31, 2006. Both revolving credit agreements are used principally to support the commercial paper programs at Exelon, ComEd, PECO and Generation and to issue letters of credit.

     At December 31, 2004, Exelon, ComEd, PECO and Generation had the following sublimits and available capacity under the credit agreements and the indicated amounts of outstanding commercial paper:

	Bank		Available		Outstanding
Borrower	Sublimit	(a)	Capacity	(b)	Commercial Paper

Exelon	$700		$685		$490
ComEd	100		74		—
PECO	100		100		—
Generation	600		444		—

(a)	Sublimits under the credit agreements can change upon written notification to the bank group.

(b)	Available capacity represents the bank sublimit net of outstanding letters of credit. The amount of commercial paper outstanding does not reduce the available capacity under the credit facilities.

     Interest rates on advances under the credit facilities are based on either prime or the London Interbank Offering Rate (LIBOR) plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum LIBOR adder is 170 basis points.

     The credit agreements require Exelon, ComEd, PECO and Generation to maintain a minimum cash from operations to interest expense ratio for the twelve-month period ended on the last day of any quarter. The ratios exclude revenues and interest expenses attributable to securitization debt, certain changes in working capital, distributions on preferred securities of subsidiaries and, in the case of Exelon and Generation, revenues from Sithe and interest on the debt of its project subsidiaries. The following table summarizes the minimum thresholds reflected in the credit agreements for the twelve-month period ended December 31, 2004:

	Exelon	ComEd	PECO	Generation

Credit agreement threshold	2.65 to 1	2.25 to 1	2.25 to 1	3.25 to 1

     At December 31, 2004, Exelon, ComEd, PECO and Generation were in compliance with the foregoing thresholds.

12. Long-Term Debt

	December 31,
		Maturity
	Rates	Date	2004	2003

Long-term debt
First Mortgage Bonds (a) (b):
Fixed rates	3.50%-9.875%	2005-2033	$3,510	$4,312
Floating rates	1.70%-1.95%	2012-2020	406	406
Notes payable and other (c)	5.35%-9.20%	2005-2020	2,411	2,943
Boston Generating Credit Facility (d)	—	—	—	1,037
Pollution control notes:
Fixed rates	—	—	—	157
Floating rates	1.71%-2.04%	2016-2034	520	363
Notes payable – accounts receivable agreement	2.50%	2005	46	49
Sinking fund debentures	3.875%-4.75%	2005-2011	12	17
Sithe long-term debt (e)
Non-recourse project debt
Independence	8.50%-9.00%	2007-2013	499	—
Batavia	18.00%	2007	1	—
Subordinated debt	7.00%	2034	419	—

Total long-term debt (f)			7,824	9,284
Unamortized debt discount and premium, net			(114)	(43)
Fair-value hedge carrying value adjustment, net			9	33
Long-term debt due within one year			(427)	(1,385)

Long-term debt			$7,292	$7,889

Long-term debt due to ComEd Transitional Funding Trust and PECO Energy Transition Trust (g, h)
Payable to ComEd Transitional Funding Trust	5.44%-5.74%	2005-2008	$1,341	$1,676
Payable to PETT	2.98%-7.65%	2005-2010	3,456	3,849

Long-term debt due to ComEd Transitional Funding Trust and PECO Energy Transition Trust			4,797	5,525
Long-term debt due to ComEd Transitional Funding Trust and PECO Energy Transition Trust due within one year			(486)	(470)

Total long-term debt due to ComEd Transitional Funding Trust and PECO Energy Transition Trust			$4,311	$5,055

Long-term debt to other financing trusts ( g, h)
Subordinated debentures to ComEd Financing II	8.50%	2027	155	155
Subordinated debentures to ComEd Financing III	6.35%	2033	206	206
Subordinated debentures to PECO Trust III	7.38%	2028	81	81
Subordinated debentures to PECO Trust IV	5.75%	2033	103	103

Total long-term debt to other financing trusts			$545	$545

(a)	Utility plant of ComEd and PECO is subject to the liens of their respective mortgage indentures.

(b)	Includes first mortgage bonds issued under the ComEd and PECO mortgage indentures securing pollution control bonds and notes.

(c)	Includes capital lease obligations of $50 million at December 31, 2004 and December 31, 2003. Lease payments of $3 million, $3 million, $2 million, $2 million and $40 million will be made in 2005, 2006, 2007, 2008, and thereafter, respectively.

(d)	Approximately $1.0 billion of debt was outstanding under the non-recourse Boston Generating Credit Facility at December 31, 2003, all of which was reflected in the Consolidated Balance Sheet of Exelon as a current liability due to certain events of default under the Boston Generating Credit Facility. The outstanding debt under the Boston Generating Credit Facility was eliminated from the financial statements of Exelon upon the sale of Generation’s ownership interest in Boston Generating in May 2004. See Note 2 – Acquisitions and Dispositions for additional information regarding the sale.

(e)	In addition to the stated interest rate, an additional 1.97% and 0.99% of interest on the carrying amount of the secured bonds payable is being credited due to debt premiums and 1.63% of interest on the carrying amount of the subordinated debt is being incurred due to the debt discount recorded at the time of the purchase. There is $100 million of unamortized debt discount associated with Sithe long-term debt. These amounts represent obligations of Sithe and will be removed from Exelon’s Consolidated Balance Sheet following Generation’s sale of Sithe, which was completed on January 31, 2005. See Note 25 – Subsequent Events for additional information.

(f)	Long-term debt maturities in the periods 2005 through 2009 and thereafter are as follows:

2005	$427
2006	446
2007	271
2008	942
2009	85
Thereafter	5,653

Total	$7,824

Included in the table above are maturities of Sithe’s debt of $34, $38, $40, $44, $57 and $706 in 2005, 2006, 2007, 2008, 2009 and thereafter, respectively. In connection with Generation’s sale of Sithe on January 31, 2005, Generation is no longer obligated to fulfill these debt maturities, and the related obligations will be removed from the Consolidated Balance Sheets. See Note 25 – Subsequent Events for a further discussion of Generation’s the sale of Sithe.

(g)	Effective July 1, 2003, PECO Trust IV, a financing subsidiary created in May 2003, was deconsolidated from the financial statements in conjunction with the adoption of FIN 46. Effective December 31, 2003, ComEd Financing II, ComEd Financing III, ComEd Transitional Funding Trust, PECO Trust III, and PETT were deconsolidated from the financial statements in conjunction with the adoption of FIN 46-R. Amounts owed to these financing trusts are recorded as debt to financing trusts within the Consolidated Balance Sheets.

(h)	Long-term debt to financing trusts maturities in the periods 2005 through 2009 and thereafter are as follows:

2005	$486
2006	860
2007	980
2008	965
2009	700
Thereafter	1,351

Total	$5,342

     Issuances of Long-Term Debt. The following long-term debt was issued during 2004:

		Interest
Company	Type	Rate	Maturity	Amount

PECO	First Mortgage Bonds	5.90%	May 1, 2034	$75
Generation	Pollution Control Revenue Bonds (a)	Variable	April 1, 2021	51
Generation	Pollution Control Revenue Bonds (a)	Variable	October 1, 2030	92
Generation	Pollution Control Revenue Bonds (a)	Variable	October 1, 2034	14
Exelon	Note (b)	6.00%	January 15, 2008	22

Total issuances				$254

(a)	The proceeds from the issuances were used to redeem pollution control revenue bonds of PECO.

(b)	Represents a non-cash issuance for investments in synthetic fuel-producing facilities. See Note 2 – Acquisitions and Dispositions for additional information regarding these investments.

     Debt Retirements and Redemptions. The following debt was retired, through tender, open market purchases, optional redemption or payment at maturity, during 2004:

		Interest
Company	Type	Rate	Maturity	Amount

ComEd	Medium Term Notes	9.200%	October 15, 2004	$56
ComEd	Notes	6.400%	October 15, 2005	128
ComEd	Notes	6.950%	July 15, 2018	85
ComEd	Notes	7.375%	January 15, 2004	150
ComEd	Notes	7.625%	January 15, 2007	5
ComEd	Pollution Control Revenue Bonds	5.300%	January 15, 2004	26
ComEd	Pollution Control Revenue Bonds	5.700%	January 15, 2009	4
ComEd	Pollution Control Revenue Bonds	5.850%	January 15, 2014	3
ComEd	Sinking Fund Debentures	3.125%	October 1, 2004	2
ComEd	Sinking Fund Debentures	3.875%	January 1, 2008	1
ComEd	Sinking Fund Debentures	4.625%	January 1, 2009	1
ComEd	Sinking Fund Debentures	4.750%	December 1, 2011	1
ComEd	First Mortgage Bonds	3.700%	February 1, 2008	55
ComEd	First Mortgage Bonds	4.700%	April 15, 2015	135
ComEd	First Mortgage Bonds	4.740%	August 15, 2010	38
ComEd	First Mortgage Bonds	5.875%	February 1, 2033	96
ComEd	First Mortgage Bonds	6.150%	March 15, 2012	150
ComEd	First Mortgage Bonds	7.000%	July 1, 2005	62
ComEd	First Mortgage Bonds	7.500%	July 1, 2013	20
ComEd	First Mortgage Bonds	7.625%	April 15, 2013	94
ComEd	First Mortgage Bonds	8.000%	May 15, 2008	20
ComEd	First Mortgage Bonds	8.250%	October 1, 2006	5
ComEd	First Mortgage Bonds	8.375%	October 15, 2006	94
PECO	Pollution Control Revenue Bonds (a)	5.200%	April 1, 2021	51
PECO	Pollution Control Revenue Bonds (a)	5.200%	October 1, 2030	92
PECO	Pollution Control Revenue Bonds (a)	5.300%	October 1, 2034	14
PECO	First Mortgage Bonds	6.375%	August 15, 2005	75
Enterprises	Note	7.680%	June 30, 2023	11
Enterprises	Note	9.090%	January, 31, 2020	26
Generation	Note – AmerGen	6.330%	August 8, 2009	10
Generation	Note – AmerGen	6.200%	December 20, 2004	16
Generation	Note – Sithe	8.500%	June 30, 2007	32
Exelon	Notes	7.980% to 8.875%	2009 and 2010	63
Other				8

Total retirements				$1,629

(a)	The bonds were redeemed with the proceeds from the issuance of pollution control revenue bonds by Generation.

     During 2004, ComEd made payments of $335 million related to its obligation to the ComEd Transitional Funding Trust, and PECO made payments of $393 million related to its obligation to PETT.

     During 2004, ComEd retired $1.2 billion of long-term debt, including $1.0 billion prior to its maturity and $206 million at maturity, pursuant to Exelon’s accelerated liability management plan. ComEd funded the retirements through cash from operations, a return of contributions to the intercompany money pool and collections on an intercompany note receivable from UII, LLC (formerly Unicom Investments, Inc.) Exelon recorded charges of $130 million (before income taxes) in 2004 associated with the retirement of debt under the plan. The charges were included within other, net within Exelon’s Consolidated Statements of Income. The components of the charges included the following: $86 million for prepayment premiums; $12 million for net unamortized premiums, discounts and debt issuance costs; $24 million of losses on reacquired debt previously deferred as regulatory assets; and $12 million for settled cash-flow interest-rate swaps previously deferred as regulatory assets partially offset by $4 million of unamortized gain on settled fair value interest-rate swaps.

     See Note 2 – Acquisitions and Dispositions for information regarding debt classified as held for sale as of December 31, 2003.

     See Note 16 – Fair Value of Financial Assets and Liabilities for additional information regarding interest-rate swaps of ComEd, PECO and Generation.

     See Note 17 – Preferred Securities for additional information regarding preferred stock.

13. Income Taxes

     Income tax expense (benefit) is comprised of the following components:

	For the Years Ended December 31,
	2004	2003	2002

Federal
Current	$401	$275	$624
Deferred	243	63	250
Investment tax credit amortization	(13)	(13)	(15)
State
Current	89	92	96
Deferred	(28)	(86)	43

Total income tax expense	$692	$331	$998

Included in cumulative effect of changes in accounting principles:
Deferred
Federal	$12	$58	$(87)
State	5	11	(3)

Total income tax expense (benefit)	$17	$69	$(90)

Income tax expense is included in the financial statements as follows:

	For the Years Ended December 31,
	2004	2003	2002

Continuing operations	$713	$389	$1,000
Discontinued operations	(21)	(58)	(2)
Cumulative effect of change in accounting principle	17	69	(90)

Total income tax expense	$709	$400	$908

     The effective income tax rate related to continuing operations and discontinued operations varies from the U.S. Federal statutory rate principally due to the following:

	For the Years Ended December 31,
	2004	2003	2002

U.S. Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	1.6	0.4	3.2
Synthetic fuel-producing facilities credit (a)	(8.6)	(2.0)	—
Low income housing credit	(0.4)	(1.2)	(0.5)
Amortization of investment tax credit	(0.4)	(0.9)	(0.4)
Tax exempt income	(0.4)	(0.7)	(0.2)
Qualified nuclear decommissioning trust fund income	(0.3)	0.8	—
Nontaxable employee benefits	(0.3)	—	—
Other	1.3	(2.1)	0.3

Effective income tax rate	27.5%	29.3%	37.4%

(a)	Change between 2003 and 2004 reflects investments in synthetic fuel-producing facilities made in the fourth quarter of 2003 and the third quarter of 2004. See Note 2 – Acquisitions and Dispositions for additional information regarding investments in synthetic fuel-producing facilities.

     The tax effects of temporary differences giving rise to significant portions of Exelon’s deferred tax assets and liabilities as of December 31, 2004 and 2003 are presented below:

	2004	2003

Deferred tax liabilities:
Plant basis difference	$4,177	$3,932
Stranded cost recovery	1,632	1,784
Deferred debt refinancing costs	56	69

Total deferred tax liabilities	5,865	5,785

Deferred tax assets:
Deferred pension and postretirement obligations	(985)	(901)
Excess of tax value over book value of impaired assets (a)	(44)	(200)
Decommissioning and decontamination obligations	(145)	(97)
Unrealized loss on derivative financial instruments	(57)	(70)
Goodwill	(6)	(29)
Other, net	(208)	(290)

Total deferred tax assets	(1,445)	(1,587)

Deferred income tax liabilities (net) on the Consolidated Balance Sheets	$4,420	$4,198

(a)	Includes impairments related to Exelon’s investments in Sithe and Boston Generating and write-downs of certain Enterprises investments.

     In accordance with regulatory treatment of certain temporary differences, Exelon has recorded a net regulatory asset associated with deferred income taxes, pursuant to SFAS No. 71 and SFAS No. 109, of $751 million and $701 million at December 31, 2004 and 2003, respectively. See Note 21 – Supplemental Financial Information for further discussion of Exelon’s regulatory asset associated with deferred income taxes.

     ComEd and PECO have certain tax returns that are under review at the audit or appeals level of the IRS, and certain state authorities. Except for the tax positions discussed below, these reviews by governmental taxing authorities are not expected to have an adverse impact on the financial condition or result of operations of Exelon.

     Exelon, through its ComEd subsidiary, has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on the 1999 sale of its fossil generating assets. As of December 31, 2004, deferred tax liabilities related to the fossil plant sale are reflected in Exelon’s Consolidated Balance Sheets with the majority allocated to ComEd and the remainder to Generation.

The 1999 income tax liability deferred as a result of these transactions was approximately $1.1 billion. Exelon’s ability to continue to defer a portion of this liability depends on whether its treatment of a portion of the sales proceeds as having been received in connection with an involuntary conversion is proper pursuant to IRS regulations and interpretations. Exelon’s ability to continue to defer the remainder of this liability may depend in part on whether its tax characterization of a lease transaction it entered into in connection with the sale is proper pursuant to IRS regulations and interpretations. The IRS is likely to argue that the lease transaction is of a type it has recently announced its intention to challenge, and Exelon understands that somewhat similar transactions entered into by other companies have been the subject of review and challenge by the IRS. Changes in IRS interpretations of existing primary tax authority or challenges to ComEd’s positions could have the impact of accelerating future income tax payments and increasing interest expense related to the deferred tax gain that becomes current. Any required payments could be significant to the cash flows of Exelon. Exelon’s management believes Exelon’s reserve for interest, which has been established in the event that such positions are not sustained, has been appropriately recorded in accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5); however, the ultimate outcome of such matters could result in unfavorable or favorable adjustments to the results of operations, and such adjustments could be material. Federal tax returns covering the period of the 1999 sale are currently under Internal Revenue Service (IRS) audit. Final resolution of this matter is not anticipated for several years.

     It is presently unclear the extent to which any IRS challenge to such deferral would be successful. If the deferral was successfully challenged by the IRS, it could have a material adverse impact on Exelon’s operating results.

     As of December 31, 2004 and 2003, Exelon had recorded valuation allowances of $9 million and $22 million, respectively, with respect to deferred taxes associated with separate company state taxes. As of December 31, 2004, Exelon had net capital loss carryforwards for income tax purposes of approximately $183 million, which expire beginning in 2008.

14. Nuclear Decommissioning and Spent Fuel Storage

Nuclear Decommissioning

     Overview

     Exelon has a legal obligation to decommission its nuclear power plants following the expiration of their operating licenses. This obligation is reflected as an asset retirement obligation (ARO), which is classified as a noncurrent liability. Based on the actual or anticipated extended license lives of the nuclear plants, decommissioning expenditures for Exelon’s nuclear power plants currently operating are expected to occur primarily during the period 2029 through 2056. Exelon owns three nuclear units that are retired and currently incur certain costs associated with decommissioning. The cost of nuclear decommissioning will be funded by investments held in trust funds that have been established for each nuclear station. Exelon had nuclear decommissioning trust funds totalling $5,262 million and $4,721 million as of December 31, 2004 and 2003, respectively. See Note 16 – Fair Value of Financial Assets and Liabilities for more information regarding Exelon’s nuclear decommissioning trust funds.

     Cost Recovery and Decommissioning Responsibilities

     Former ComEd plants. Exelon currently recovers in revenues funds for decommissioning the former ComEd nuclear plants through regulated rates collected by ComEd. The amounts recovered from customers are remitted to Generation and deposited into the trust accounts to fund the future decommissioning costs. Under a December 2000 Illinois Commerce Commission Order issued to ComEd, amended February 2001 (ICC Order), ComEd is permitted to collect up to $73 million annually through 2006 from ratepayers to decommission the former ComEd nuclear plants. The amount of decommissioning revenue collections for 2005 and 2006 are anticipated to be less than than $73 million. Under the current ICC Order, ComEd will not collect amounts for decommissioning subsequent to 2006.

     Based on the provisions of the ICC Order and NRC regulations, Exelon is financially responsible for the decommissioning obligations related to these plants. If trust assets plus future collections permitted by the ICC Order are exceeded by the ultimate ARO, Exelon is responsible for any shortfall in funding; however, if amounts remain in the trust funds for these units following the completion of the decommissioning activities, those amounts will be returned to the ComEd ratepayers. At the end of each financial reporting period, Exelon assesses the amounts currently recorded in trust assets plus future collections less amounts recorded in the ARO. At December 31, 2004 and 2003, Exelon recorded a regulatory liability for the amount of decommissioning-related assets in excess of the ARO.

     Former PECO plants. Exelon currently recovers costs for decommissioning the former PECO nuclear plants through regulated rates collected by PECO. The amounts recovered from customers are remitted to Generation and deposited into the trust accounts to fund the future decommissioning costs. Under orders from the Pennsylvania Public Utility Commission (PUC), PECO is permitted to collect from ratepayers up to $33 million annually for the full funding of the expected costs to decommission the former PECO nuclear plants. Based on the provisions of the PUC order, the PECO ratepayers are financially responsible for the majority of any shortfalls in the costs to decommission these nuclear units; however, the PECO ratepayers will receive any excess amounts from the trust funds at the completion of decommissioning. Exelon is responsible for 1) the first $50 million of the decommissioning costs above a certain threshold established under the PUC order and 2) five percent of the decommissioning costs above that first $50 million of costs that exceed the established threshold. Exelon expects total decommissioning costs to exceed this threshold and expects to be held responsible for the entire $50 million over the remaining life of the assets. At the end of each financial reporting period, Exelon assesses the amounts currently recorded in trust assets plus future collections less amounts recorded in the ARO. At December 31, 2004 and 2003, Exelon recorded a regulatory liability for the amount of decommissioning-related assets in excess of the ARO.

     AmerGen plants. Exelon does not recover costs for decommissioning the AmerGen nuclear plants from customers. As such, Exelon is financially responsible for the decommissioning of these plants and bears all risks and benefits related to the funding levels associated with these plants’ decommissioning trust funds.

     Adoption of SFAS No. 143

     Exelon adopted SFAS No. 143 on January 1, 2003, which promulgates the accounting for AROs. In accordance with SFAS No. 143, a probability-weighted, discounted cash flow model with multiple scenarios was used to determine the fair value of the decommissioning obligation. SFAS No. 143 states that the estimated fair value of the decommissioning obligation represents the amount a third party would receive for assuming an entity’s entire obligation. The present value of future estimated cash flows required to decommission the nuclear stations was calculated using credit-adjusted, risk-free rates applicable to the various businesses in order to determine the fair value of the decommissioning obligation at the time of adoption of SFAS No. 143.

     Former ComEd plants. The transition provisions of SFAS No. 143 required Exelon to apply the fair value remeasurement back to the historical periods in which AROs were originally incurred, resulting in a remeasurement of these obligations at the date the assets were acquired by Exelon. Since the nuclear plants previously owned by ComEd were acquired by Exelon on October 20, 2000 (and subsequently transferred to Generation as a result of the Exelon corporate restructuring on January 1, 2001), Exelon’s historical accounting for its ARO associated with those plants was revised as if SFAS No. 143 had been in effect at the merger date. The calculation of the SFAS No. 143 ARO yielded decommissioning obligations lower than the value of the corresponding trust assets at January 1, 2003. Since the trust fund assets exceeded the fair value of the ARO, a regulatory liability of $948 million was recorded at January 1, 2003. As a result of increases in the trust funds due to market conditions, the regulatory liability has increased to $1,433 million at December 31, 2004.

     In accordance with the provisions of SFAS No. 143 and regulatory accounting guidance, Exelon recorded a SFAS No. 143 transition adjustment to accumulated other comprehensive income to reclassify $168 million, net of tax, of accumulated net unrealized losses in the nuclear decommissioning trust funds to the regulatory liability associated with the former ComEd plants.

     Former PECO plants. In the case of the former PECO plants, the SFAS No. 143 ARO calculation yielded decommissioning obligations greater than the corresponding trust assets at January 1, 2003. As such, a regulatory asset of $20 million was recorded. As a result of increases in the trust funds due to market conditions and contributions collected from PECO customers, the trust fund assets exceeded the ARO at December 31, 2004 and Exelon has a regulatory liability to the PECO ratepayers of $46 million. At December 31, 2003, Exelon had a regulatory liability to the PECO ratepayers of $12 million related to nuclear decommissioning.

     Upon adoption, and in accordance with the provisions of SFAS No. 143, Exelon capitalized an asset retirement cost (ARC) asset within property, plant and equipment of $172 million related to the establishment of the ARO for the former PECO plants. The ARC is being amortized over the remaining useful lives of the former PECO plants.

     Exelon believes that all of the decommissioning assets, anticipated earnings thereon and future revenues from decommissioning collections will be used to decommission the former ComEd and PECO nuclear plants. As such, Exelon expects the regulatory liabilities to be reduced to zero at the conclusion of the decommissioning activities.

     AmerGen plants. At the time of the adoption of SFAS No. 143 on January 1, 2003, Exelon had a 50% ownership of AmerGen. Exelon recorded income of $29 million (after income taxes) as the cumulative effect of changes in accounting principles.

     Impact of Current Regulatory Orders on the Application of SFAS No. 143

     Increases in the ARO due to the passage of time are recorded in operating and maintenance expense as accretion expense. Increases in the ARO resulting from revisions to the estimated future cash flows are generally recorded with a corresponding adjustment to the basis of plant value, by recording an ARC asset. The ARC is depreciated on a straight-line basis over the remaining life of the unit to which it relates. Changes in the nuclear decommissioning trust funds are discussed in Note 16 — Fair Value of Financial Assets and Liabilities.

     Former ComEd plants. As of December 31, 2004, the trust assets associated with the former ComEd plants exceeded the ARO for those plants. Until such time, if ever, that the ARO exceeds the decommissioning-related assets, Exelon’s net income should not reflect the impacts of any income or expenses associated with decommissioning the former ComEd nuclear units. As such, decommissioning revenues collected, nuclear decommissioning trust fund investment income, accretion expense and depreciation of the ARC are not reflected in net income as they are offset by the adjustment to the regulatory liability to ComEd’s ratepayers to the extent the decommissioning-related assets exceed the ARO.

     Former PECO plants. As of December 31, 2004, the trust assets associated with the former PECO plants exceeded the ARO for those plants. The regulatory order associated with the former PECO units ensures that Exelon will not be financially responsible for the decommissioning of these units, with the exception of certain amounts described above. As such, Exelon’s net income should not reflect the impacts of any income or expenses associated with decommissioning the former PECO nuclear units, except for the accretion expense associated with its decommissioning cost responsibility above the decommissioning cost thresholds established by the PUC, as previously discussed. The net effect of decommissioning revenues collected, nuclear decommissioning trust fund investment income, accretion expense and depreciation of the ARC is adjusted so that the amounts net to an insignificant amount in Exelon’s Consolidated Statements of Income. This adjustment is reflected as a change in the regulatory liability to PECO’s ratepayers.

     AmerGen plants. Beginning in 2004, decommissioning activity related to the AmerGen units is reflected in Exelon’s Consolidated Statements of Income. The AmerGen units are not subject to any cost recovery regulation and, as such, Exelon will be required to fund any shortfall of trust assets below the decommissioning obligations.

Similarly, Exelon will not be required to refund any excess trust funds to customers if the obligation is less than the available trust funds. As such, the impacts of nuclear decommissioning trust fund investment income, accretion expense and depreciation of the ARC are all included in Exelon’s Consolidated Statements of Income. Prior to December 2003 and Exelon’s acquisition of British Energy’s 50% interest in AmerGen, the impact to Exelon for accounting for the decommissioning of the AmerGen plants was recorded within Exelon’s equity in earnings of AmerGen. In addition, Exelon’s proportionate share of unrealized gains and losses on AmerGen’s decommissioning trust funds were reflected in Exelon’s other comprehensive income.

     2004 Update of ARO

     Generation updates its ARO on a periodic basis. During 2004, Generation recorded a $780 million net increase to the ARO resulting from revisions to estimated future nuclear decommissioning cash flows. This update also resulted in an adjustment to the basis of property, plant and equipment of $780 million by recording a corresponding net increase to the ARC. This increase to the ARO was primarily a result of updated decommissioning cost studies and changes in cost escalation factors used to estimate future undiscounted costs, both of which are provided by independent third-party appraisers. Cost estimates are updated every three to five years in accordance with NRC regulations and industry practice. The net increase in the ARO for the former ComEd units, the former PECO units and the AmerGen units resulting from revisions to estimated cash flows during 2004 was $563 million, $142 million and $75 million, respectively. As of December 31, 2004, the ARO balances for the former ComEd, the former PECO and the AmerGen units totaled approximately $2.3 billion, $1.0 billion and $0.6 billion, respectively.

     The following table provides a roll forward reconciliation of the ARO reflected on Exelon’s Consolidated Balance Sheets from January 1, 2003 to December 31, 2004:

Asset retirement obligation at January 1, 2003	$2,366
Consolidation of AmerGen	487
Accretion expense	161
Payments to decommission retired plants	(14)
Reclassification of Thermal ARO as held for sale (a)	(3)

Asset retirement obligation at December 31, 2003	2,997
Net increase resulting from updates to future estimated cash flows	780
Accretion expense	210
Additional liabilities incurred (b)	6
Payments to decommission retired plants	(12)

Asset retirement obligation at December 31, 2004	$3,981

(a)	The ARO of Thermal was subsequently relieved upon its sale in the second quarter of 2004.

(b)	Additional liabilities incurred are primarily due to the consolidation of Sithe.

     Accounting Prior to the Adoption of SFAS No. 143

     Prior to January 1, 2003, Exelon accounted for the current period’s cost of decommissioning related to generating plants previously owned by PECO in accordance with common regulatory accounting practices by recording a charge to depreciation expense and a corresponding liability in accumulated depreciation concurrently with recognizing decommissioning collections. Financial activity of the decommissioning trust (e.g., investment income and realized and unrealized gains and losses on trust investments) was reflected in nuclear decommissioning trust funds in Exelon’s Consolidated Balance Sheets with a corresponding offset recorded to accumulated depreciation.

     Regulatory accounting practices for the nuclear generating stations previously owned by ComEd were discontinued as a result of an ICC Order capping ComEd’s ultimate recovery of decommissioning costs. The difference between the decommissioning cost estimate and the decommissioning liability recorded in accumulated depreciation for the former ComEd operating stations was previously amortized to depreciation expense on a straight-line basis over the remaining lives of the stations. The decommissioning cost estimate (adjusted annually to reflect inflation) for the former ComEd retired units recorded in deferred credits and other liability was previously accreted to depreciation expense. Financial activity of the decommissioning trust funds related to Generation’s nuclear generating stations no longer accounted for under common regulatory practices was reflected in nuclear decommissioning trust funds in Exelon’s Consolidated Balance Sheets with a corresponding gain or expense recorded in Exelon’s Consolidated Income Statements or in other comprehensive income.

Spent Nuclear Fuel

     Under the Nuclear Waste Policy Act of 1982 (NWPA), the U.S. Department of Energy (DOE) is responsible for the development of a repository for the disposal of spent nuclear fuel (SNF) and high-level radioactive waste. As required by the NWPA, Generation is a party to contracts with the DOE (Standard Contracts) to provide for disposal of SNF from its nuclear generating stations. In accordance with the NWPA and the Standard Contracts, Generation pays the DOE one mill ($.001) per kilowatt-hour of net nuclear generation for the cost of nuclear fuel long-term disposal. This fee may be adjusted prospectively in order to ensure full cost recovery. The NWPA and the Standard Contracts required the DOE to begin taking possession of SNF generated by nuclear generating units by no later than January 31, 1998. The DOE, however, failed to meet that deadline and its performance will be delayed significantly. The DOE’s current estimate for opening a SNF facility is 2012. This extended delay in SNF acceptance by the DOE has led to Generation’s adoption of dry cask storage at its Dresden, Quad Cities, Oyster Creek and Peach Bottom stations and its consideration of dry cask storage at other stations.

     The Standard Contracts with the DOE also required the payment to the DOE a one-time fee applicable to nuclear generation through April 6, 1983. PECO’s fee has been paid. Pursuant to the Standard Contracts, ComEd elected to pay the one-time fee of $277 million, with interest to the date of payment, just prior to the first delivery of SNF to the DOE. As of December 31, 2004, the unfunded liability for the one-time fee with interest was $878 million. Interest accrues at the 13-week Treasury Rate, which was 1.987% at December 31, 2004. The liabilities for spent nuclear fuel disposal costs, including the one-time fee, were transferred to Generation as part of the corporate restructuring. The one-time fee obligation for the AmerGen units remains with the prior owner. The Clinton Unit has no outstanding obligation.

     In July 1998, ComEd filed a complaint against the United States Government (Government) in the United States Court of Federal Claims (Court) seeking to recover damages caused by the DOE’s failure to honor its contractual obligation to begin disposing of SNF in January 1998. In August 2001, the Court granted ComEd’s motion for partial summary judgment for liability on ComEd’s breach of contract claim. In November 2001, the Government filed two partial summary judgment motions relating to certain damage issues in the case as well as two motions to dismiss claims other than ComEd’s breach of contract claim. On June 10, 2003, the Court granted the Government’s motion to dismiss claims other than the breach of contract claims. Also on June 10, 2003, the Court denied the Government’s summary judgment motions and set the case for trial on damages for November 2004.

     In July 2000, PECO entered into an agreement (Amendment) with the DOE relating to PECO’s Peach Bottom nuclear generating unit to address the DOE’s failure to begin removal of SNF in January 1998 as required by the Standard Contracts. Under the Amendment, the DOE agreed to provide PECO with credits against PECO’s future contributions to the Nuclear Waste Fund to compensate PECO for SNF storage costs incurred as a result of the DOE’s breach of the contract. The Amendment also provided that, upon PECO’s request, the DOE will take title to the SNF and the interim storage facility at Peach Bottom provided certain conditions are met. Generation assumed this contract in the 2001 corporate restructuring.

     In November 2000, eight utilities with nuclear power plants filed a Joint Petition for Review against the DOE with the United States Court of Appeals for the Eleventh Circuit seeking to invalidate that portion of the Amendment providing for credits to PECO against nuclear waste fund payments on the ground that such provision is a violation of the NWPA. PECO intervened as a defendant in that case, and Generation assumed the claim in the 2001 corporate restructuring. On September 24, 2002, the United States Court of Appeals for the Eleventh Circuit ruled that the fee adjustment provision of the Amendment violates the NWPA and therefore is null and void.

The Court did not hold that the Amendment as a whole is invalid. Article XVI(I) of the Amendment provides that if any portion of the Amendment is found to be void, the DOE and Generation agree to negotiate in good faith and attempt to reach an enforceable agreement consistent with the spirit and purpose of the Amendment. That provision further provided that should a major term be declared void, and the DOE and Generation cannot reach a subsequent agreement, the entire Amendment would be rendered null and void, the original Peach Bottom Standard Contracts would remain in effect and the parties would return to pre-Amendment status. Under the Amendment, Generation has received approximately $40 million in credits against contributions to the nuclear waste fund.

     On August 14, 2003, Generation received a letter from the DOE demanding repayment of $40 million of previously received credits from the Nuclear Waste Fund. The letter also demanded $1.5 million of interest that was accrued as of that date, and Generation continued to accrue interest expense each subsequent month. Generation reserved its 50% ownership share of these amounts. Because Generation expenses the dry storage casks and capitalizes the permanent components of its spent fuel storage facilities, these reserves increased Generation’s operating and maintenance expense approximately $11 million and its capital base approximately $9 million during 2003.

     On July 21, 2004, Exelon and the U.S. Department of Justice, in close consultation with the DOE, reached a settlement under which the government will reimburse Exelon for costs associated with storage of spent fuel at Generation’s nuclear stations pending DOE’s fulfillment of its obligations. Under the agreement, Generation immediately received $80 million in gross reimbursements for storage costs already incurred ($53 million net after considering amounts due from Generation to co-owners of certain nuclear stations), with additional amounts to be reimbursed annually for future costs. In all cases, reimbursements will be made only after costs are incurred and only for costs resulting from DOE delays in accepting the fuel. As of December 31, 2004, the amount of spent fuel storage costs for which reimbursement will be requested in mid-2005 from the DOE under the settlement agreement is $33 million net, which is recorded within accounts receivable, other. This amount is comprised of $14 million, which has been recorded as a reduction to operating and maintenance expense, and $12 million, which has been recorded as a reduction to capital expenditures. The remaining $7 million represents amounts owed to the co-owners of the Peach Bottom and Quad Cities generating facilities.

15. Retirement Benefits

     Exelon sponsors defined benefit pension plans and postretirement welfare benefit plans for essentially all ComEd, PECO, Generation (except for AmerGen) and Exelon Business Services Company (BSC) employees and certain employees of Enterprises. Substantially all non-union employees and electing union employees hired on or after January 1, 2001 participate in Exelon-sponsored cash balance pension plans. Substantially all non-union employees hired prior to January 1, 2001 were offered a choice to remain in Exelon’s traditional pension plan or transfer to a cash balance pension plan for management employees. Employees of AmerGen participate in separate defined benefit pension plans and postretirement welfare benefit plans sponsored by AmerGen. AmerGen is currently offering its employees a choice to remain in their traditional benefit formula or convert to a cash balance formula.

     The costs of providing benefits under these plans are dependent on historical information, such as employee age, length of service and level of compensation, and the actual rate of return on plan assets, in addition to assumptions about the future, including the expected rate of return on plan assets, the discount rate applied to benefit obligations, rate of compensation increase and the anticipated rate of increase in health care costs. The impact of changes in these factors on pension and other postretirement welfare benefit obligations is generally recognized over the expected remaining service life of the employees rather than immediately recognized in the income statement. Exelon uses a December 31 measurement date for the majority of its plans.

     Exelon’s traditional and cash balance pension plans are intended to be tax-qualified defined benefit plans, and Exelon has submitted applications to the IRS for rulings on the tax-qualification of the form of each plan.

By letters dated April 21, 2004, the IRS notified Exelon that the rulings on its applications for the traditional and management cash balance plans were delayed pending advice from the IRS’s National Office, pursuant to a previously announced moratorium on rulings with respect to plans involved in so called cash balance “conversions.” On June 1, 2004, the IRS issued a favorable ruling on the union cash balance plan.

     Various methods used by other employers to accrue and calculate benefits under cash balance plans have been challenged in recent lawsuits. The design of Exelon’s cash balance plans differs in certain material respects from the cash balance plans involved in the cases decided to date, and the courts have not reached uniform decisions on certain issues. In addition, the U.S. Treasury Department recently withdrew proposed regulations intended to clarify the application of certain rules to cash balance plans, and proposed other regulations that could adversely affect the qualified status of Exelon’s cash balance plans. As a result, considerable uncertainty remains regarding the application of the Employee Retirement Income Security Act of 1974 (ERISA), the Internal Revenue Code and Federal employment laws to Exelon’s cash balance plans. Exelon does not know how the current uncertainty will be resolved and cannot determine at this time what impact, if any, future developments in this area will have on its pension plans or the funding of its pension obligations.

     Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended.

     Effective January 1, 2005, Exelon changed the benefit provisions of its postretirement welfare benefit plans. The changes triggered a remeasurement of the plan assets and obligations as of August 1, 2004. The plan change resulted in a reduction in the accumulated postretirement benefit obligation of $106 million and a reduction of other postretirement benefit costs in 2004 of $6 million.

     During 2003, Exelon announced an amendment related to the benefit provisions of its postretirement welfare benefit plans. The amendment was effective August 1, 2003 and reduced the benefits attributable to prior service through increased retiree cost-sharing for medical coverage.

     Due to an overall reduction in active employees during 2003, certain defined benefit pension plans and postretirement welfare benefit plans were subject to curtailment accounting that resulted in a remeasurement of the plan obligations. The threshold basis for curtailment remeasurement was a reduction in future service greater than 5%. The net benefit obligations of the pension plans and the postretirement welfare benefit plans increased by $48 million and $27 million, respectively, in 2003 due to the curtailment.

     For certain of Exelon’s defined benefit pension plans, the benefit payments in 2004 exceeded the service and interest cost recognized. As a result, the plans were subject to settlement accounting that resulted in a reduction in the net benefit obligation of $19 million and an increase in 2004 pension cost of $17 million.

     On December 22, 2003, Generation purchased British Energy’s 50% interest in AmerGen, and as a result, the obligations associated with AmerGen’s pension and postretirement welfare plans are reflected in the disclosures below as an acquisition.

     The following tables provide a roll forward of the changes in the benefit obligations and plan assets for the most recent two years:

	Pension Benefits		Other Postretirement Benefits
	2004	2003	2004	2003

Change in benefit obligation:
Net benefit obligation at beginning of year	$8,758	$7,854	$3,019	$2,555
Service cost	128	109	78	68
Interest cost	545	519	163	167
Plan participants’ contributions	—	—	17	15
Plan amendments	—	—	(106)	(337)
Actuarial loss (gain)	964	711	(10)	559
AmerGen acquisition	—	67	—	80
Curtailments/settlements	(19)	48	—	27
Special accounting costs	—	—	16	48
Gross benefits paid	(601)	(550)	(189)	(163)

Net benefit obligation at end of year	$9,775	$8,758	$2,988	$3,019

Change in plan assets:
Fair value of plan assets at beginning of year	$6,442	$5,395	$1,171	$958
Actual return on plan assets	723	1,189	115	227
Employer contributions	450	367	132	134
Plan participants’ contributions	—	—	17	15
AmerGen acquisition	—	41	—	—
Gross benefits paid	(601)	(550)	(189)	(163)

Fair value of plan assets at end of year	$7,014	$6,442	$1,246	$1,171

     The following table provides a reconciliation of benefit obligations, plan assets and funded status of the plans:

	Pension Benefits		Other Postretirement Benefits
	2004	2003	2004	2003

Fair value of plan assets at end of year	$7,014	$6,442	$1,246	$1,171
Benefit obligations at end of year	9,775	8,758	2,988	3,019

Funding status (plan assets less plan obligations)	(2,761)	(2,316)	(1,742)	(1,848)
Amounts not recognized:
Miscellaneous adjustment	—	14	—	—
Unrecognized net actuarial loss	2,954	2,203	1,046	1,129
Unrecognized prior service cost (benefit)	170	185	(445)	(420)
Unrecognized net transition obligation (asset)	(4)	(8)	76	86

Net amount recognized	$359	$78	$(1,065)	$(1,053)

     The following table provides a reconciliation of the amounts recognized in the Consolidated Balance Sheets as of December 31, 2004 and 2003:

	Pension Benefits		Other Postretirement Benefits
	2004	2003	2004	2003

Prepaid benefit cost	$407	$175	$—	$—
Accrued benefit cost	(48)	(97)	(1,065)	(1,053)
Additional minimum liability	(2,352)	(1,746)	—	—
Intangible asset	171	186	—	—
Accumulated other comprehensive income	2,181	1,560	—	—

Net amount recognized	$359	$78	$(1,065)	$(1,053)

     The accumulated benefit obligation (ABO) for all defined benefit pension plans was $9,006 million and $8,104 million at December 31, 2004 and 2003, respectively. The acquisition of AmerGen and assumption of its pension liabilities in December 2003 resulted in a $55 million increase in Exelon’s ABO. The following table provides the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an ABO in excess of plan assets. The table below is also representative of all pension plans with a projected benefit obligation in excess of plan assets.

	December 31,
	2004	2003

Projected benefit obligation	$9,775	$8,758
Accumulated benefit obligation	9,006	8,104
Fair value of plan assets	7,014	6,442

     The following table provides the components of the net periodic benefit costs for the years ended December 31, 2004, 2003 and 2002. The table reflects an annualized reduction in 2004 net periodic postretirement benefit cost of $33 million related to a Federal subsidy provided under the Prescription Drug Act. This subsidy has been accounted for under FSP FAS 106-2, as described in Note 1 – Significant Accounting Policies. A portion of the net periodic benefit cost is capitalized within the Consolidated Balance Sheets.

	Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002

Service cost	$128	$109	$95	$78	$68	$57
Interest cost	545	519	525	163	167	160
Expected return on assets	(611)	(584)	(628)	(90)	(75)	(93)
Amortization of:
Transition obligation (asset)	(4)	(4)	(4)	10	10	10
Prior service cost	15	16	16	(81)	(54)	(37)
Actuarial (gain) loss	73	23	—	44	47	6
Curtailment/settlement charges	22	59	—	2	21	—

Net periodic benefit cost	$168	$138	$4	$126	$184	$103

Special accounting costs	$—	$—	$4	$16	$48	$—
Other additional information:
Increase (decrease) in other comprehensive income (net of tax)	$(392)	$26	$(1,007)	$—	$—	$—

     Exelon’s costs of providing pension and postretirement benefit plans are dependent upon a number of factors, such as the rates of return on pension plan assets, discount rate, and the rate of increase in health care costs. The market value of plan assets was affected by sharp declines in the equity market from 2000 through 2002. As a result, at December 31, 2002, Exelon was required to recognize an additional minimum liability and an intangible asset as prescribed by SFAS No. 87. The liability was recorded as a reduction to shareholders’ equity. The amount of the reduction to shareholders’ equity (net of income taxes) in 2002 was $1.0 billion. The recording of this reduction did not affect net income or cash flows in 2002 or compliance with debt covenants. In 2003, the additional minimum liability was reduced by $69 million and shareholders’ equity increased by $26 million (net of income taxes) as a result of accounting associated with Exelon’s pension plans. In 2004, the additional minimum pension liability was increased by $606 million and shareholders’ equity decreased by $392 million (net of income taxes) as a result of accounting associated with Exelon’s pension plans.

     Special accounting costs of $16 million and $48 million in 2004 and 2003, respectively, represent special health and welfare severance benefits offered to terminated employees. These costs were recorded pursuant to SFAS No. 112. See Note 10 – Severance Accounting for additional information.

Special accounting costs of $4 million in 2002 represented accelerated separation and enhancement benefits provided to PECO employees expected to be terminated as a result of the PECO / Unicom Merger.

     Prior service cost is amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans.

     The following weighted average assumptions were used to determine the benefit obligations at December 31 2004, 2003 and 2002:

	Pension Benefits			Other Postretirement Benefits
	2004(a)	2003	2002	2004(a)	2003	2002

Discount rate	5.75%	6.25%	6.75%	5.75%	6.25%	6.75%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Health care cost trend on covered charges	N/A	N/A	N/A	9.00%	10.00%	8.50%
				decreasing	decreasing	decreasing
				to ultimate	to ultimate	to ultimate
				trend of 5.0%	trend of 4.5%	trend of 4.5%
				in 2010	in 2011	in 2008

(a)	Assumptions used to determine year-end 2004 benefit obligations will be the assumptions used to estimate the expected costs of benefits in 2005.

     The following weighted average assumptions were used to determine the net periodic benefit costs for years ended December 31 2004, 2003 and 2002:

	Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002

Discount rate	6.25%	6.60-6.75%	7.35%	6.25%	6.60-6.75%	7.35%
Expected return on plan assets	9.00%	9.00%	9.50%	8.33-8.35%	8.40%	8.80%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Health care cost trend on covered charges	N/A	N/A	N/A	10.00%	8.50%	10.00%
				decreasing	decreasing	decreasing
				to ultimate	to ultimate	to ultimate
				trend of 4.5%	trend of 4.5%	trend of 4.5%
				in 2011	in 2008	in 2008

     In managing its pension and postretirement plan assets, Exelon utilizes a diversified, strategic asset allocation to efficiently and prudently generate investment returns that will meet the objectives of the investment trusts that hold the plan assets. Asset / Liability studies that incorporate specific plan objectives as well as assumptions regarding long-term capital market returns and volatilities generate the specific asset allocations for the trusts. In general, Exelon’s investment strategy reflects the belief that over the long term, equities are expected to outperform fixed-income investments. The long-term nature of the trusts make them well suited to bear the risk of added volatility associated with equity securities, and, accordingly, the asset allocations of the trusts usually reflect a higher allocation to equities as compared to fixed-income securities. Non-U.S. equity securities are used to diversify some of the volatility of the U.S. equity market while providing comparable long-term returns. Alternative asset classes, such as private equity and real estate, may be utilized for additional diversification and return potential when appropriate. Exelon’s investment guidelines do limit exposure to investments in more volatile sectors.

     Exelon generally maintains 60% of its plan assets in equity securities and 40% of its plan assets in fixed-income securities. On a quarterly basis, Exelon reviews the actual asset allocations and follows a rebalancing procedure in order to remain within an allowable range of these targeted percentages.

     In selecting the expected rate of return on plan assets, Exelon considers historical returns for the types of investments that its plans hold. Historical returns and volatilities are modeled to determine asset allocations that best meet the objectives of the asset / liability studies. These asset allocations, when viewed over a long-term historical view of the capital markets, yield an expected return on assets in excess of 9%.

     Exelon’s pension plan weighted average asset allocations at December 31, 2004 and 2003 and target allocation for 2004 were as follows:

		Percentage of Plan Assets
	Target Allocation	at December 31,
Asset Category	at December 31, 2004	2004	2003

Equity securities	60%	63%	64%
Debt securities	35-40	33	32
Real estate	0-5	4	4

Total		100%	100%

     Exelon’s other postretirement benefit plan weighted average asset allocations at December 31, 2004 and 2003 and target allocation for 2004 were as follows:

		Percentage of Plan Assets
	Target Allocation	at December 31,
Asset Category	at December 31, 2004	2004	2003

Equity securities	60-65%	64%	67%
Debt securities	35-40	34	33
Real estate	—	2	—

Total		100%	100%

     Exelon’s pension plans and postretirement welfare benefit plans do not directly hold shares of Exelon common stock.

     Assumed health care cost trend rates have a significant effect on the costs reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$34
on postretirement benefit obligation	$327
Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$(28)
on postretirement benefit obligation	$(276)

     In the fourth quarter of 2004, Exelon’s Board of Directors approved a proposal to make contributions of approximately $2 billion in 2005 to the Exelon defined benefit pension plans, reducing the under funded status of these plans. These contributions exclude benefit payments expected to be made directly from corporate assets. Of the $2 billion expected to be contributed to the pension plans during 2005, $13 million is estimated to be needed to satisfy ERISA minimum funding requirements.

     Estimated future benefit payments to participants in Exelon’s pension plans and postretirement welfare benefit plans as of December 31, 2004 were:

	Pension Benefits	Other Postretirement Benefits (a)

2005	$531	$163
2006	530	170
2007	536	181
2008	537	190
2009	544	197
2010 through 2014	2,911	1,088

Total estimated future benefits payments	$5,589	$1,989

(a)	Estimated future benefit payments do not reflect an anticipated Federal subsidy provided through the Prescription Drug Act. The Federal subsidies to be received by Exelon in the years 2006, 2007, 2008, 2009 and from 2010 through 2014 are estimated to be $8 million, $8 million, $9 million, $10 million and $63 million, respectively. A subsidy is not anticipated for 2005.

     Exelon sponsors savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pre-tax income in accordance with specified guidelines. Exelon matches a percentage of the employee contribution up to certain limits. The cost of Exelon’s matching contribution to the savings plans totaled $57 million, $55 million, and $63 million in 2004, 2003 and 2002, respectively.

16. Fair Value of Financial Assets and Liabilities

Non-Derivative Financial Assets and Liabilities

     Fair Value. As of December 31, 2004 and 2003, Exelon’s carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of fair value because of the short-term nature of these instruments. Fair values for long-term debt and preferred securities of subsidiaries are determined by an external valuation model which is based on conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves.

     The carrying amounts and fair values of Exelon’s financial liabilities as of December 31, 2004 and 2003 were as follows:

	2004		2003
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Long-term debt (including amounts due within one year)	$7,719	$8,372	$9,274	$9,922
Long-term debt to ComEd Transitional Funding Trust and PETT (including amounts due within one year)	4,797	5,182	5,525	6,006
Long-term debt to other financing trusts	545	573	545	567
Preferred securities of subsidiaries	87	69	87	71

     Credit Risk. Financial instruments that potentially subject Exelon to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. Exelon places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to Exelon’s large number of customers and, in the case of the Energy Delivery business, their dispersion across many industries.

Derivative Instruments

     Fair Value. The fair values of Exelon’s interest-rate swaps and power purchase and sale contracts are determined using quoted exchange prices, external dealer prices or internal valuation models which utilize assumptions of future energy prices and available market pricing curves.

     Interest-Rate Swaps. At December 31, 2004 and 2003, Exelon had $0.4 billion and $1.3 billion, respectively, of notional amounts of interest-rate swaps outstanding with net deferred gains (losses) of $11 million and $(44) million, respectively, as follows:

					Fair	Fair
	Notional				Value	Value
	Amount		Exelon Pays	Counterparty Pays	12/31/04	12/31/03

Fair-Value Hedges
ComEd	$240		3 Month LIBOR	6.15%	$9	$—
			plus 1.12% – 1.60%
ComEd	485		3 Month LIBOR	6.40% - 8.25%	—	33
			plus 1.68% – 3.09%

Cash-Flow Hedges
Exelon	200		4.59% – 4.65%	3 Month LIBOR	2	—
Generation	861	(a)	5.71% – 5.74%	3 Month LIBOR	—	(77)

Net Deferred Gains (Losses)					$11	$(44)

(a)	Generation was released from its obligation due to sale of Boston Generating assets.

     During 2004, Exelon settled interest-rate swaps in aggregate notional amounts of $800 million, and recorded net pre-tax gains of $27 million. Of the $27 million net gain, $26 million was the result of settlement by ComEd of interest-rate swaps designated as fair-value hedges and is being amortized as a reduction to interest expense over the remaining life of the related debt. The remaining $1 million was the result of settlement by Exelon and PECO of interest-rate swaps designated as cash-flow hedges and is being amortized over the lives of the related debt.

     During 2003, Exelon settled interest-rate swaps in aggregate notional amounts of $860 million and recorded net pre-tax gains of $1 million. The $1 million gain was the result of settlement by PECO and Generation of interest-rate swaps designated as cash-flow hedges and is being amortized over the lives of the related debt. Additionally, during 2003, Exelon settled interest-rate swaps in aggregate notional amounts of $1,070 million and recorded net pre-tax losses of $45 million which were recorded as regulatory assets. The pre-tax losses on settlements of interest-rate swaps are being amortized over the life of the related debt to interest expense.

     Exelon recorded income of $0.2 million for the year ended December 31, 2004, representing the ineffective portions of changes in the fair value of cash-flow hedge positions. This amount was associated with the settlement of interest-rate swaps in December 2004 and was included in other, net on Exelon’s consolidated statements of income. Exelon did not have any amount excluded from the measure of effectiveness for the year ended December 31, 2004.

     During 2004 and 2003, no amounts were reclassified from accumulated other comprehensive income into earnings as a result of forecasted financing transactions no longer being probable.

     Energy-Related Derivatives. Exelon utilizes derivatives to manage the utilization of its available generating capacity and the provision of wholesale energy to its affiliates. Exelon also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Exelon enters into certain energy-related derivatives for trading or speculative purposes. At December 31, 2004 and 2003, Exelon had $145 million and $213 million, respectively, of energy derivatives recorded as net liabilities at fair value on the Consolidated Balance Sheets, which includes the energy derivatives at Generation discussed below.

     For the years ended December 31, 2004, 2003, and 2002, Generation recognized net unrealized gains of $42 million, net unrealized losses of $16 million and net unrealized gains of $6 million, respectively, relating to mark-to-market activity of certain non-trading power purchase and sale contracts pursuant to SFAS No. 133.

Mark-to-market activity on non-trading power purchase and sale contracts are reported in fuel and purchased power. For the years ended December 31, 2004, 2003 and 2002, Generation recognized net unrealized gains of $3 million and net unrealized losses of $3 million and $9 million, respectively, relating to mark-to-market activity on derivative instruments entered into for trading purposes. Gains and losses associated with financial trading are reported as revenue in the Consolidated Statements of Income.

     Exelon Energy has entered into a limited number of energy commodity derivative contracts in connection with its service of gas customers. Prior to January 1, 2004, contracts were maintained by Exelon Energy. While the majority of these contracts qualify as normal purchases and sales or as cash-flow hedges under SFAS No. 133, $15 million was recorded as an increase to fuel expense in 2003 primarily as a result of the reversal of the 2002 mark-to-market adjustments. At December 31, 2004, Exelon Energy’s contracts are included in Generation’s mark-to-market activity. At December 31, 2003, Exelon had net assets of $3 million on the Consolidated Balance Sheets related to Exelon Energy’s mark-to-market contracts. Exelon Energy’s counterparties in these contracts were all investment grade.

     As of December 31, 2004, $194 million of deferred net losses on derivative instruments in accumulated other comprehensive income are expected to be reclassified to earnings during the next twelve months. Amounts in accumulated other comprehensive income related to changes in interest-rate cash-flow hedges are reclassified into earnings when the interest payment occurs or when ineffectiveness has been determined. Amounts in accumulated other comprehensive income related to changes in energy commodity cash-flow hedges are reclassified into earnings when the forecasted purchase or sale of the energy commodity occurs. The majority of Exelon’s cash-flow hedges are expected to settle within the next three years.

     Credit Risk Associated with Derivative Instruments. Exelon would be exposed to credit-related losses in the event of non-performance by counterparties that issue derivative instruments. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. For energy-related derivative instruments, Generation has entered into payment netting agreements or enabling agreements that allow for payment netting with the majority of its large counterparties, which reduce Generation’s exposure to counterparty risk by providing for the offset of amounts payable to the counterparty against amounts receivable from the counterparty. The notional amount of derivatives does not represent amounts that are exchanged by the parties and, thus, is not a measure of Exelon’s exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.

Nuclear Decommissioning Trust Fund Investments

     Investments as of December 31, 2004 and 2003. Exelon classifies investments in trust accounts for decommissioning nuclear plants as available-for-sale and estimates their fair value based on quoted market prices for the securities held in trust funds. These investments are held to fund Exelon’s decommissioning obligation for its nuclear plants. Decommissioning expenditures are expected to occur primarily after the plants are retired. Based on current licenses and anticipated renewals, decommissioning expenditures for plants in operation are currently estimated to begin in 2029. See Note 14 – Nuclear Decommissioning and Spent Fuel Storage for further information regarding the decommissioning of Generation’s nuclear plants.

     The following tables show the fair values, gross unrealized gains and losses and amortized cost bases of the securities held in these trust accounts as of December 31, 2004 and 2003.

	December 31, 2004
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Cash and cash equivalents	$184	$—	$—	$184
Equity securities	2,194	538	(37)	2,695
Debt securities
Federal government obligations	1,447	51	(4)	1,494
Other debt securities	855	37	(3)	889

Total debt securities	2,302	88	(7)	2,383

Total available-for-sale securities	$4,680	$626	$(44)	$5,262

	December 31, 2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value

Cash and cash equivalents	$84	$—	$—	$84
Equity securities	2,402	300	(294)	2,408
Debt securities
Federal government obligations	1,574	65	(4)	1,635
Other debt securities	567	29	(2)	594

Total debt securities	2,141	94	(6)	2,229

Total available-for-sale securities	$4,627	$394	$(300)	$4,721

     The fixed-income available-for-sale securities held at December 31, 2004 have an average maturity range of six to thirteen years. The cost of these securities was determined on the basis of specific identification.

     Impairment Evaluation in 2004. At December 31, 2004, Exelon had gross unrealized gains of $626 million and gross unrealized losses of $44 million related to the nuclear decommissioning trust fund investments. At December 31, 2003, Exelon had gross unrealized gains of $394 million and gross unrealized losses of $300 million related to the nuclear decommissioning trust fund investments. With the exception of the portion of these amounts primarily related to AmerGen, as a result of ComEd’s and PECO’s regulatory arrangements for decommissioning costs, approximately $469 million of these net unrealized gains were recorded as an increase to regulatory liabilities.

     Exelon evaluates decommissioning trust fund investments for other-than-temporary impairments by analyzing the historical performance, cost basis and market value of securities in unrealized loss positions in comparison to related market indices. During 2004, Exelon concluded that certain trust fund investments were other-than-temporarily impaired based on various factors assessed in the aggregate, including the duration and severity of the impairment, the anticipated recovery of the securities and considerations of Exelon’s ability and intent to hold the investments until the recovery of their cost basis. This determination resulted in an $8 million impairment charge recorded in other income and deductions associated with the trust funds for the decommissioning of the AmerGen plants. Also, Exelon realized $260 million of the previously unrealized losses associated with the trust investments for the decommissioning of the former ComEd and PECO plants. As both realized and unrealized losses are included as a reduction in the fair value of the investments and in the fair value of the regulatory liability, realization of these losses associated with the former ComEd and PECO plants had no net income impact on Exelon’s results of operations or financial position.

     Unrealized Gains and Losses. Net unrealized gains of $582 million were included in regulatory assets, regulatory liabilities or accumulated other comprehensive income in Exelon’s Consolidated Balance Sheet at December 31, 2004. Net unrealized gains of $94 million were included in accumulated depreciation, regulatory assets and accumulated other comprehensive income in Exelon’s Consolidated Balance Sheet at December 31, 2003.

     The following table provides information regarding Exelon’s available-for-sale securities held in nuclear decommissioning trust funds in an unrealized loss position that were not considered other-than-temporarily impaired. The following tables show the investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004 and 2003.

	December 31, 2004
	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value

Equity securities	$16	$197	$21	$278	$37	$475
Debt securities
Government obligations	2	207	2	68	4	275
Other debt securities	2	182	1	22	3	204

Total debt securities	4	389	3	90	7	479

Total temporarily impaired securities	$20	$586	$24	$368	$44	$954

	December 31, 2003
	Less than 12 months		12 months or more		Total
	Gross		Gross		Gross
	Unrealized	Fair	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value	Losses	Value

Equity securities	$33	$231	$261	$775	$294	$1,006
Debt securities
Government obligations	4	232	—	11	4	243
Other debt securities	2	117	—	2	2	119

Total debt securities	6	349	—	13	6	362

Total temporarily impaired securities	$39	$580	$261	$788	$300	$1,368

     Exelon evaluates the historical performance, cost basis and market value of securities in unrealized loss positions in comparison to related market indices to assess whether or not the securities are other-than-temporarily impaired. Exelon concluded that the trending of the related market indices, the historical performance of these securities over a long-term time horizon and the level of insignificance of the unrealized loss as a percentage of the cost of the individual securities indicates that the securities are not other-than-temporarily impaired.

     Sale of Nuclear Decommissioning Trust Fund Investments. Proceeds from the sale of decommissioning trust fund investments and gross realized gains and losses on those sales for the years ended December 31, 2004, 2003 and 2002 were as follows:

	For the Years Ended December 31,
	2004	2003	2002

Proceeds from sales	$2,320	$2,341	$1,612
Gross realized gains	115	219	56
Gross realized losses	(43)	(235)	(86)

     Net realized gains of $72 million and net realized losses of $16 million and $32 million were recognized in other income and deductions in Exelon’s Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002, respectively. Additionally, net realized gains $2 million were recognized in accumulated depreciation and regulatory assets in Exelon’s Consolidated Balance Sheets at December 31, 2002. Prior to January 1, 2003, realized gains and losses related to the former PECO units were included in accumulated depreciation. See Note 14 – Nuclear Decommissioning and Spent Fuel for further information regarding the nuclear decommissioning trusts.

17. Preferred Securities

     At December 31, 2004 and 2003, Exelon was authorized to issue up to 100,000,000 shares of preferred stock, none of which was outstanding.

Preferred and Preference Stock of Subsidiaries

     At December 31, 2004 and 2003, cumulative preferred stock of PECO, no par value, consisted of 15,000,000 shares authorized and the outstanding amounts set forth below:

	Current	December 31,
	Redemption	2004	2003	2004	2003
	Price (a)	Shares Outstanding		Dollar Amount

Series (without mandatory redemption)
$4.68 (Series D)	$104.00	150,000	150,000	$15	$15
$4.40 (Series C)	112.50	274,720	274,720	27	27
$4.30 (Series B)	102.00	150,000	150,000	15	15
$3.80 (Series A)	106.00	300,000	300,000	30	30

Total preferred stock		874,720	874,720	$87	$87

(a)	Redeemable, at the option of PECO, at the indicated dollar amounts per share, plus accrued dividends.

     At December 31, 2004 and 2003, ComEd prior preferred stock and ComEd preference stock consisted of 850,000 shares and 6,810,451 shares authorized, respectively, none of which was outstanding.

18. Common Stock

     At December 31, 2004 and 2003, common stock without par value consisted of 1,200,000,000 shares authorized and 664,187,996 and 656,365,044 shares outstanding, respectively.

Stock Split

     On January 27, 2004, the Board of Directors of Exelon approved a 2-for-1 stock split of Exelon’s common stock. The distribution date was May 5, 2004. The share and per-share amounts have been adjusted for all periods presented to reflect the stock split.

Share Repurchases

     Share Repurchase Program. In April 2004, Exelon’s Board of Directors approved a discretionary share repurchase program that allows Exelon to repurchase shares of its common stock on a periodic basis in the open market. The share repurchase program is intended to mitigate, in part, the dilutive effect of shares issued under Exelon’s employee stock option plan and Exelon’s Employee Stock Purchase Plan (ESPP). The aggregate value of the shares of common stock repurchased pursuant to the program cannot exceed the economic benefit received after January 1, 2004 due to stock option exercises and share purchases pursuant to Exelon’s ESPP. The economic benefit consists of the direct cash proceeds from purchases of stock and the tax benefits associated with exercises of stock options. The share repurchase program has no specified limit on the number of shares that may be repurchased and no specified termination date. Any shares repurchased are held as treasury shares unless cancelled or reissued at the discretion of Exelon’s management. Treasury shares are recorded at cost. During 2004, 2.3 million shares of common stock were purchased under the share repurchase program for $75 million.

     Other Share Repurchases. In November 2004, Exelon repurchased 0.2 million shares of common stock from a retired executive for $7 million. These shares are held as treasury shares and recorded at cost.

Stock-Based Compensation Plans

     Exelon maintains Long-Term Incentive Plans (LTIPs) for certain full-time salaried employees. The types of long-term incentive awards that have been granted under the LTIPs are non-qualified options to purchase shares of Exelon’s common stock and common stock awards. At December 31, 2004, there were options for approximately 14,770,078 shares remaining for issuance under the LTIPs.

     The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of option grant. Options granted under the LTIPs become exercisable upon attainment of a target share value and/or specified vesting date. All options expire 10 years from the date of grant. The vesting period of options outstanding as of December 31, 2004 generally ranged from 3 years to 4 years.

     Information with respect to the LTIPs at December 31, 2004 and changes for the three years then ended, is as follows:

		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
		Price		Price		Price
	Shares	(per share)	Shares	(per share)	Shares	(per share)
	2004	2004	2003	2003	2002	2002

Balance at January 1	28,307,386	$24.51	31,773,980	$22.90	28,079,992	$21.98
Options granted/assumed	6,994,288	32.57	6,346,400	24.85	7,877,264	23.56
Options exercised	(9,373,662)	24.20	(9,017,390)	19.03	(3,642,678)	16.69
Options canceled	(722,727)	27.34	(795,604)	25.09	(540,598)	26.81

Balance at December 31	25,205,285	$26.78	28,307,386	$24.51	31,773,980	$22.90

Exercisable at December 31	13,097,192	$24.88	18,032,696	$24.33	20,982,368	$21.98

Weighted average fair value of options granted during year		$9.58		$5.52		$6.81

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2004, 2003 and 2002, respectively:

	2004	2003	2002

Dividend yield	3.3%	3.3%	3.3%
Expected volatility	19.7%	30.5%	36.8%
Risk-free interest rate	3.25%	3.0%	4.6%
Expected life (years)	5.0	5.0	5.0

     At December 31, 2004, the options outstanding, based on ranges of exercise prices, were as follows:

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Range of	Number	Life	Exercise	Number	Exercise
Exercise Prices	Outstanding	(years)	Price	Exercisable	Price

$6.97-$10.46	49,050	3.0	$9.84	49,050	$9.84
$10.47-$13.95	383,064	1.9	12.46	383,064	12.46
$13.96-$17.44	114,628	2.3	15.07	114,628	15.07
$17.45-$20.93	3,472,093	4.4	19.28	3,472,093	19.28
$20.94-$24.42	4,022,670	6.5	23.43	2,373,736	23.41
$24.43-$27.91	5,204,363	7.7	24.86	1,293,402	24.91
$27.92-$31.40	4,545,548	5.7	29.74	4,531,898	29.74
$31.41-$34.90	7,413,869	8.6	32.66	879,321	33.37

Total	25,205,285	6.8	$26.78	13,097,192	$24.88

     Exelon common share awards of 1,813,874, 901,958 and 1,180,148 shares were granted under Exelon’s LTIPs and board compensation plans during 2004, 2003 and 2002, respectively. Compensation costs related to these awards are accrued and expensed over the vesting period, typically up to 5 years from the grant date. Exelon recognized stock-based compensation expense of $65 million, $31 million and $20 million during 2004, 2003 and 2002, respectively. At December 31, 2004, Exelon had a liability of $81 million related to outstanding awards not yet settled through cash payments or share issuances.

     In June 2001, the Board of Directors of Exelon approved the ESPP. The purpose of the ESPP is to provide employees of Exelon and its subsidiary companies the right to purchase shares of Exelon’s common stock at below-market prices. A total of 5,357,745 shares of Exelon’s common stock have been reserved for issuance under the ESPP. Employees’ purchases are limited to no more than 155 shares per quarter and no more than $25,000 in fair market value in any plan year. Employees purchased 309,492, 418,652, and 514,910 shares of Exelon common stock under the ESPP in 2004, 2003 and 2002, respectively.

Fund Transfer Restrictions

     Under applicable law, Exelon is precluded from borrowing or receiving any extension of credit or indemnity from its subsidiaries and can lend to, but not borrow from, Exelon’s intercompany money pool. Additionally, under applicable Federal law, Exelon, ComEd, PECO and Generation can pay dividends only from retained, undistributed or current earnings. Under Illinois law, ComEd may not pay any dividend on its stock unless, among other things, “its earnings and earned surplus are sufficient to declare and pay same after provision is made for reasonable and proper reserves,” or unless it has specific authorization from the ICC. At December 31, 2004 and 2003, Exelon had retained earnings of $3.4 billion and $2.3 billion, respectively, which included ComEd retained earnings of $1,102 million and $883 million (all which has been appropriated for future dividends at December 31, 2004), PECO retained earnings of $607 million and $546 million, and Generation undistributed earnings of $761 million and $602 million, respectively. At December 31, 2004 and 2003, Exelon’s common equity to total capitalization ratio was 41% and 35%, respectively.

Undistributed Losses of Equity Method Investments

     Exelon had undistributed losses of equity method investments of $106 million and $55 million at December 31, 2004 and 2003, respectively.

19. Earnings Per Share

     Diluted earnings per share are calculated by dividing net income by the weighted average number of shares of common stock outstanding, including shares to be issued upon exercise of stock options outstanding under Exelon’s stock option plans considered to be common stock equivalents. The following table sets forth the computation of basic and diluted earnings per share and shows the effect of these stock options on the weighted average number of shares outstanding used in calculating diluted earnings per share:

	2004	2003	2002

Income from continuing operations	$1,870	$892	$1,690
Loss from discontinued operations	(29)	(99)	(20)

Income before cumulative effect of changes in accounting principles	1,841	793	1,670
Cumulative effect of changes in accounting principles	23	112	(230)

Net income	$1,864	$905	$1,440

Average common shares outstanding — basic	661	651	645
Assumed exercise of stock options	8	6	4

Average common shares outstanding — diluted	669	657	649

Earnings per average common share — Basic:
Income from continuing operations	$2.83	$1.37	$2.62
Loss from discontinued operations	(0.04)	(0.15)	(0.03)

Income before cumulative effect of changes in accounting principles	2.79	1.22	2.59
Cumulative effect of changes in accounting principles	0.03	0.17	(0.36)

Net income	$2.82	$1.39	$2.23

Earnings per average common share — Diluted:
Income from continuing operations	$2.79	$1.36	$2.60
Loss from discontinued operations	(0.04)	(0.15)	(0.03)

Income before cumulative effect of changes in accounting principles	2.75	1.21	2.57
Cumulative effect of changes in accounting principles	0.03	0.17	(0.35)

Net income	$2.78	$1.38	$2.22

     The number of stock options not included in the calculation of diluted common shares outstanding due to their antidilutive effect was approximately nine million and ten million for 2003 and 2002, respectively. There were no stock options excluded for 2004.

20. Commitments and Contingencies

Nuclear Insurance

     The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. As of December 31, 2004, the limit is $10.76 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. Through its subsidiaries, Exelon carries the maximum available commercial insurance of $300 million for each operating site and the remaining $10.46 billion is provided through mandatory participation in a financial protection pool. Under the Price-Anderson Act, all nuclear reactor licensees can be assessed a maximum charge per reactor per incident. The maximum assessment for all nuclear operators per reactor per incident (including a 5% surcharge) is $100.6 million, payable at no more than $10 million per reactor per incident per year. This assessment is subject to inflation and state premium taxes.

     In addition, the U.S. Congress could impose revenue-raising measures on the nuclear industry to pay claims. The Price-Anderson Act expired on August 1, 2002 and was subsequently extended to the end of 2003 by the U.S. Congress. Only facilities applying for NRC licenses subsequent to the expiration of the Price-Anderson Act are affected. Existing commercial generating facilities, such as those owned by Generation, remain subject to the provisions of the Price-Anderson Act and are unaffected by its expiration. However, new licenses are not covered under the Price-Anderson Act and any new plant initiatives would need to address this exposure.

     Generation is a member of an industry mutual insurance company, Nuclear Electric Insurance Limited (NEIL), which provides property damage, decontamination and premature decommissioning insurance for each station for losses resulting from damage to its nuclear plants. In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. If the decision is made to decommission the facility, a portion of the insurance proceeds will be allocated to a fund, which Generation is required by the NRC to maintain, to provide for decommissioning the facility. Generation is unable to predict the timing of the availability of insurance proceeds to Generation and the amount of such proceeds that would be available. Under the terms of the various insurance agreements, Generation could be assessed up to $168 million for losses incurred at any plant insured by the insurance companies. In the event that one or more acts of terrorism cause accidental property damage within a twelve-month period from the first accidental property damage under one or more policies for all insureds, the maximum recovery for all losses by all insureds will be an aggregate of $3.2 billion plus such additional amounts as the insurer may recover for all such losses from reinsurance, indemnity and any other source, applicable to such losses. The $3.2 billion maximum recovery limit is not applicable, however, in the event of a “certified act of terrorism” as defined in the Terrorism Risk Insurance Act of 2002, as a result of government indemnity. Generally, a “certified act of terrorism” is defined in the Terrorism Risk Insurance Act to be any act, certified by the U.S. government, to be an act of terrorism committed on behalf of a foreign person or interest.

     Additionally, NEIL provides replacement power cost insurance in the event of a major accidental outage at a nuclear station. The premium for this coverage is subject to assessment for adverse loss experience. Generation’s maximum share of any assessment is $48 million per year. Recovery under this insurance for terrorist acts is subject to the $3.2 billion aggregate limit and secondary to the property insurance described above. This limit would also not apply in cases of certified acts of terrorism under the Terrorism Risk Insurance Act as described above.

     In addition, Generation participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by a nuclear energy accident. This program was modified, effective January 1, 1998, to provide coverage to all workers whose “nuclear-related employment” began on or after the commencement date of reactor operations. Generation will not be liable for a retrospective assessment under this new policy; however, in the event losses incurred under the small number of policies in the old program exceed accumulated reserves, a maximum retroactive assessment of up to $50 million could apply.

     For its insured losses, Exelon is self-insured to the extent that losses are within the policy deductible or exceed the amount of insurance maintained. Such losses could have a material adverse effect on Exelon’s financial condition, results of operations and liquidity.

Energy Commitments

     Generation’s wholesale operations include the physical delivery and marketing of power obtained through its generation capacity, and long-, intermediate- and short-term contracts. Generation maintains a net positive supply of energy and capacity, through ownership of generation assets and power purchase and lease agreements, to protect it from the potential operational failure of one of its owned or contracted power generating units. Generation has also contracted for access to additional generation through bilateral long-term purchase power agreements (PPAs). These agreements are firm commitments related to power generation of specific generation plants and/or are dispatchable in nature. Generation enters into power purchase agreements with the objective of obtaining low-cost energy supply sources to meet its physical delivery obligations to its customers. Generation has also purchased firm transmission rights to ensure that it has reliable transmission capacity to physically move its power supplies to meet customer delivery needs. The primary intent and business objective for the use of its capital assets and contracts is to provide Generation with physical power supply to enable it to deliver energy to meet customer needs. Generation primarily uses financial contracts in its wholesale marketing activities for hedging purposes. Generation also uses financial contracts to manage the risk surrounding trading for profit activities.

     Generation has entered into bilateral long-term contractual obligations for sales of energy to load-serving entities, including electric utilities, municipalities, electric cooperatives and retail load aggregators. Generation also enters into contractual obligations to deliver energy to wholesale market participants who primarily focus on the resale of energy products for delivery. Generation provides delivery of its energy to these customers through access to its transmission assets or rights for firm transmission.

     At December 31, 2004, Generation had long-term commitments, relating to the purchase from and sale to unaffiliated utilities and others of energy, capacity and transmission rights as indicated in the following tables:

	Net Capacity	Power Only	Power Only	Transmission Rights
	Purchases (a)	Sales	Purchases	Purchases (b)

2005	$578	$2,551	$1,446	$31
2006	581	961	605	3
2007	533	167	254	—
2008	462	9	195	—
2009	437	9	194	—
Thereafter	3,664	343	548	—

Total (c)	$6,255	$4,040	$3,242	$34

(a)	Net capacity purchases include tolling agreements that are accounted for as operating leases. Amounts presented in the commitments represent Generation’s expected payments under these arrangements at December 31, 2004. Expected payments include certain capacity charges which are contingent on plant availability.

(b)	Transmission rights purchases include estimated commitments in 2005 and 2006 for additional transmission rights that will be required to fulfill firm sales contracts.

(c)	Included in the totals are $395 million of power only sales commitments related to Sithe, which were not retained by Generation following the sale of Sithe. See Note 3 – Sithe and Note 25 – Subsequent Events for further discussion of these transactions.

     Generation has a PPA with ComEd under which Generation has agreed to supply all of ComEd’s load requirements through 2006. Prices for this energy vary depending upon the time of day and month of delivery. Subsequent to 2006, ComEd expects to procure all of its supply from market sources, which could include Generation. Additionally, Generation has entered into a PPA with PECO under which PECO obtains substantially all of its electric supply from Generation through 2010. Prices for this energy vary depending upon month of delivery. Subsequent to 2010, PECO expects to procure all of its supply from market sources, which could include Generation.

Other Purchase Obligations

     In addition to Generation’s energy commitments as described above, Exelon has commitments to purchase fuel supplies for nuclear generation and various other purchase commitments related to the normal day-to-day operations of its business. As of December 31, 2004, these commitments were as follows:

	Expiration within
					2010
	Total	2005	2006-2007	2008-2009	and beyond

Fuel purchase agreements (a)	$3,639	$639	$985	$616	$1,399
Other purchase commitments (b)	463	241	134	57	31

(a)	Fuel purchase agreements – Commitments to purchase fuel supplies for nuclear and fossil generation.

(b)	Other purchase commitments – Commitments for services and materials, minimum spend requirements related to the sale of InfraSource (see Note 2 – Acquisitions and Dispositions) and amounts committed for information technology services.

Commercial Commitments

     Exelon’s commercial commitments as of December 31, 2004, representing commitments potentially triggered by future events, were as follows:

	Expiration within
					2010
	Total	2005	2006-2007	2008-2009	and beyond

Letters of credit (non-debt) (a)	$240	$239	$1	$—	$—
Letters of credit (long-term debt) – interest coverage (b)	15	15	—	—	—
Surety bonds (c)	458	84	4	—	370
Performance guarantees (d)	201	—	—	—	201
Energy marketing contract guarantees (e)	261	156	65	—	40
Nuclear insurance guarantees (f)	1,710	—	—		1,710
Lease guarantees (g)	10	—	1	—	9
Midwest Generation Capacity Reservation Agreement guarantee (h)	29	4	7	8	10
Exelon New England guarantees (i)	17	—	—	—	17

Total commercial commitments	$2,941	$498	$78	$8	$2,357

(a)	Letters of credit (non-debt) – Exelon and certain of its subsidiaries maintain non-debt letters of credit to provide credit support for certain transactions as requested by third parties. As of December 31, 2004, Exelon had $240 million of outstanding letters of credit (non-debt) issued under its $1.5 billion credit agreements. Guarantees of $67 million have been issued to provide support for certain letters of credit as required by third parties. Includes letters of credit of $95 million that will be eliminated upon the sale of Sithe to Dynegy. See Note 25 – Subsequent Events for further information regarding the sale of Sithe.

(b)	Letters of credit (long-term debt) interest coverage – Reflects the interest coverage portion of letters of credit supporting floating-rate pollution control bonds. The principal amount of the floating-rate pollution control bonds of $520 million is reflected in long-term debt in Exelon’s Consolidated Balance Sheet.

(c)	Surety bonds – Guarantees issued related to contract and commercial surety bonds, excluding bid bonds.

(d)	Performance guarantees – Guarantees issued to ensure execution under specific contracts.

(e)	Energy marketing contract guarantees – Guarantees issued to ensure performance under energy commodity contracts. Includes guarantees of $30 million that will be eliminated upon the sale of Sithe to Dynegy. See Note 25 – Subsequent Events for further information regarding the sale of Sithe.

(f)	Nuclear insurance guarantees – Guarantees of nuclear insurance required under the Price-Anderson Act. $1.0 billion of this total exposure is exempt from the $6.0 billion PUHCA guarantee limit by SEC rule.

(g)	Lease guarantees – Guarantees issued to ensure payments on building leases.

(h)	Midwest Generation Capacity Reservation Agreement guarantee – In connection with ComEd’s agreement with the City of Chicago (Chicago) entered into on February 20, 2003, Midwest Generation assumed from Chicago a Capacity Reservation Agreement that Chicago had entered into with Calumet Energy Team, LLC. ComEd has agreed to reimburse Chicago for any nonperformance by Midwest Generation under the Capacity Reservation Agreement. Under FIN 45, $3 million is included as a liability on Exelon’s Consolidated Balance Sheets at December 31, 2004.

(i)	Exelon New England guarantees – Mystic Development LLC (Mystic), a former affiliate of Exelon New England, has a long-term agreement through January 2020 with Distrigas of Massachusetts Corporation (Distrigas) for gas supply, primarily for the Boston Generating units. Under the agreement, gas purchase prices from Distrigas are indexed to the New England gas markets.

Exelon New England has guaranteed Mystic’s financial obligations to Distrigas under the long-term supply agreement. Exelon New England’s guarantee to Distrigas remained in effect following the transfer of ownership interest in Boston Generating in May 2004. Under FIN 45, approximately $16 million is included as a liability within the Consolidated Balance Sheet of Exelon as of December 31, 2004 related to this guarantee. The terms of the guarantee do not limit the potential future payments that Exelon New England could be required to make under the guarantee. Other guarantees associated with Exelon New England total less than $1 million.

Environmental Issues

     General. Exelon’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, Exelon, through its subsidiaries, is generally liable for the costs of remediating environmental contamination of property now or formerly owned by Exelon and of property contaminated by hazardous substances generated by Exelon. Exelon’s subsidiaries own or lease a number of real estate parcels, including parcels on which their operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. Exelon has identified 69 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. Of these 69 sites, the Illinois Environmental Protection Agency has approved the clean up of four sites and the Pennsylvania Department of Environmental Protection has approved the cleanup of nine sites, and of the remaining sites, 56 are currently under some degree of active study and/or remediation. In addition, Exelon’s subsidiaries are currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

     As of December 31, 2004 and 2003, Exelon had accrued $124 million and $129 million, respectively, for environmental investigation and remediation costs, including $96 million and $105 million, respectively, for MGP investigation and remediation that currently can be reasonably estimated. Included in the environmental investigation and remediation cost obligations as of December 31, 2004 and 2003 are $96 million and $105 million, respectively, that have been recorded on a discounted basis (reflecting discount rates of 4.3% in 2004 and from 5.0% in 2003). Such estimates before the effects of discounting were $109 million and $138 million at December 31, 2004 and 2003, respectively (reflecting inflation rates of 2.3% in 2004 and 2.5% in 2003). Exelon cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by Exelon, environmental agencies or others, or whether such costs will be recoverable from third parties, including ratepayers. However, PECO is currently recovering through regulated gas rates costs associated with the remediation of the MGP sites.

     As of December 31, 2004, Exelon anticipates that payments related to the discounted environmental investigation and remediation costs, disclosed below on an undiscounted basis, will be:

2005	$16
2006	21
2007	17
2008	14
2009	7
Remaining years	34

Total payments	$109

     In December 2003, PECO updated its accounting estimate related to the reserve for environmental remediation. Based on an update of an independently prepared environmental remediation study on 27 MGP sites, PECO increased the environmental reserve by $18 million, with an offsetting increase to the MGP regulatory asset. See Note 21 – Supplemental Financial Information for further discussion of the MGP regulatory asset.

     Section 316(b) of the Clean Water Act. In July 2004, the EPA issued the final Phase II rule implementing Section 316(b) of the Clean Water Act. This rule establishes national requirements for reducing the adverse environmental impacts from the entrainment and impingement of aquatic organisms at existing power plants. The rule identifies particular standards of performance with respect to entrainment and impingement and requires each facility to monitor and validate this performance in future years. The requirements will be implemented through state-level National Pollutant Discharge Elimination System (NPDES) permit programs. All of Generation’s power generation facilities with cooling water systems are subject to the regulations. Facilities without closed-cycle recirculating systems are potentially most affected. Those facilities are Clinton, Cromby, Dresden, Eddystone, Fairless Hills, Handley, Mountain Creek, New Boston, Oyster Creek, Peach Bottom, Quad Cities and Salem. Generation is currently evaluating compliance options at its affected plants. At this time, Generation cannot estimate the effect that compliance with the Phase II rule requirements will have on the operation of its generating facilities and its future results of operations, financial condition and cash flows. There are many factors to be considered and evaluated to determine how Generation will comply with the Phase II rule requirements and the extent to which such compliance may result in financial and operational impacts. The considerations and evaluations include, but are not limited to obtaining clarifying interpretations of the requirements from state regulators, resolving outstanding litigation proceedings concerning the requirements, completing studies to establish biological baselines for each facility and performing environmental and economic cost benefit evaluation of the potential compliance alternatives in accordance with the requirements.

     Cotter Corporation. The EPA has advised Cotter Corporation (Cotter), a former ComEd subsidiary, that it is potentially liable in connection with radiological contamination at a site known as the West Lake Landfill in Missouri. On February 18, 2000, ComEd sold Cotter to an unaffiliated third party. As part of the sale, ComEd agreed to indemnify Cotter for any liability incurred by Cotter as a result of any liability arising in connection with the West Lake Landfill. In connection with Exelon’s 2001 corporate restructuring, this responsibility to indemnify Cotter was transferred to Generation. Cotter is alleged to have disposed of approximately 39,000 tons of soils mixed with 8,700 tons of leached barium sulfate at the site. Cotter, along with three other companies identified by the EPA as potentially responsible parties (PRPs), has submitted a draft feasibility study addressing options for remediation of the site. The PRPs are also engaged in discussions with the State of Missouri and the EPA. The estimated costs of the anticipated remediation strategy for the site range up to $22 million. Once a remedy is selected, it is expected that the PRPs will agree on an allocation of responsibility for the costs. Generation has accrued what it believes to be an adequate amount to cover its anticipated share of the liability.

Leases

     Minimum future operating lease payments, including lease payments for vehicles, real estate, computers, rail cars and office equipment, as of December 31, 2004 were:

2005	$73
2006	71
2007	63
2008	59
2009	55
Remaining years	588

Total minimum future lease payments (a)	$909

(a)	Generation’s tolling agreements are accounted for as operating leases and are reflected as net capacity purchases in the energy commitments table above.

     Rental expense under operating leases totaled $64 million, $57 million and $85 million in 2004, 2003, and 2002, respectively.

     For information regarding Exelon’s capital lease obligations, see Note 12 – Long Term Debt.

Litigation

     Retail Rate Law. In 1996, three developers of non-utility generating facilities filed litigation against various Illinois officials claiming that the enforcement against those facilities of an amendment to Illinois law removing the entitlement of those facilities to state-subsidized payments for electricity sold to ComEd after March 15, 1996 violated their rights under Federal and state constitutions. The developers also filed suit against ComEd for a declaratory judgment that their rights under their contracts with ComEd were not affected by the amendment and for breach of contract. On November 25, 2002, the court granted the developers’ motions for summary judgment. The judge also entered a permanent injunction enjoining ComEd from refusing to pay the retail rate on the grounds of the amendment and Illinois from denying ComEd a tax credit on account of such purchases. On March 9, 2004, the Illinois Appellate Court reversed the trial court. The Appellate Court held that the 1996 law does apply to the developers’ facilities and, therefore, they are not entitled to subsidized payments. The Court expressly ruled that the breach of contract claims against ComEd are dismissed with prejudice. Two of the developers sought review of the Appellate Court’s decision by the Illinois Supreme Court. On May 26, 2004, the Supreme Court declined to hear the earlier-filed of the two appeals. On October 6, 2004, the Supreme Court declined to hear the final appeal. The time for further appeals has now passed. Related claims remain pending in the trial court.

     Real Estate Tax Appeals. PECO and Generation each have been challenging real estate taxes assessed on nuclear plants. PECO is involved in litigation in which it is contesting taxes assessed in 1997 under the Pennsylvania Public Utility Realty Tax Act of March 4, 1971, as amended (PURTA), and has appealed local real estate assessments for 1998 and 1999 on the Limerick Generating Station (Montgomery County, PA) (Limerick) and Peach Bottom Atomic Power Station (York County, PA) (Peach Bottom) plants. Generation is involved in real estate tax appeals for 2000 through 2004, also regarding the valuation of its Limerick and Peach Bottom plants, Quad Cities Station (Rock Island County, IL), Three Mile Island Nuclear Station (Dauphin County, PA) and Oyster Creek Nuclear Generating Station (Forked River, NJ).

     During 2003, upon completion of updated nuclear plant appraisal studies, Exelon recorded reductions of $74 million to reserves recorded for exposures associated with the real estate taxes. Exelon believes its reserve balances for exposures associated with the real estate taxes as of December 31, 2004 reflect the probable expected outcome of the litigation and appeals proceedings in accordance with SFAS No. 5, “Accounting for Contingencies.” The ultimate outcome of such matters, however, could result in unfavorable or favorable adjustments to the consolidated financial statements of Exelon and such adjustments could be material.

     General. Exelon is involved in various other litigation matters that are being defended and handled in the ordinary course of business. Exelon maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on Exelon’s financial condition, results of operations or cash flows.

Capital Commitments

     SCEP. Generation has a 71% interest in SCEP, which owns a peaking facility in Chicago. SCEP is obligated to make total equity distributions of $49 million through 2022 to the party, which is not affiliated with Exelon, that owns the remaining 29% interest. This amount reflects a return of that party’s investment in SCEP. Generation has the right to purchase, generally at a premium, and the other party has the right to require Generation to purchase, generally at a discount, the 29% interest in SCEP. Additionally, Generation may be required to purchase the remaining 29% interest upon the occurrence of certain events, including Generation’s failure to maintain an investment grade rating. As a result of the adoption of SFAS No. 150 on July 1, 2003, Exelon reclassified the minority interest associated with SCEP to a long-term liability. The total long-term liability related to SCEP was $49 million and $51 million as of December 31, 2004 and 2003, respectively.

     Sithe Call Option. On September 29, 2004, Generation exercised its call option and entered into an agreement to acquire Reservoir’s 50% interest in Sithe for $97 million. The closing of the call required state and Federal regulatory approvals, which were received in January 2005, and the transaction was completed on January 31, 2005. See Note 3 – Sithe and Note 25 – Subsequent Events for additional information.

Credit Contingencies

     Dynegy. As previously disclosed, Generation is counterparty to Dynegy in various energy transactions and had financial and credit risk associated with Dynegy through Generation’s investment in Sithe at December 31, 2004. On January 31, 2005, Generation sold its investment in Sithe and, accordingly, is no longer subject to potential financial risk associated with Dynegy’s performance under the financial swap arrangement that Dynegy had with Sithe. See Note 25 – Subsequent Events for further discussion of Generation’s sale of Sithe.

Income Taxes

     Refund Claims. ComEd and PECO have entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. ComEd and PECO previously made refundable prepayments to the tax consultants of $11 million and $5 million, respectively. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash outflows to ComEd and PECO related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd and PECO. A portion of ComEd’s tax benefits, including any associated interest for periods prior to the PECO / Unicom Merger, would be recorded as a reduction of goodwill pursuant to a reallocation of the PECO / Unicom Merger purchase price. Exelon cannot predict the timing of the final resolution of these refund claims.

     In 2004, the IRS granted preliminary approval for one of ComEd’s refund claims. As such, ComEd believes that it is probable that a fee will ultimately be paid to the tax consultant. Therefore, ComEd recorded an expense of $5 million (pre-tax), which resulted in a decrease to the prepayment from $11 million to $6 million. The charge represents an estimate of the fee to the tax consultant which may be adjusted upward or downward depending on the IRS’ final calculation of the tax and interest benefit. As of December 31, 2004, ComEd had not reflected the tax benefit associated with the refund claim pending final approval of the IRS; however, as described above, the net income statement impact for ComEd is anticipated to be neutral or positive.

     See Note 25 – Subsequent Events for information regarding the final approval of ComEd’s refund claim.

     Other. Exelon, through its ComEd subsidiary, has taken certain tax positions, which have been disclosed to the IRS to defer the tax gain on the 1999 sale of its fossil generating assets. See Note 13 – Income Taxes for further information.

21. Supplemental Financial Information

Supplemental Income Statement Information

     The following tables provide additional information about Exelon’s Consolidated Statements of Income for the years ended December 31, 2004, 2003 and 2002.

	For the Years Ended December 31,
	2004	2003	2002

Depreciation, amortization and accretion
Property, plant and equipment(a)	$835	$736	$729
Regulatory assets	418	386	472
Nuclear fuel(b)	380	395	374
Asset retirement obligation accretion (c)	210	160	126
Amortization of intangible assets(d)	90	4	—

Total depreciation, amortization and accretion	1,933	1,681	1,701
Total depreciation, amortization and accretion from discontinued operations	(41)	(10)	(10)

Total depreciation, amortization, and accretion from continuing operations	$1,892	$1,671	$1,691

(a)	Includes amortization of capitalized software costs.

(b)	Included in fuel expense in the Consolidated Statements of Income.

(c)	Prior to the adoption of SFAS No. 143 on January 1, 2003, these amounts were recorded in depreciation expense. Upon adoption of SFAS No. 143, these amounts were recorded in operating and maintenance expense in Exelon’s Consolidated Statements of Income. See Note 14 – Nuclear Decommissioning and Spent Fuel Storage for further discussion of the adoption of SFAS No. 143.

(d)	$6 million was reflected as a reduction in revenues and $32 million related to the amortization of Sithe assets and is reflected in discontinued operations in the Consolidated Statements of Income. See Note 3 – Sithe and Note 25 – Subsequent Events for a description of Sithe’s intangible assets that are reflected in Exelon’s Consolidated Balance Sheets at December 31, 2004 and a description of the sale of Sithe that was completed on January 31, 2005.

	For the Years Ended December 31,
	2004	2003	2002

Income (loss) in equity method investments
Financing trusts of ComEd and PECO (a)	$(44)	$—	$—
AmerGen (b)	—	47	64
Sithe (c)	(11)	2	23
Synfuel	(84)	—	—
Affordable housing projects (d)	(9)	(10)	(10)
Communications joint ventures and other investments	(5)	(6)	3

Total income (loss) in equity method investments	(153)	33	80
Total income (loss) in equity method investments from discontinued operations	(1)	—	6

Total income (loss) in equity method investments from continuing operations	$(154)	$33	$86

(a)	Financing trusts were deconsolidated as of December 31, 2003.

(b)	Prior to the acquisition of British Energy’s 50% interest in December 2003.

(c)	Includes losses incurred prior to Sithe’s consolidation as of March 31, 2004 and losses from Sithe’s investments in TEG and TEP prior to their sale in October 2004. See Note 3 – Sithe for additional information.

(d)	Prior to the sale of investments on October 15, 2004 and November 12, 2004.

	For the Years Ended December 31,
	2004	2003		2002

Taxes other than income
Utility (a)	$439	$440		$439
Real estate	151	65	(b)	149
Payroll	100	92		98
Other	29	(16	)(c)	23

Total taxes other than income	719	581		709
Total taxes and other income from discontinued operations	(9)	(11)		(4)

Total taxes other than income from continuing operations	$710	$570		$705

(a)	Municipal and state utility taxes are also recorded in revenues on Exelon’s Consolidated Statements of Income.

(b)	Includes the reduction of $74 million of property tax accruals during 2003 as described in Note 20 – Commitments and Contingencies.

(c)	Includes a credit of $25 million in 2003 due to a favorable settlement of coal use tax issues at ComEd related to periods prior to the PECO / Unicom Merger.

	For the Years Ended December 31,
	2004		2003	2002

Other, net
Investment income	$14		$21	$33
Net loss on early extinguishment of debt	(130)		—	—
Gain (loss) on disposition of assets, net (a)	167		(3)	201
Decommissioning-related activities
Decommissioning trust fund income (b)	194		79	77
Decommissioning trust fund income — AmerGen (b)	43		—	—
Other-than-temporary impairment of decommissioning trust funds (c)	(268)		—	—
Regulatory offset to non-operating decommissioning- related activities (d)	66		(79)	—
Interest associated with Federal income taxes	—		(14)	—
Impairment of investment in Sithe	—		(255)	—
Impairment of investments and other assets	(19)		(38)	(47)
Net direct financing lease income	21		20	18
Gain on settlement of note receivable	18		—	—
AFUDC	4		9	19 (e)
Reserve for potential plant disallowance	—		12	(12)
Other	30		(13)	15

Total other, net	$140		$(261)	$304
Total other, net from discontinued operations	(77	) (f)	17	23

Total other, net from continuing operations	$63		$(244)	$327

(a)	See Note 2 – Acquisitions and Dispositions for further discussion.

(b)	Includes investment income and realized gains (losses).

(c)	Includes other-than-temporary impairments totaling $255 million, $5 million and $8 million on nuclear decommissioning trust funds for the former ComEd units, the former PECO units and the AmerGen units, respectively.

(d)	Includes the elimination of non-operating decommissioning-related activity for those units that are subject to regulatory accounting, including the elimination of decommissioning trust fund income and other-than-temporary impairments for certain nuclear units. See Note 14 – Nuclear Decommissioning and Spent Fuel Storage and Note 16 – Fair Value of Financial Assets and Liabilities for more information regarding the regulatory accounting applied for certain nuclear units.

(e)	In 2002, the debt portion of AFUDC of $8 million was recorded as a non-cash credit to other, net. Subsequent to 2002, the debt portion of AFUDC was recorded as a non-cash credit to interest expense.

(f)	Consists primarily of gain on sale of Exelon Thermal Holdings, Inc. (Thermal) ($46 million), gain on sale of Exelon Services, Inc. (Services) ($9 million) and gain on settlement of note receivable ($18 million).

Supplemental Cash Flow Information

The following table provides additional information about Exelon’s Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002.

	For the Years Ended December 31,
	2004	2003	2002

Cash paid during the year
Interest (net of amount capitalized)	$888	$801	$905
Income taxes (net of refunds)	205	728	614
Non-cash investing and financing activities
Increase in asset retirement cost	829	—	—
Disposition of Boston Generating (a)	102	—	—
Note cancelled in conjunction with the acquisition of Sithe International from Sithe	92	—	—
Consolidation of Sithe pursuant to FIN 46-R	85	—	—
Purchase accounting estimate adjustments	36	59	—
Non-cash issuance of common stock	26	16	3
Issuance of note payable to acquire synthetic fuel interests	22	238	—
Resolution of certain tax matters and PECO / Unicom Merger severance adjustment	14	—	14
Capital lease obligations	1	—	52
Note received in connection with the sale of Sithe to Reservoir	—	92	—
Note issued to Sithe in the Exelon New England acquisition	—	2	534
Contribution of land from minority interest of consolidated subsidiary	—	—	12

(a)	See Note 2 – Acquisitions and Dispositions for additional information regarding the disposition of Boston Generating.

Supplemental Balance Sheet Information

     The following tables provide additional information about assets recorded within Exelon’s Consolidated Balance Sheets as of December 31, 2004 and 2003.

December 31, 2004	Energy Delivery	Generation	Exelon

Investments
Equity method investments:
Direct financing leases	$—	$—	$486
Financing trusts (a)	139	—	139
TEG and TEP (b)	—	79	79
Energy services and other ventures	2	10	14

Total equity method investments	141	89	718

Other investments:
Employee benefit trusts and investments	59	14	85
Energy services and other ventures	—	—	1

Total other investments	59	14	86

Total investments	$200	$103	$804

(a)	Includes investments in financing trusts which were not consolidated within the financial statements of Exelon at December 31, 2004 pursuant to the provisions of FIN 46-R. See Note 1- Significant Accounting Policies for further discussion of the effects of FIN 46-R.

(b)	Generation acquired 49.5% interests in two facilities in Mexico on October 13, 2004. See Note 3 – Sithe for further information on this transaction.

December 31, 2003	Energy Delivery	Generation	Exelon

Investments
Equity method investments:
Direct financing leases	$—	$—	$465
Financing trusts (a)	196	—	196
Affordable housing projects	—	—	77
Investment in EXRES, SHC Inc. (b)	—	47	47
Energy services and other ventures	2	11	44
Communications ventures	1	—	29

Total equity method investments	199	58	858

Other investments:
Employee benefit trusts and investments	53	7	72
Energy services and other ventures	—	—	25

Total other investments	53	7	97

Total investments	$252	$65	$955

(a)	Includes investments in financing trusts which were not consolidated within the financial statements of Exelon at December 31, 2004 pursuant to the provisions of FIN 46-R. See Note 1- Significant Accounting Policies for further discussion of the effects of FIN 46-R.

(b)	On November 25, 2003, Generation, Reservoir and Sithe completed a series of transactions that restructured the ownership of Sithe, with Generation continuing to own a 50% interest in Sithe through EXRES SHC, Inc. See Note 3 – Sithe and Note 25 – Subsequent Events for further information on these transactions and the sale of Sithe in 2005.

     Like-Kind Exchange Transaction. Prior to the PECO / Unicom Merger, UII, LLC (formerly Unicom Investments, Inc.) (UII), a wholly owned subsidiary of Exelon, entered into a like-kind exchange transaction pursuant to which approximately $1.6 billion was invested in passive generating station leases with two separate entities unrelated to Exelon. The generating stations were leased back to such entities as part of the transaction. For financial accounting purposes, the investments are accounted for as direct financing lease investments. UII holds the leasehold interests in the generating stations in several separate bankruptcy remote, special purpose companies it directly or indirectly wholly owns. Under the terms of the lease agreements, UII received a prepayment of $1.2 billion in the fourth quarter of 2000, which reduced the investment in the lease. The remaining payments are payable at the end of the thirty-year lease and there are no minimum scheduled lease payments to be received over the next five years. The components of the net investment in the direct financing leases were as follows:

	December 31,
	2004	2003

Total minimum lease payments	$1,492	$1,492
Less: unearned income	1,006	1,027

Net investment in direct financing leases	$486	$465

	December 31,
	2004	2003

Other deferred debits and other assets
Intangible assets (a)	$804	$429
Long-term prepaid state income taxes (b)	201	208
Long-term emission allowances	82	81
Chicago agreement (c)	59	63
Chicago arbitration settlement (d)	55	59
Other	217	151

Total	$1,418	$991

(a)	See Note 9 – Intangible Assets for further information.

(b)	Long-term prepaid state income taxes relate to ComEd’s overpayment of state income taxes. The overpayment will be applied towards future state income tax payments.

(c)	On February 20, 2003, ComEd entered into separate agreements with Chicago and with Midwest Generation. Under the terms of the agreement with Chicago, ComEd will pay Chicago and other parties a total of $63 million over ten years and be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil stations in 1999, to build a 500-MW generation facility. These payments were deferred and are amortized ratably over the life of the franchise agreement with Chicago through 2020.

(d)	On March 22, 1999, ComEd reached a settlement agreement with Chicago to end the arbitration proceeding between ComEd and Chicago regarding the January 1, 1992 franchise agreement and a supplement agreement. As part of the settlement agreement, ComEd paid $25 million each year from 1999 to 2002 to help ensure an adequate and reliable electric supply for Chicago. These payments were deferred and are amortized ratably over the life of the franchise agreement with Chicago through 2020.

     The following tables provide information about the regulatory assets and liabilities of ComEd and PECO as of December 31, 2004 and 2003.

	December 31,
ComEd	2004	2003

Regulatory assets (liabilities)
Nuclear decommissioning	$(1,433)	$(1,183)
Removal costs	(1,011)	(973)
Reacquired debt costs and interest-rate swap settlements	118	172
Recoverable transition costs	87	131
Deferred income taxes	4	(61)
Other	31	23

Total	$(2,204)	$(1,891)

	December 31,
PECO	2004	2003

Regulatory assets (liabilities)
Competitive transition charges	$3,936	$4,303
Deferred income taxes	747	762
Non-pension postretirement benefits	52	58
Reacquired debt costs	42	49
MGP regulatory asset	32	34
DOE facility decommissioning	19	26
Nuclear decommissioning	(46)	(12)
Other	8	6

Long-term regulatory assets	4,790	5,226
Deferred energy costs (current asset)	71	81

Total	$4,861	$5,307

     Nuclear decommissioning. These amounts represent future nuclear decommissioning costs that exceed (regulatory asset) or are less than (regulatory liability) the associated decommissioning trust fund assets. Exelon believes the trust fund assets, including prospective earnings thereon and any future collections from ratepayers, will equal the associated future decommissioning costs at the time of decommissioning. See Note 14 – Nuclear Decommissioning and Spent Fuel Storage.

     Removal costs. These amounts represent funds received from ratepayers to cover the future removal of property, plant and equipment. See Note 7 – Property, Plant and Equipment for further information.

     Reacquired debt costs and interest-rate swap settlements. The reacquired debt costs represent premiums paid for the early extinguishment and refinancing of long-term debt, which is amortized over the life of the new debt issued to finance the debt redemption. Interest-rate swap settlements are deferred and amortized over the period that the related debt is outstanding.

     Recoverable transition costs. These charges, related to amounts that would have been unrecoverable but for the recovery mechanism, such as the CTC allowed under the Illinois restructuring act, are amortized based on the expected return on equity of ComEd in any given year. ComEd expects to fully recover and amortize these charges by the end of 2006, but may increase or decrease its annual amortization to maintain its earnings within the earnings cap provisions established by Illinois legislation. See Note 5 – Regulatory Issues for discussion of recoverable transition cost amortization.

     Deferred income taxes. These costs represent the difference between the method by which the regulator allows for the recovery of income taxes and how income taxes would be recorded by unregulated entities. Regulatory assets and liabilities associated with deferred income taxes, recorded in compliance with SFAS No. 71 and SFAS No. 109, include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the rate-making policies of the ICC and PUC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates. See Note 13 – Income Taxes.

     Competitive transition charges. These charges represent PECO’s stranded costs that the PUC determined would be recoverable through regulated rates. These costs are related to the deregulation of the generation portion of the electric utility business in Pennsylvania. The CTC includes intangible transition property sold to PETT, an unconsolidated subsidiary of PECO, in connection with the securitization of PECO’s stranded cost recovery. These charges are being amortized through December 31, 2010 with a return on the unamortized balance of 10.75%.

     Non-pension postretirement benefits. These costs are the result of transitioning to SFAS No. 106 in 1993, which are recoverable in rates through 2012.

     MGP regulatory asset. These costs represent estimated MGP-related environmental remediation costs at PECO which are recoverable through regulated gas rates.

     DOE facility decommissioning. These costs represent PECO’s share of recoverable decommissioning and decontamination costs of the DOE nuclear fuel enrichment facilities established by the National Energy Policy Act of 1992.

     Deferred energy costs (current asset). These costs represent fuel costs recoverable under the purchase gas adjustment clause.

     Recovery of regulatory assets. The regulatory assets related to deferred income taxes and non-pension post retirement benefits did not require a cash outlay of investor supplied funds; consequently, these costs are not earning a rate of return. Recovery of the regulatory assets for loss on reacquired debt, recoverable transition costs, MGP remediation costs and deferred energy costs is provided for through regulated revenue sources. Therefore, these costs are earning a rate of return.

     The following tables provide additional information about liabilities recorded within Exelon’s Consolidated Balance Sheets as of December 31, 2004 and 2003.

	December 31,
	2004	2003

Accrued expenses
Compensation-related accruals (a)	$346	$329
Taxes accrued	312	336
Interest accrued	252	247
Severance accrued	69	139
Other accrued expenses	164	209

Total	$1,143	$1,260

(a)	Primarily includes accrued payroll, bonuses and other incentives, vacation and benefits.

     The following tables provide additional information about accumulated other comprehensive income recorded within Exelon’s Consolidated Balance Sheets as of December 31, 2004 and 2003.

	December 31,
	2004	2003

Accumulated other comprehensive loss
Minimum pension liability	$(1,372)	$(980)
Net unrealized loss on cash-flow hedges	(138)	(140)
Unrealized gain on marketable securities	61	10
Foreign currency translation adjustment	3	1

Total accumulated other comprehensive loss	$(1,446)	$(1,109)

22. Segment Information

     Exelon operates in two business segments: Energy Delivery (ComEd and PECO) and Generation. Exelon evaluates the performance of its business segments based on net income. Exelon has sold or unwound substantially all components of the businesses associated with the Enterprises segment. As a result, Enterprises is no longer reported as a segment. Enterprises is included within the “other” category in the table for all periods presented. Other consists of corporate operations, including Exelon Business Services Company, Enterprises and investments in synthetic fuel-producing facilities.

     Energy Delivery’s business consists of the purchase and regulated sale of electricity and distribution and transmission services by ComEd in northern Illinois, including the City of Chicago, and by PECO in southeastern Pennsylvania, including the City of Philadelphia, and the purchase and regulated sale of natural gas and distribution services by PECO in the Pennsylvania counties surrounding the City of Philadelphia. Generation consists principally of the electric generating facilities and wholesale energy marketing operations of Generation, the competitive retail sales business of Exelon Energy Company, Generation’s interest in Sithe and certain other generation projects.

     See Note 2 – Acquisitions and Dispositions for information regarding dispositions within the Generation segment and Enterprises in 2004 and 2003 and Note 3 – Sithe and Note 25 – Subsequent Events regarding the sale of Sithe in 2005. Also, see Note 26 – Discontinued Operations for information regarding Exelon’s and Generation’s discontinued operations.

     Effective January 1, 2004, Enterprises’ competitive retail sales business, Exelon Energy Company, was transferred to Generation. Segment information for 2003 and 2002 included in the table below has been adjusted to reflect Exelon Energy Company as part of the Generation segment.

     An analysis and reconciliation of Exelon’s business segment information to the respective information in the consolidated financial statements are as follows:

	Energy			Intersegment
	Delivery	Generation(a)	Other	Eliminations	Consolidated

Total revenues:
2004	$10,290	$7,703	$670	$(4,530)	$14,133
2003	10,202	8,586	792	(4,432)	15,148
2002	10,457	7,117	979	(4,493)	14,060
Intersegment revenues:
2004	$27	$3,841	$669	$(4,537)	$—
2003	76	3,920	479	(4,475)	—
2002	76	4,000	430	(4,506)	—
Depreciation and amortization:
2004	$928	$286	$81	$—	$1,295
2003	873	200	42	—	1,115
2002	978	291	61	—	1,330
Operating expenses:
2004	$7,659	$6,664	$842	$(4,531)	$10,634
2003	7,579	8,689	904	(4,433)	12,739
2002	7,597	6,630	1,046	(4,493)	10,780
Interest expense:
2004	$672	$103	$61	$(8)	$828
2003	747	88	47	(9)	873
2002	854	78	74	(51)	955
Income taxes:
2004	$706	$401	$(394)	$—	$713
2003	718	(176)	(153)	—	389
2002	765	225	10	—	1,000
Income from continuing operations
2004	$1,128	$657	$85	$—	$1,870
2003	1,170	(238)	(40)	—	892
2002	1,268	355	67	—	1,690
Income (loss) from discontinued operations
2004	$—	$(16)	$(13)	$—	$(29)
2003	—	(21)	(78)	—	(99)
2002	—	10	(30)	—	(20)
Cumulative effect of changes in accounting principles:
2004	$—	$32	$(9)	$—	$23
2003	5	108	(1)	—	112
2002	—	2	(232)	—	(230)
Net income (loss):
2004	$1,128	$673	$63	$—	$1,864
2003	1,175	(151)	(119)	—	905
2002	1,268	367	(195)	—	1,440
Capital expenditures:
2004	$946	$960	$15	$—	$1,921
2003	962	953	39	—	1,954
2002	1,041	991	118	—	2,150
Total assets:
2004	$27,574	$16,438	$(1,242)	$—	$42,770
2003	28,369	14,765	(1,198)	—	41,936
2002	27,036	11,059	(226)	—	37,869

(a)	Effective January 1, 2004, Enterprises’ competitive retail sales business, Exelon Energy Company, was transferred to Generation. Segment information for 2003 and 2002 included in the table above has been adjusted to reflect Exelon Energy Company as part of the Generation segment.

23. Related Party Transactions

     Exelon’s financial statements reflect related-party transactions with unconsolidated affiliates as reflected in the tables below. Exelon accounted for its investment in AmerGen as an equity investment prior to the acquisition of the remaining 50% interest in December 2003 and its investment in Sithe as an equity method investment prior to its consolidation as of March 31, 2004.

	For the Years Ended December 31,
	2004	2003	2002

Operating revenues from PETT	$10	$—	$—
Operating revenues from ComEd Transitional Funding Trust	3	—	—
Purchased power from AmerGen (a)	—	382	273
Interest income from AmerGen (b)	—	1	2
Interest expense to financing affiliates (c)
ComEd Transitional Funding Trust	85	—	—
ComEd Financing II	13	—	—
ComEd Financing III	13	—	—
PETT	235	—	—
PECO Trust III	6	—	—
PECO Trust IV	6	3	—
Interest expense to Sithe (d)	—	9	2
Services provided to AmerGen (e)	—	111	70
Services provided to Sithe (f)	—	—	1
Services provided by Sithe (g)	—	—	13
Equity in earnings (losses) from unconsolidated affiliates
ComEd Funding LLC	(20)	—	—
ComEd Financing III	1	—	—
PETT	(25)	—	—

	December 31,
	2004	2003

Receivables from affiliates (current)
ComEd Transitional Funding Trust	$9	$9
Investment in subsidiaries
ComEd Funding LLC	36	56
ComEd Financing II	10	11
ComEd Financing III	6	6
PETT	77	104
PECO Energy Capital Corp	4	16
PECO Trust IV	6	3
Receivables from affiliates (noncurrent)
ComEd Transitional Funding Trust	10	9
PECO Trust IV	—	1
Payables to affiliates (current)
ComEd Financing II	6	6
ComEd Financing III	4	4
PECO Energy Capital Corp	—	1
PECO Trust III	1	10
Long-term debt to financing trusts (including due within one year)
ComEd Transitional Funding Trust	1,341	1,676
ComEd Financing II	155	155
ComEd Financing III	206	206
PETT	3,456	3,849
PECO Trust III	81	81
PECO Trust IV	103	103

	December 31,
	2004	2003

Note receivable from Sithe (h)	$—	$3
Note payable to Sithe (d)	—	90
Note receivable from EXRES SHC, Inc. (i)	—	92

(a)	Prior to Generation’s purchase of British Energy’s 50% interest in AmerGen in December 2003, AmerGen was an unconsolidated affiliate of Exelon and Generation and was considered to be a related party of Exelon and Generation. Generation entered into PPAs dated June 26, 2003, December 18, 2001 and November 22, 1999 with AmerGen. Generation agreed to purchase 100% of the energy generated by Oyster Creek through April 9, 2009. Generation agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station from January 1, 2002 through December 31, 2014. Generation agreed to purchase all of the residual energy from Clinton not sold to Illinois Power through December 31, 2002. Currently, the residual output is approximately 31% of the total output of Clinton. See Note 2 – Acquisitions and Dispositions for a description of Generation’s purchase of British Energy’s interest in AmerGen in December 2003.

(b)	In February 2002, Generation entered into an agreement to loan AmerGen up to $75 million at an interest rate equal to the 1-month London Interbank Offering Rate plus 2.25%. In July 2002, the limit of the loan agreement was increased to $100 million and the maturity date was extended to July 1, 2003. The principal balance of the loan was repaid in full in 2003.

(c)	In conjunction with the adoption of FIN 46, PECO Trust IV was deconsolidated from Exelon’s financial statements as of July 1, 2003. Additionally, in conjunction with the adoption of FIN 46-R, effective December 31, 2003, the financing trusts of ComEd, namely ComEd Financing II, ComEd Financing III, ComEd Funding LLC and ComEd Transitional Funding Trust, and the other financing trusts of PECO, namely PECO Trust III and PETT, were deconsolidated from Exelon’s financial statements. As a result, $5.3 billion and $6.1 billion of debt was recorded as a debt to financing trusts within the Consolidated Balance Sheets as of December 31, 2004 and 2003, respectively. Prior periods were not restated.

(d)	Under the terms of the agreement to acquire Exelon New England dated November 1, 2002, Generation issued a $534 million note to be paid in full on June 18, 2003 to Sithe. In June 2003, the principal of the note was increased $2 million, and the payment terms of the note were changed. During 2003, Generation paid $446 million on this note. In the first quarter of 2004, Generation paid $27 million prior to consolidation of Sithe in accordance with the provisions of FIN 46-R. The balance of the note, which bore interest at the rate of LIBOR plus 0.875%, was paid upon the completion of a series of transactions that resulted in Generation’s sale of its investment in Sithe on January 31, 2005. See Note 25 – Subsequent Events regarding the sale of Generation’s investment in Sithe.

(e)	Under a service agreement dated March 1, 1999, Generation provides AmerGen with certain operation and support services to the nuclear facilities owned by AmerGen. Generation is compensated for these services at cost.

(f)	Under a service agreement dated December 18, 2000, Generation provides certain engineering and environmental services for fossil facilities owned by Sithe and for certain developmental projects. Generation is compensated for these services at cost.

(g)	Under a service agreement dated December 18, 2000, Sithe provides Generation certain fuel and project development services. Sithe is compensated for these services at cost. Under a service agreement dated November 1, 2002, Sithe provides Generation certain transition services related to the transition of the Exelon New England asset acquisition, which occurred in November 2002.

(h)	In December 2003, Sithe received letter of credit proceeds of $3 million, which Generation was billed on behalf of Sithe.

(i)	In connection with a series of transactions in November 2003 that restructured the ownership of Sithe (see Note 3 – Sithe for additional information), Exelon received a $92 million note receivable from EXRES SHC, Inc, which holds the common stock of Sithe. Exelon owns 50% of EXRES SHC, Inc. and consolidated its investment pursuant to FIN 46-R effective March 31, 2004. Prior to the consolidation of EXRES SHC, Inc. in connection with FIN 46-R, EXRES SHC, Inc. was an unconsolidated affiliate of Exelon and was considered to be a related party to Exelon. This note was cancelled in connection with the purchase of Sithe International. See Note 3 – Sithe for additional information.

24. Quarterly Data (Unaudited)

     The data shown below include all reclassifications which Exelon considers necessary for a fair presentation of such amounts:

					Income (Loss) Before the
			Operating		Cumulative Effect of Changes
	Operating Revenues		Income (Loss)		in Accounting Principles		Net Income (Loss)
	2004	2003	2004 (a)	2003 (b)	2004	2003	2004	2003

Quarter ended:
March 31(c)	$3,635	$3,855	$771	$810	$380	$249	$412	$361
June 30 (d)	3,438	3,536	853	830	521	372	521	372
September 30	3,748	4,288	1,198	20	577	(102)	568	(102)
December 31 (e)	3,312	3,469	677	749	363	274	363	274

(a)	Operating income has been adjusted to reflect a reclassification from operating and maintenance expense to other, net of $30 million and $28 million, for the three months ended March 31, 2004 and June 30, 2004, respectively, for comparison purposes related to decommissioning accounting presentation. These reclassifications had no impact on net income as reported.

(b)	Operating income has been adjusted to reflect a reclassification from operating and maintenance expense to other, net of $31 million, $22 million, $23 million and $3 million for the three months ended March 31, 2003, June 30, 2003, September 30, 2003 and December 31, 2003 respectively, for comparison purposes related to decommissioning accounting presentation. These reclassifications had no impact on net income as reported.

(c)	Operating income, income before the cumulative effect of changes in accounting principles and net income for the three months ended March 31, 2004 have been adjusted to reflect a reduction in net periodic postretirement benefit cost of $6 million due to the adoption of FSP FAS 106-2. See Note 1 – Significant Accounting Policies for additional information.

(d)	During the second quarter of 2004, Enterprises sold its Chicago business of Thermal and recorded a gain of $45 million (before income taxes). The results of Thermal have been classified as discontinued operations within the Consolidated Statements of Income.

(e)	During the fourth quarter of 2003, Enterprises recorded impairment charges of $14 million (before income taxes) related to the classification of the assets and liabilities of Exelon Services as held for sale. The results of Exelon Services have been classified as discontinued operations within the Consolidated Statements of Income.

			Earnings (Loss) per Basic
	Average Basic		Share Before the Cumulative		Net Income
	Shares Outstanding		Effect of Changes		(Loss) per
	(in millions)		in Accounting Principles		Basic Share
	2004	2003	2004	2003	2004	2003

Quarter ended:
March 31(a)	659	648	$0.58	$0.39	$0.63	$0.57
June 30	661	650	0.79	0.57	0.79	0.57
September 30	661	652	0.87	(0.16)	0.86	(0.16)
December 31	664	655	0.55	0.42	0.55	0.42

(a)	Earnings per basic share before the cumulative effect of changes in accounting principles and net income per basic share for the three months ended March 31, 2004 have been increased by $0.01 to reflect a reduction in net periodic postretirement benefit cost due to the adoption of FSP FAS 106-2. See Note 1 – Significant Accounting Policies for additional information.

			Earnings (Loss) per Diluted
	Average Diluted		Share Before the Cumulative		Net Income
	Shares Outstanding		Effect of Changes		(Loss) per
	(in millions)		in Accounting Principles		Diluted Share
	2004	2003	2004	2003	2004	2003

Quarter ended:
March 31(a)	665	652	$0.56	$0.38	$0.62	$0.55
June 30	667	655	0.78	0.57	0.78	0.57
September 30	669	652	0.86	(0.16)	0.85	(0.16)
December 31	672	661	0.54	0.41	0.54	0.41

(a)	Earnings per diluted share before the cumulative effect of changes in accounting principles and net income per diluted share for the three months ended March 31, 2004 have been increased by $0.01 to reflect a reduction in net periodic postretirement benefit cost due to the adoption of FSP FAS 106-2. See Note 1 – Significant Accounting Policies for additional information.

     The following table presents the New York Stock Exchange – Composite Common Stock Prices and dividends by quarter on a per share basis:

	2004				2003
	Fourth	Third	Second	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

High price	$44.90	$37.90	$34.89	$34.43	$33.31	$31.98	$30.46	$27.60
Low price	36.73	32.69	30.92	32.18	30.48	27.09	24.83	23.04
Close	44.07	36.69	33.29	34.43	33.18	31.75	29.91	25.21
Dividends	0.400	0.305	0.275	0.275	0.250	0.250	0.230	0.230

25. Subsequent Events

ComEd

     In the first quarter 2005, ComEd received final approval of the income tax refund described in Note 20 – Commitments and Contingencies; however the calculation of the claim, including interest has not been finalized. As a portion of the refund will be recorded against goodwill under the provisions of EITF Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination,” the net result is not anticipated to have a material impact on Exelon’s results of operations.

Generation

     On January 31, 2005, subsidiaries of Generation completed a series of transactions that resulted in Generation’s sale of its investment in Sithe. Specifically, subsidiaries of Generation closed on the acquisition of Reservoir’s 50% interest in Sithe and the sale of 100% of Sithe to Dynegy. Prior to closing on the sale to Dynegy, subsidiaries of Generation received from Sithe approximately $65 million in cash distributions. As a result of the sale, Exelon will deconsolidate from its balance sheet approximately $820 million of debt and will be released from approximately $125 million of credit support associated with the Independence project.

Additionally, Exelon issued certain guarantees to Dynegy that will be taken into account in the final determination of the gain or loss on the sale. See further information regarding Generation’s investment in Sithe at Note 3 – Sithe.

26. Discontinued Operations

     As discussed in Note 25 – Subsequent Events, on January 31, 2005, subsidiaries of Generation completed a series of transactions that resulted in Generation’s sale of its investment in Sithe. In addition, during 2004 and 2003, Exelon sold or unwound substantially all components of Enterprises and AllEnergy Gas & Electric Marketing LLC (AllEnergy), a business within Exelon Energy. Significant operating entities of Enterprises that have been reported in discontinued operations include Exelon Thermal Holdings, Inc., Exelon Services, Inc., and F&M Holdings Company LLC. As a result, the results of operations and any gain or loss on the sale of qualifying components of Enterprises have been presented as discontinued operations for 2004, 2003 and 2002 within Exelon’s Consolidated Statements of Income. The following tables summarize the results of operations of these entities:

2004	Sithe (a)	Enterprises	AllEnergy	Total

Total operating revenues	$227	$154	$8	$389
Operating income (loss)	(7)	(57)	(2)	(66)
Income (loss) before income taxes and minority interest	(58)	(5)	(2)	(65)

(a)	Includes Sithe’s results of operations from April 1, 2004 through December 31, 2004. See Note 25 – Subsequent Events for further information regarding the sale of Sithe.

2003	Enterprises (a)	AllEnergy	Total

Total operating revenues	$533	$174	$707
Operating income (loss)	(97)	(35)	(132)
Income (loss) before income taxes and minority interest	(123)	(35)	(158)

2002	Enterprises (a)	AllEnergy	Total

Total operating revenues	$703	$203	$906
Operating income (loss)	(1)	20	19
Income (loss) before income taxes and minority interest	(39)	18	(21)

     As discussed in Note 2 – Acquisitions and Dispositions, Exelon sold the electric construction and services, underground and telecom businesses of InfraSource in 2003 and sold its indirect wholly owned subsidiary Boston Generating in 2004. Because Exelon maintains significant continuing involvement with these entities, they have not been classified as discontinued operations within Exelon’s Consolidated Statements of Income.